Filed Pursuant to Rule 424(b)(1)

Registration Statement File No. 333-169279

PROSPECTUS

3,000,000 Shares

Uni-Pixel, Inc.

Common Stock

We are offering 3,000,000 shares of our common stock.

Our common stock is currently quoted on The NASDAQ Capital Market under the symbol “UNXLD” until January 7, 2011, and will thereafter be quoted as “UNXL”. On December 10, 2010, the last reported sale price for our common stock was $5.25 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 6 for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$5.00	$15,000,000
Underwriting discounts and commissions	$.50	$1,500,000
Proceeds to Uni-Pixel, Inc. (before expenses)	$4.50	$13,500,000

The underwriter also may purchase up to an additional 450,000 shares of our common stock within 45 days of the date of this prospectus to cover over-allotments, if any, on the same terms set forth above.

In connection with this offering, we have also agreed to issue to MDB Capital Group LLC a warrant to purchase shares of our common stock in an amount up to 10% of the shares of common stock sold in this offering. If MDB Capital Group LLC exercises this warrant, we anticipate each share of common stock may be purchased at $6.00 per share (120% of the price of the shares of common stock sold in this offering).

The underwriter expects to deliver the shares on or about December 15, 2010.

MDB Capital Group LLC

The date of this prospectus is December 13, 2010.

We are a technology leader in the optical design and manufacturing of large area microstructured polymer film materials and related technologies for the display, flexible electronics, energy, transportation and entertainment industries. Our microstructured polymer films are designed to lower the cost and improve functionality and performance of devices in the display market. Technological advances have enabled our PEFs to be produced at high volume with low costs, and over wide area flexible substrates. Better Sensitivity Our microstructured polymer film utilizes copper and plastic film making it less expensive and more sensitive. Flexible & Scalable Our microstructured polymer film is flexible enough for large applications or smaller handheld devices. Innovative Technology Our product weighs a fraction of similar glass products and the cost is significantly less - up to 80% less than glass.

Unless otherwise stated or the context otherwise requires, the terms “Uni-Pixel,” “we,” “us,” “our” and the “Company” refer to Uni-Pixel, Inc. and its subsidiary on a consolidated basis.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with additional or different information.  The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

No dealer, salesperson or any other person is authorized in connection with this offering to give any information or make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any circumstance in which the offer or solicitation is not authorized or is unlawful.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION CONTAINED IN THIS PROSPECTUS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act. Forward looking statements give our current expectations or forecasts of future events.  You can identify these statements by the fact that they do not relate strictly to historical or current facts.  You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “would,” “should,” “could,” “may,” “will” or other similar expressions in this prospectus. These statements may be found under the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” included in this prospectus, as well as in this prospectus generally.  In particular, these include statements relating to future actions, prospective products and technologies, future performance or results of anticipated products, expenses, and financial results. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•                       Our limited cash and a history of losses;

•                       The limited number of suppliers for some of our components;

•                       Our market being characterized by rapidly advancing technology;

•                       Fluctuations in product demand;

•                       The impact of competitive products, technologies and pricing;

•                       Manufacturing capacity constraints and difficulties;

•                       Local, regional, national and international economic conditions and events and the impact they may have on us and our customers;

•                       Continued volatility in the credit and equity markets and the resulting effect on the general economy; and

•                       Our success at managing the risks involved in the foregoing items.

The forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements included in this prospectus or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by federal securities laws. Actual future results may vary materially as a result of various factors, including, without limitation, the risks outlined under the section entitled “Risk Factors” and matters described in this prospectus generally.  In light of these risks and uncertainties, there can be no assurance that the forward looking statements contained in this prospectus will in fact occur.  You should not place undue reliance on these forward looking statements.

Third Party Data

This prospectus also contains estimates and other information concerning our industry, including market size and growth rates, that are based on industry publications, surveys and forecasts, including those generated by the Company.  This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates.  Although we believe the information in these industry publications, surveys and forecasts is reliable, we have not independently verified the accuracy or completeness of the information.  The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.

Over-Allotment Option

Unless otherwise indicated, information in this prospectus assumes that the underwriter will not exercise its option to purchase additional shares.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and does not contain all the information that you need to consider in making your investment decision. You should carefully read this entire prospectus, as well as the information to which we refer you, before deciding whether to invest in the common stock. You should pay special attention to the “Risk Factors” section of this prospectus to determine whether an investment in the common stock is appropriate for you.

This registration statement, including the exhibits and schedules thereto, contains additional relevant information about us and our capital stock. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed or incorporated by reference as an exhibit to the registration statement.

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

About Uni-Pixel, Inc.

We are one of the technology leaders in the optical design and manufacturing of large area microstructured polymer film materials and related technologies for the display, flexible electronics, energy, transportation and entertainment industries. Our microstructured polymer films, which we refer to as Performance Engineered Films (PEFs), are designed to lower the cost and improve functionality and performance of devices in the display market.  Recently, we have made key technological advances that have enabled our PEFs to be produced at high volume with low costs, and over wide area flexible substrates. We have developed two products from these processes. These products are our patent-pending Fingerprint Resistant Films and our transparent conducting film produced with our patent pending UniBoss™ process.

We are a Delaware corporation and were established on February 17, 1998.  Our principal executive offices are located at 8708 Technology Forest Place, Suite 100, The Woodlands, Texas 77381. Our telephone number is (281) 825-4500.  Our website can be accessed at www.unipixel.com.

Our Proprietary Technologies

We focus our research and development on projects that will generate short term revenue that will lead to long term high volume product purchases.  In addition to research and development, we may work on related projects if they are customer funded.  Of our 14 employees, the majority have degrees or advanced degrees in physics, mathematics, chemistry, materials science, and optics. Historically our development efforts have yielded numerous patents, as well as trade secrets and manufacturing know how that we believe gives us a competitive advantage with respect to our current intellectual properties. In May 2010, we sold 20 US Patents, 104 patent applications, and 23 foreign patents.  See “Recent Events” on page 3.  As of December 10, 2010, we have two US patents, seven US patent applications, and three foreign patents applications that cover technology including our Performance Engineered Films and our UniBoss™ process.  Our historic development efforts have guided our recent technological advances and the generation of new intellectual property with respect to our PEFs. Our patent-pending UniBoss™ process is a new flexible electronic manufacturing process whereby we can precisely pattern fine line conductors on a variety of substrates such as glass, circuit boards, and flexible polymer rolls of film in a continuous roll to roll and semi continuous sheet process with high optical transparency.  We are targeting films made by the UniBoss™ process as an alternative to traditional indium tin oxide (ITO) coated transparent materials used in a variety of electronic products.  By replacing the ITO in a display device we can lower the device production cost, reduce the product thickness and weight, and improve the overall efficiency and performance. Furthermore, this process is adaptive with polymer substrates and as a result may enable the production flexible displays. Additionally, during the development of our PEF technology we were able to produce precise microstructured patterns on films that are capable of reducing the appearance of fingerprints on a touch screen as well as improving the responsiveness to touch. We believe our in-house design and prototyping capabilities along with our toll manufacturing partners allows us to be one of the low cost producers for micro-structured films for our markets of interest.

Our Target Markets

We are currently focusing our efforts on applications of our proprietary micro-structure films technology that we call Performance Engineered Films in the following areas:

Transparent Electrically Conductive Films

Our recent development of the UniBoss™ process, which is the ability to print very conductive fine lines with very high light transmission, enables us to enter a large and growing market for transparent touch screens. We believe this technology is a superior replacement to ITO as the transparent conducting layer in a touch screen device. Per calculations derived from DisplaySearch forecasts of the worldwide touch panel market, we believe the UniBoss™ film market for touch panels will be $3-5 billion dollars per year in films sales alone in the next five years. Our breakthrough has its origins in our capabilities to engineer polymer surface structure and energies that allows the deposition of very conductive fine line metal traces. Our transparent conductive films can be produced with our UniBoss™ process at low cost and on large flexible polymer substrates. We believe this enables manufacturers to effectively produce large area touch screens at commercially viable costs with enhanced performance and functionality. In addition, the insertion of this technology into smaller devices will lead to thinner, lighter, lower cost and higher efficiency products.

Since our announcement of the technology in May 2010, we have been approached by several touch screen manufacturers and end users throughout the world to design products based on our technological achievements or know-how. We are aggressively pursuing these commercial opportunities in an expedient fashion.

Finger Print Resistant Cover Films

During the past two years we have designed, developed, and demonstrated large scale production of micro-structured films for use as protective cover films for touch and multi touch electronic computing devices.  We are currently shipping our Clearly Superior Finger Print Resistant (FPR) protective cover films to end users both domestically and internationally. Our FPR films are unique in the market over other similar products in that our unique microstructure makes our films truly finger print resistant versus competitive films. Our Roll-to-Roll production capabilities lead to low production costs which allow us to competitively price our product at or below the price of other products in the market today that we believe are inferior to our products. We sell our films under the Clearly Superior brand as well as private label and original equipment manufacturer, or OEM.  We are currently in discussion with numerous large office products manufacturers, retailers and consumer product manufacturers for incorporation of the product into their stores or at the factory.

Light Extraction and Management Films

We also intend to sell our films as sub-components for use in liquid crystal display (LCD), field sequential LCD (FSC-LCD) and Time Multiplexed Optical Shutter (TMOS) display as back light films and active film sub-components.  We currently are in discussions with a major lighting systems company to integrate our micro-structured light extraction films into both LCD panels and general lighting application.  Both of those opportunities currently utilize billions of square feet of product on an annual basis. We believe our films can capture market share in both applications.

Self Cleaning Films

Our ability to micro-texture and manipulate surface energy properties allow us to create polymer films that are self cleaning.  Basically a self cleaning film is one where the water contact angle is so high that water beads up and rolls off the surface carrying any dirt or contamination along with it during the process.  This process is called the “Lotus Effect” and demonstrated in nature by the Lotus Leaf. We have identified two markets that may be able to take advantage of this type of film which if successful could generate significant revenues for us.  Photovoltaic solar cell modules need these types of films to maintain the efficiency of power generation during exposure to sunlight.  Small amounts of dust and dirt on the surface on the modules can decrease efficiency by as much as 30% so keeping the modules clean is paramount to cost-effectiveness of that product.  Anti-icing films are also of interest to us because of the time and expense spent each year de-icing airplanes that not only cause air traffic delays but also pollutes the environment with hazardous chemicals.  We have film designs under test in both of these areas in order to establish their outdoor weather ability and durability for extended periods of time.

3-D Films

With the release of the movie Avatar in 2009 significant interest has been generated in 3-D content for consumer products such as video games and movies for portable devices.  Since late 2009, we have been engaged by a company to develop micro-structured and printed films to enable a 3-D visual experience on any type of display device. We demonstrated our first prototype in

January 2010 at the Consumer Electronics show in Las Vegas and based on the positive response at that show we continue to improve and enhance the films’ performance for the potential deployment by end-users and consumers for use with their Apple iPhones and iPads.  We have made significant progress on the design and manufacturing of these 3-D films and believe we can have a commercial product ready in 2011.

Recent Events

Effective at 5:00 p.m., Central Time, on December 9, 2010, we amended our certificate of incorporation to effect a reverse stock split at a ratio of 1-for-15.  Also, holders of $950,000 principal amount of our convertible notes outstanding have elected to convert the principal amount and accrued interest owed by us under those notes into shares of our common stock at an exercise price of $5.00 per share. Thus, effective at the closing of this offering, we will also issue 207,605 shares of our common stock to the note holders who elected to convert.  The remaining $2,150,000 principal amount of our convertible notes, plus accrued interest thereon, will be paid at closing out of the proceeds of this offering.

In May 2010, we sold our patents portfolio relating to our next generation color display technology that we called Time Multiplexed Optical Shutter (TMOS) to Rambus Inc. (Rambus).  Following this sale, we no longer are pursuing business opportunities relating to the commercialization of flat panel displays using TMOS architecture and techniques.  We will focus on sub-components in display systems that utilize microstructured and conductive thin films, such as backlights and touch panels.  As part of the patent sale, we entered into an engineering services agreement with Rambus pursuant to which we may choose to provide engineering services as work for hire to further develop the intellectual property Rambus acquired in the sale, as well as provide the micro-structured films used in the manufacture of those devices as a films supplier.

Corporate Information

Our facilities and executive offices are located at 8708 Technology Forest Place, Suite 100, The Woodlands, Texas, 77381, and our telephone number is (281) 825-4500. We were incorporated in Delaware on May 24, 2001.  Additional information about us is available on our website at www.unipixel.com.  The information contained on or that may be obtained from our website is not, and shall not be deemed to be, a part of this prospectus.  Our common stock is currently traded on The NASDAQ Capital Market under the symbol “UNXLD” until January 7, 2011, and will thereafter be traded under the symbol “UNXL”.

Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” beginning on page 6 of this prospectus, as well as other information included in this prospectus, including our consolidated financial statements and the notes thereto, before making an investment decision.

The Offering

The following summary contains basic information about the offering and our common stock and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of our common stock, please refer to the section of this prospectus entitled “Description of Capital Stock.”

Issuer	Uni-Pixel, Inc., a Delaware corporation.

Common stock offered by us	3,000,000 shares of common stock, par value $0.001 per share.

Over-allotment option	We have granted the underwriter an option to purchase up to an additional 450,000 shares of common stock within 45 days of the date of this prospectus in order to cover over-allotments, if any.

Common stock outstanding after this offering	6,681,640 shares of common stock.(1)(2)

Use of Proceeds	We intend to use the net proceeds from the sale of our common stock in this offering for working capital and general corporate purposes.

Market and trading symbol for the common stock	Our common stock is currently listed and traded on The NASDAQ Capital Market under the symbol “UNXLD” until January 7, 2011, and will thereafter be listed and traded under the symbol “UNXL”.

Underwriter common stock purchase warrant

In connection with this offering, we have also agreed to sell to MDB Capital Group, LLC a warrant to purchase up to 10% of the shares of common stock sold in this offering. If this warrant is exercised, each share may be purchased by MDB Capital Group, LLC at $6.00 per share (120% of the price of the shares sold in this offering.)

(1)              The number of shares of our common stock to be outstanding after this offering is based on the number of shares outstanding as of December 10, 2010, including 207,605 shares of our common stock to be issued at the closing of this offering upon conversion of convertible debt in the principal amount of $950,000, plus accrued interest, giving effect to a 1-for-15 reverse stock split effected immediately after the effectiveness of the registration statement of which this prospectus is a part, and excludes:

•                       832,377 shares of our common stock issuable upon exercise of stock options under our stock plans at a weighted average exercise price of $9.01 per share, giving effect to a 1-for-15 reverse stock split effected immediately after the effectiveness of the registration statement of which this prospectus is a part;

•                       1,118,489 shares of our common stock reserved for issuance under various outstanding warrant agreements, at a weighted average exercise price of $7.74 per share, in each case giving effect to a 1-for-15 reverse stock split effected immediately after the effectiveness of the registration statement of which this prospectus is a part and an offering price of $5.00 per share; and

•                       19,999 shares of our common stock reserved for future issuance under our 2005 Equity Incentive Plan; 114,300 shares of our common stock reserved for future issuance under our 2007 Equity Incentive Plan; and 119,993 shares of our common stock reserved for future issuance under our 2010 Equity Incentive Plan, giving effect to a 1-for-15 reverse stock split effected immediately after the effectiveness of the registration statement of which this prospectus is a part.

Unless otherwise specifically stated, information throughout this prospectus assumes that none of our outstanding options or warrants to purchase shares of our common stock are exercised.

(2)              Unless otherwise indicated, the number of shares of common stock presented in this prospectus excludes shares issuable pursuant to the exercise of the underwriter’s over-allotment option.

SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION

You should read the summary selected consolidated financial information presented below in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and our consolidated financial statements and the notes to those consolidated financial statements included in this prospectus.

The following tables set forth selected consolidated financial data for us at and for each of the years in the five-year period ended December 31, 2009 and at and for the nine month periods ended September 30, 2010 and September 30, 2009. The weighted average number of shares outstanding does not reflect the 1-for-15 reverse stock split effected immediately after the effectiveness of the registration statement of which this prospectus is a part.

The selected statement of operations data for the years ended December 31, 2009 and 2008, and the selected statement of financial condition data as of December 31, 2009 and 2008, have been derived from our audited consolidated financial statements for the fiscal year ended December 31, 2009 included in this prospectus.  The selected statement of operations data for the years ended December 31, 2007, 2006 and 2005 and the selected statement of financial condition data as of December 31, 2007, 2006 and 2005 have been derived from our audited consolidated financial statements that are not included in this prospectus.  See “Where You Can Find More Information” to obtain copies of our audited consolidated financial statements for the fiscal years ended December 31, 2007, 2006 and 2005.

The summary financial data at and for the nine month periods ended September 30, 2010 and September 30, 2009 have been derived from our unaudited interim consolidated financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010, which are included in this prospectus. These unaudited interim consolidated financial statements include all adjustments (consisting only of normal recurring adjustments) that we consider necessary for a fair presentation of our financial condition and results of operations as of the dates and for the periods indicated. Historical results are not necessarily indicative of future results and the results for the nine months ended September 30, 2010 are not necessarily indicative of our expected results for the full year ending December 31, 2010.

	At or For the Nine Months Ended September 30,		At or for the Years Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(in thousands, except per share)
	(unaudited)
Statement of Operations Data:
Development contract revenue	140	—	—	—	—	200	20
Costs and expenses:
Cost of development contract revenue	1	—	—	—	—	—	10
Selling, general and administrative	2,285	2,180	2,365	3,293	5,959	3,509	2,332
Research and development	2,211	2,452	2,766	7,476	4,463	2,868	2,759
Total costs and expenses	4,497	4,632	5,131	10,769	10,422	6,377	5,101
Loss from operations	(4,357)	(4,632)	(5,131)	(10,769)	(10,422)	(6,177)	(5,081)
Other income (expense), net	1,407	(77)	(242)	185	(474)	(309)	114
Net loss	(2,950)	(4,709)	(5,373)	(10,584)	(10,896)	(6,486)	(4,967)
Preferred stock dividends and amortization of discount	—	(3,569)	(4,629)	(4,770)	(3,192)	(498)	(774)
Net loss attributable to common shareholders	(2,950)	(8,278)	(10,002)	(15,354)	(14,088)	(6,984)	(5,741)
Per share information:
Net loss per common share — basic and diluted	(0.06)	(0.21)	(0.18)	(0.46)	(0.60)	(0.40)	(0.39)
Preferred stock dividends and amortization of discount	—	(0.15)	(0.15)	(0.21)	(0.17)	(0.04)	(0.06)
Net loss attributable to common shareholders — basic and diluted	(0.06)	(0.36)	(0.33)	(0.67)	(0.77)	(0.44)	(0.45)
Weighted average number of shares outstanding	52,101	22,897	30,098	22,897	18,256	16,033	12,855
Balance Sheet Data:
Cash and cash equivalents	973	880	308	2,036	11,697	20	2,328
Working capital	(2,989)	(1,015)	(2,574)	892	10,755	(3,395)	1,758
Total assets	1,259	1,842	1,177	2,851	12,211	813	3,506
Long-term debt, including current portion	3,092	1,878	2,283	—	—	1,458	202
Total stockholders’ equity (deficit)	(2,887)	(19,638)	(2,128)	(12,667)	1,644	(2,719)	2,815

RISK FACTORS

We are subject to various risks that may materially harm our business, financial condition and results of operations and an investment in our common stock involves a high degree of risk. In evaluating an investment in shares of our common stock, you should carefully consider the risks described below, together with the other information included in this prospectus.

The risks described below are not the only risks we face.  If any of the events described in the following risk factors actually occurs, or if additional risks and uncertainties not presently known to us or that we currently deem immaterial materialize, then our business, results of operations and financial condition could be materially adversely affected. In that event, the trading price of our common stock could decline, and you may lose all or part of your investment in our shares.  The risks discussed below include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements.

Risks Related to Our Business

Our independent registered public accounting firm has issued an unqualified opinion with an explanatory paragraph to the effect that there is substantial doubt about our ability to continue as a going concern.

Our independent registered public accounting firm has issued an unqualified opinion with an explanatory paragraph to the effect that there is substantial doubt about our ability to continue as a going concern.  This unqualified opinion with an explanatory paragraph could have a material adverse effect on our business, financial condition, results of operations and cash flows. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources” and Note 2 to our consolidated financial statements for the fiscal year ended December 31, 2009, included elsewhere in this prospectus.

We have no committed sources of capital and do not know whether additional financing will be available when needed on terms that are acceptable, if at all.  This going concern statement from our independent registered public accounting firm may discourage some investors from purchasing our stock or providing alternative capital financing.  The failure to satisfy our capital requirements will adversely affect our business, financial condition, results of operations and prospects.

Unless we raise additional funds, either through the sale of equity securities or one or more collaborative arrangements, we will not have sufficient funds to continue operations. Even if we take these actions, they may be insufficient, particularly if our costs are higher than projected or unforeseen expenses arise.

We are in default on some of our convertible promissory notes. If we are unable to reach an agreement with our convertible note holders, the note holders could foreclose on our assets, which ultimately could require us to curtail or cease our operations.

On June 10, 2009, June 30, 2009, August 31, 2009, September 30, 2009 and October 2, 2009, we entered into Subscription Agreements with various accredited investors and issued convertible 8% promissory notes in the aggregate principal amount of $2,075,000, together with warrants to purchase an aggregate of 1,037,500 shares of our common stock for $0.50 per share, not giving effect to a 1-for-15 reverse stock split effected immediately after the effectiveness of the registration statement of which this prospectus is a part. The promissory notes are convertible by the holders at any time into shares of our common stock at a conversion price of $0.50 per share.  The promissory notes contain anti-dilution protections for the investors that in the event we issue shares of our common stock for cash consideration of less than $0.50 per share, the conversion price is automatically adjusted downward to the price per share received by us.  Giving effect to the 1-for-15 reverse stock split and the offering price of $5.00 per share, the promissory notes are convertible by the holders into shares of our common stock at a conversion price equal to the offering price of $5.00 per share, rather than $7.50 per share.

A total of $650,000 and $1,425,000 of these convertible promissory notes were originally due and payable on July 9, 2010 and October 22, 2010, respectively, together with accrued but unpaid interest. All amounts owed under these promissory notes are still outstanding. We have negotiated an extended maturity date of December 31, 2010 for $1,250,000 principal amount of these promissory notes, but we are currently in default under the remaining $825,000 principal amount of these promissory notes for failing to pay all principal and accrued interest when due.  We are currently negotiating with the holders of the promissory notes in default to extend the maturity date of those promissory notes to December 31, 2010. No agreement has been reached to extend the maturity date and we may not be able to reach an agreement with those holders.  Because we are in default under these notes, we are incurring materially higher interest expenses, and the holders could commence legal action against us to recover the amounts due which ultimately could require the disposition of some or all of our assets. Any such action may require us to curtail or cease our operations.

We are a company with limited operating history and our future profitability is uncertain and we anticipate future losses and negative cash flow, which may limit or delay our ability to become profitable.

We are a company with a limited operating history and no significant revenues to date.  To date, we have had only a few revenue-generating services and development contracts.  We expect to expend significant resources on consultants, intellectual property protection, research and development, advertising, hiring of personnel and startup costs.  We are attempting to obtain the necessary working capital for operations, but we may not be able to obtain financing in a sufficient amount or at all. We have not yet demonstrated our ability to generate revenue, and we may never be able to produce material revenues or operate on a profitable basis.  As a result, we have incurred losses since our inception and expect to experience operating losses and negative cash flow for the foreseeable future. As of September 30, 2010, we had an accumulated total deficit of $52.9 million.

We anticipate our losses will continue to increase from current levels because we expect to incur additional costs and expenses related to prototype development, consulting costs, laboratory development costs, marketing and other promotional activities, the addition of engineering and manufacturing personnel, and the continued development of relationships with strategic business partners.  Moreover, planned products based upon our Performance Engineered Film technology may never become commercially viable and thus may never generate any revenues. Even if we find commercially viable applications for our Performance Engineered Film technology and materials, we may never recover our research and development expenses.

We may be required to raise additional financing by issuing new securities with terms or rights superior to those of our shares of common stock, which could adversely affect the market price of our shares of common stock and our business.

We will require additional financing to fund future operations, including expansion in current and new markets, development and acquisition, capital costs and the costs of any necessary implementation of technological innovations or alternative technologies. We may not be able to obtain financing on favorable terms, if at all. If we raise additional funds by issuing equity securities, the percentage ownership of our current stockholders will be reduced, and the holders of the new equity securities may have rights superior to those of the holders of shares of common stock, which could adversely affect the market price and the voting power of shares of our common stock. If we raise additional funds by issuing debt securities, the holders of these debt securities would similarly have some rights senior to those of the holders of shares of common stock, and the terms of these debt securities could impose restrictions on operations and create a significant interest expense for us which could have a materially adverse affect on our business.

Current worldwide economic conditions may adversely affect our business, operating results and financial condition.

The United States economy has recently experienced, and continues to experience, a financial downturn, with some financial and economic analysts predicting that the world economy may be entering into a prolonged economic downturn characterized by high unemployment, limited availability of credit, increased rates of default and bankruptcy, and decreased consumer and business spending. These developments could negatively affect our business, operating results and financial condition in a number of ways.  For example, current or potential customers may delay or decrease spending with us or may not pay us, or may delay paying us for previously purchased products. In addition, this downturn has had, and may continue to have, an unprecedented negative impact on the global credit markets.  Credit has tightened significantly in the last several months, resulting in financing terms that are less attractive to borrowers, and in many cases, the unavailability of certain types of debt financing.  If this crisis continues or worsens, and if we are required to obtain financing in the near term to meet our working capital or other business needs, we may not be able to obtain that financing.  Further, even if we are able to obtain the financing we need, it may be on terms that are not favorable to us, with increased financing costs and restrictive covenants.

If we do not receive additional financing when and as needed in the future, we may not be able to continue the research, development and commercialization of our technology and materials.

Our capital requirements have been and will continue to be significant. We will likely require substantial additional funds in excess of our current financial resources in the future for research, development and commercialization of our Performance Engineered Film technology and materials, to obtain and maintain patents and other intellectual property rights in these technologies and materials, and for working capital and other purposes, the timing and amount of which are difficult to ascertain. Our cash on hand will likely not be sufficient to meet all of our future needs. When and as we need additional funds, such funds may not be available on commercially reasonable terms or at all. If we cannot obtain additional funding when and as needed, our business might fail. Additionally, if we attempt to raise funds in a future offering of shares of our common stock, preferred stock, warrants or depositary shares, or if we engage in acquisitions involving the issuance of such securities, the issuance of these shares could dilute the ownership of our then-existing stockholders.

Our brand name and technology may not be recognized in our marketplace, so our results of operations and financial condition may suffer.

Our brand name and technology are new and unproven.  If we are unable to effectively develop and timely promote our brand and technology and establish a leading position in our marketplace, our results of operations and financial condition will suffer.  We believe that the importance of brand recognition and technology will increase over time.  In order to gain brand recognition, we may increase our marketing and advertising budgets to create and maintain brand loyalty.  We may not be able to increase, or maintain, an advertising budget to create and maintain brand loyalty.

We may fail to protect adequately our proprietary technology, which would allow our competitors to take advantage of our research and development efforts.

Our long-term success largely depends on our ability to market technologically competitive processes and products.  We rely on a combination of patent, trade secret and other intellectual property laws, confidentiality and security procedures and contractual provisions to establish and protect our proprietary rights in our technology, products and processes.  If we fail to obtain or maintain these protections, we may not be able to prevent third parties from using our proprietary technologies.  Our currently pending or future patent applications may not result in issued patents.  In addition, our issued patents may not contain claims sufficiently broad to protect us against third parties with similar technologies or products or from third parties infringing our patents or misappropriating our trade secrets or provide us with any competitive advantage.  In addition, effective patent and other intellectual property protection may be unenforceable or limited in foreign countries.  If a third party initiates litigation regarding the validity of our patents, and is successful, a court could revoke our patents or limit the scope of coverage for those patents.

We also rely upon trade secrets, proprietary know-how and continuing technological innovation to remain competitive.  We protect this information with reasonable security measures, including the use of confidentiality and invention assignment agreements with our employees and consultants and confidentiality agreements with strategic partners.  It is possible that these agreements may not be sufficient or that these individuals or companies may breach these agreements and that any remedies for a breach will be insufficient to allow us to recover our costs and damages.  Furthermore, our trade secrets, know-how and other technology may otherwise become known or be independently discovered by our competitors.

If we fail to enter cooperative research agreements, we might not succeed in commercializing our technology and materials.

Research and development of commercially viable applications for our Performance Engineered Film technology and materials may at some point depend substantially on the success of the work conducted by and with our present and future research partners. We cannot be certain that these research partners will make the additional advances in these technologies and materials that may be essential to successfully commercialize our Performance Engineered Film technology and materials. Moreover, although we fund Performance Engineered Film technology research, the scope and technical aspects of this research and the resources and efforts directed to this research currently are and may remain in large part subject to the control of our research partners.

If we cannot form and maintain lasting business relationships with targeted partners, or if we cannot obtain proprietary materials, our business strategy could suffer or fail.

Our business strategy includes some dependence upon our development and maintenance of commercial licensing and material supply relationships. All of our current relationship discussions with product manufacturers are limited to technology exploration and the evaluation of our Performance Engineered Film technology and materials for possible use in commercial applications. Some or all of these relationships may not succeed or, even if they are successful, may not result in the manufacturers’ entering into commercial licensing and material supply relationships with us.

Under our planned technology development and evaluation agreements, we intend to work with strategic partners to incorporate our technologies into their products. However, many of these technology development and evaluation agreements may last for limited periods of time, such that our relationships with these partners could expire unless they are continually renewed. Our partners may not agree to renew their relationships with us on a continuing basis, or may do so on terms that are less favorable to us. In addition, we may continue working with certain strategic partners in evaluating our Performance Engineered Film technology and materials after our existing agreements with them have expired while we are attempting to negotiate contract extensions or new agreements with them. Should our relationships with these partners not materialize, or once in place, not continue to be renewed, our business could suffer.

Our ability to enter into commercial licensing and material supply relationships, or to maintain our existing technology development and evaluation relationships, may require us to make financial or other commitments. We might not be able, for financial or other reasons, to enter into or continue these relationships on commercially acceptable terms, or at all. Failure to do so will likely harm our business strategy, operating results and long-term business prospects.

Our business prospects also depend significantly on our ability to obtain proprietary materials for our own use and for potential sale to display manufacturers and OEMs that incorporate displays in their products.  Our inability to reach agreements to obtain certain other materials from other sources could have a materially adverse effect on our ability to generate revenues from sales of these materials, as well as on our ability to perform research and development work. Further, failure to complete long term agreements could preclude our ability to support these manufacturers and OEMs that would choose to license our Performance Engineered Film technology and materials for possible commercial use.

Our potential for rapid growth and our entry into new markets make it difficult for us to evaluate our current and future business prospects, and we may be unable to effectively manage any growth associated with these new markets, which may increase the risk of your investment and could harm our business, financial condition, results of operations and cash flow.

Our recent development of the UniBoss™ process enables us to enter a large and growing market for transparent touch screens. We believe this technology is a superior replacement to ITO as the transparent conducting layer in a touch screen device. Because this UniBoss™ process is relatively new and we have recently entered new markets in connection therewith, we may be unable to evaluate its relative success and future prospects, particularly in light of our goals to continually grow our existing and new customer base, expand our product offerings, integrate complementary businesses and enter additional new markets.

In addition, our potential growth, recent product introductions and entry into new markets may place a significant strain on our resources and increase demands on our executive management, personnel and systems, and our operational, administrative and financial resources may be inadequate. We may also not be able to effectively manage any expanded operations, or achieve planned growth on a timely or profitable basis, particularly if the number of customers using our products and services significantly increase or their demands and needs change as our business expands. If we are unable to manage expanded operations effectively, we may experience operating inefficiencies, the quality of our products and services could deteriorate, and our business and results of operations could be materially adversely affected.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights.

A third party may sue us or one of our strategic collaborators for infringing its intellectual property rights.  Likewise, we may need to resort to litigation to enforce our patent rights or to determine the scope and validity of third-party intellectual property rights.

The cost to us of any litigation or other proceeding relating to intellectual property rights, even if resolved in our favor, could be substantial, and the litigation would divert our efforts.  Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources.  If we do not prevail in this type of litigation, we or our strategic collaborators may be required to pay monetary damages; stop commercial activities relating to the affected products or services; obtain a license in order to continue manufacturing or marketing the affected products or services; or attempt to compete in the market with a substantially similar product.

Uncertainties resulting from the initiation and continuation of any litigation could limit our ability to continue some of our operations.  In addition, a court may require that we pay expenses or damages, and litigation could disrupt our commercial activities.

If we are unable to keep up with rapid technological changes, our processes, products or services may become obsolete.

The flat panel display market is characterized by significant and rapid technological change. Although we will continue to expand our technological capabilities in order to remain competitive, research and discoveries by others may make our processes, products or services less attractive or even obsolete.

Our efforts may never demonstrate the feasibility of our Performance Engineered Film technology and materials for broad-based product applications.

Our research and development efforts remain subject to all of the risks associated with the development of new products based on emerging and innovative technologies, including without limitation unanticipated technical or other problems and the possible insufficiency of funds for completing development of these products. Technical problems may result in delays and cause us to incur additional expenses that would increase our losses. If we cannot complete, or if we experience significant delays in completing, research and development of our Performance Engineered Film technology and materials for use in potential commercial applications, particularly after incurring significant expenditures, our business may fail.

Many of our competitors have greater resources, and it may be difficult to compete against them.

The flat panel display industry is characterized by intense competition. Many of our competitors have better name recognition and substantially greater financial, technical, manufacturing, marketing, personnel and/or research capabilities than we do. They have made and continue to make substantial investments in improving their technologies and manufacturing processes.  In addition, we believe that at times in the past certain plasma and LCD display panel manufacturers have priced their products below the marginal cost of production in an attempt to establish, retain or increase market share. Because of these circumstances, it may be difficult to compete successfully in the display market.

The loss of the services of our key management and personnel or the failure to attract additional key personnel could adversely affect our ability to operate our business.

A loss of one or more of our current officers or key employees could severely and negatively impact our operations. Specifically, the loss of services of Reed J. Killion, CEO and President, Dan Van Ostrand, Senior Vice President of Engineering, Research & Development, or Robert Petcavich, Chief Technology Officer & General Manager Films, none of whom has an employment agreement with us, could significantly harm our business. We have no present intention of obtaining key-man life insurance on any of our executive officers or management. Additionally, competition for highly skilled technical, managerial and other personnel is intense. As our business develops, we might not be able to attract, hire, train, retain and motivate the highly skilled managers and employees we need to be successful. If we fail to attract and retain the necessary technical and managerial personnel, our business will suffer and might fail.

The flat panel display industry has historically experienced significant downturns, which may adversely affect the demand for and pricing of our technology and materials.

The flat panel display industry has experienced significant periodic downturns, often in connection with, or in anticipation of, declines in general economic conditions. These downturns have been characterized by lower product demand, production overcapacity and erosion of average selling prices. Industry-wide fluctuations and downturns in the demand for flat panel displays would likely affect the demand for and pricing of our Performance Engineered Film technologies and materials and could cause significant harm to our business.

The reliability of market data included in our public filings is uncertain.

Since we operate in a rapidly changing market, we have in the past, and may from time to time in the future, include market data from industry publications and our own internal estimates in some of the documents we file with the SEC.  This data may be inaccurate, incomplete or unreliable. Industry publications generally state that the information contained in these publications has been obtained from sources believed to be reliable, but that its accuracy and completeness is not guaranteed.  Although we believe that the market data used in our filings with the SEC is and will be reliable, it has not been and will not be independently verified.  Similarly, internal company estimates, while believed by us to be reliable, have not been and will not be verified by any independent sources.

Risks Related to this Offering and Owning Our Common Stock

Our common stock has traded only sporadically and is expected to experience significant price and volume volatility in the future which substantially increases the risk of loss to persons owning our common stock.

There was no public market for our common stock prior to February 3, 2005.  Prior to December 10, 2010, our common stock was quoted on the OTC Bulletin Board, where the shares of our common stock have historically been sporadically or “thinly-traded”, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. On December 10, 2010, our common stock began listing on The NASDAQ Capital Market, but there can be no assurances that our common stock will be actively traded.  Because of the limited trading market for our common stock, and the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so.  The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.

We cannot predict the extent to which investor interest in our stock will create or sustain an active and orderly trading market.  If such a market were to develop, the market price of our common stock may continue to be highly volatile.  The sale of a large block of shares could depress the price of our common stock to a greater degree than a company that typically has a higher volume of trading in its securities.  The value of your investment could decline due to the impact of any of the following factors upon the market price of our common stock:

•                       Disappointing results from our development efforts;

•                       Failure to meet our revenue or profit goals or operating budget;

•                       Decline in demand for our common stock;

•                       Downward revisions in securities analysts’ estimates or changes in general market conditions;

•                       Technological innovations by competitors or in competing technologies;

•                       Investor perception of our industry or our prospects;

•                       General economic trends;

•                       Variations in our quarterly operating results;

•                       Our inability to increase revenues:

•                       Announcement of new customer relationships by our competitors;

•                       Departures of our executive officers;

•                       General conditions in the worldwide economy, including fluctuations in interest rates;

•                       Developments in patents or other intellectual property rights and litigation;

•                       Developments in our relationships with our customers and suppliers;

•                       Any significant acts of terrorism against the United States; and

•                       Our currently limited public float.

Our common stock has traded on the OTC Bulletin Board as low as $2.25 and as high as $22.50 during a period from January 1, 2008 through December 9, 2010, giving effect to a 1-for-15 reverse stock split effected immediately after the effectiveness of the registration statement of which this prospectus is a part.  In addition to volatility associated with Bulletin Board securities in general, the markets for high technology stocks have experienced extreme volatility that has often been unrelated to the operating performance of the particular companies.  These broad market fluctuations may adversely affect the trading price of shares our common stock.

We have a significant number of outstanding warrants and options, and future sales of the underlying shares of common stock could adversely affect the market price of our common stock.

As of December 10, 2010, we had outstanding warrants and options exercisable for an aggregate of 1,950,866 shares of common stock at a weighted average exercise price of $8.28 per share, giving effect to a 1-for-15 reverse stock split effected immediately after the effectiveness of the registration statement of which this prospectus is a part and the offering price of $5.00 per share.  The holders may sell these shares in the public markets from time to time, without limitations on the timing, amount or method of sale.  As our stock price rises, the holders may exercise their warrants and options and sell a large number of shares.  This could cause the market price of our common stock to decline.

Our common shares are thinly traded and you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

We cannot predict the extent to which an active public market for our common stock will develop or be sustained. Our common stock became listed on The NASDAQ Capital Market on December 10, 2010, but we cannot assure you that we will be able to meet the requirements for continued listing going forward.

Our common shares have historically been sporadically or “thinly-traded” on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. It is possible that a broader or more active public trading market for our common stock will not develop or be sustained, or that current trading levels will be sustained.

The market price for our common stock is particularly volatile given our status as a relatively small company with a small and thinly traded “float” and lack of current revenues that could lead to wide fluctuations in our share price. The price at which you purchase our common stock may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common stock at or above your purchase price if at all, which may result in substantial losses to you.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are sporadically and/or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or “risky” investment due to our lack of revenues or profits to date and uncertainty of future market acceptance for our current and potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.

The following factors may add to the volatility in the price of our common shares: actual or anticipated variations in our quarterly or annual operating results; adverse outcomes, additions or departures of our key personnel, as well as other items discussed under this “Risk Factors” section, as well as elsewhere in this prospectus. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

There is no guarantee that our shares will continue to be listed on The NASDAQ Capital Market.

Shares of our common stock became listed on The NASDAQ Capital Market on December 10, 2010. We may not be able to meet the requirements for continued listing on The NASDAQ Capital Market, or there may not be enough brokers interested in making a market for our stock to allow us to continue to list thereon. Therefore, it may be difficult to sell your shares of common stock if you desire or need to sell them.  Our underwriter, MDB Capital Group, LLC, is not obligated to make a market in our securities, and even if it chooses to do so it can discontinue at any time without notice. It is possible that an active and liquid trading market in our securities may never develop or, if one does develop, that the market will continue.

We will incur significant increased costs as a result of being listed on the NASDAQ Capital Market, and our management will be required to devote substantial time to meet compliance obligations.

As a public company that may become an accelerated filer, we will incur significant legal, accounting and other expenses that we did not incur as a smaller reporting company. We may be subject to additional reporting requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and the NASDAQ Capital Market, or NASDAQ, that impose significant requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. In addition, on July 21, 2010, the Dodd-Frank Wall Street Reform and Protection Act, or the Dodd-Frank Act, was enacted. There are significant corporate governance and executive compensation-related provisions in the Dodd-Frank Act that will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and may also place undue strain on our personnel, systems and resources. Our management and other personnel will need to devote a substantial amount of time to these new compliance initiatives. In addition, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified people to serve on our board of directors, our board committees or as executive officers.

Our common stock is currently and may in the future be subject to the “penny stock” rules of the Securities and Exchange Commission and the trading market in our securities is limited, which makes transactions in our common stock cumbersome and may reduce the value of an investment in our common stock.

The Securities and Exchange Commission has adopted Rule 3a51-1 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that (i) has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share or (ii) is not registered on a national securities exchange or listed on an automated quotation system sponsored by a national securities exchange. Currently, our common stock is subject to these “penny stock” rules.  In addition, although the offering price of our common stock in this offering is $5.00 and we expect the market price of our common stock to be at or greater than $5.00, it is possible that the market price could fall below this amount, and thus we would again be subject to the “penny stock” rules.

For any transaction involving a penny stock, unless exempt, Rule 15g-9 of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, requires:

•                  that a broker or dealer approve a person’s account for transactions in penny stocks; and

•                  the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•                  obtain financial information and the investment experience objectives of the person; and

•                  make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•                  sets forth the basis on which the broker or dealer made the suitability determination; and

•                  attests that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies made available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our common stock.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, non-affiliate stockholders may sell freely after six months subject only to the current public information requirement (which disappears after one year). Affiliates may sell after six months subject to the Rule 144 volume, manner of sale (for equity securities), current public information and notice requirements. Of the 6,681,640 shares of our common stock outstanding as of December 10, 2010 (giving effect to the 1-for-15 reverse stock split effected immediately after the effectiveness of the registration statement of which this prospectus is a part), approximately 4.6 million shares are held by non-”affiliates” and are, or will be, freely tradable without restriction, and the remaining shares are held by our “affiliates”, as of such date.  This includes 207,605 shares of our common stock that will be issued upon conversion of convertible debt in the principal amount of $950,000, plus accrued interest (giving effect to the 1-for-15 reverse stock split effected immediately after the effectiveness of the registration statement of which this prospectus is a part and offering price of $5.00 per share), all of which will be freely tradable without restriction.  Any substantial sale of our common stock pursuant to Rule 144 or pursuant to any resale prospectus (including sales by investors of securities acquired in connection with this offering) may have a material adverse effect on the market price of our common stock.

We do not expect to pay dividends in the foreseeable future.

We have never paid cash dividends on our shares of common stock, and have no plans to do so in the foreseeable future.  We intend to retain earnings, if any, to develop and expand our business operations.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Other than repayment of certain indebtedness described in the “Use of Proceeds” Section, we have not designated the amount of net proceeds from this offering to be used for any particular purpose.  Accordingly, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering.  Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds.  Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or market value.

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the offering price of $5.00 per share, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $3.28 per share in the net tangible book value of the common stock at September 30, 2010. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

A large number of shares may be sold in the market following this offering, which may depress the market price of our common stock.

A large number of shares may be sold in the market following this offering, which may depress the market price of our common stock.  Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline.  If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares.

Upon completion of this offering and the sale of all 3,000,000 shares of our common stock offered pursuant to this prospectus and the conversion of $950,000, plus accrued interest, of our convertible promissory notes, we will have approximately 6,681,640 shares of our common stock outstanding and 8,632,506 shares of common stock equivalents, taking into account the 1-for-15 reverse stock split effected immediately after the effectiveness of the registration statement of which this prospectus is a part and the offering price of $5.00 per share.

Our charter documents and Delaware law may inhibit a takeover that stockholders consider favorable.

Upon the closing of this offering, provisions of our amended and restated certificate of incorporation and amended and restated bylaws and applicable provisions of Delaware law may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. These provisions:

•                  authorize our board of directors to issue preferred stock without stockholder approval and to designate the rights, preferences and privileges of each class; if issued, such preferred stock would increase the number of outstanding shares of our capital stock and could include terms that may deter an acquisition of us;

•                  establish advance notice requirements for nominations to the board of directors or for proposals that can be acted on at stockholder meetings;

•                  limit who may call stockholder meetings;

•                  do not provide for cumulative voting rights; and

•                  provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum.

In addition, Section 203 of the Delaware General Corporation Law generally limits our ability to engage in any business combination with certain persons who own 15% or more of our outstanding voting stock or any of our associates or affiliates who at any time in the past three years have owned 15% or more of our outstanding voting stock. These provisions may have the effect of entrenching our management team and may deprive you of the opportunity to sell your shares to potential acquirers at a premium over prevailing prices. This potential inability to obtain a control premium could reduce the price of our common stock.

BUSINESS

OVERVIEW

We are a production stage company delivering its Clearly Superior™ Performance Engineered Films to the Lighting & Display, Solar and Flexible Electronics market segments. Our newly developed UniBoss™ thin film high volume roll to roll or continuous flow manufacturing process offers high fidelity replication of advanced micro-optic structures and surface characteristics over large area, combined with a thin film conductive element. We will sell our films as sub-components for use in liquid crystal display (LCD) as a back light film and active film sub-component.  We are currently shipping our Clearly Superior ™ Finger Print Resistant protective cover films for multiple touch enabled devices. We sell our films under the Clearly Superior™ brand as well as private label to original equipment manufacturers (OEMs).

We are developing 3D Films, ITO-Less Touch Films, Privacy Films and Flexible Electronic Films based on our newly-developed UniBoss™ manufacturing process for flexible thin-film conductors. In addition, our work in developing TMOS, which we have recently sold, has led to advances in the thin-film and advanced optics arenas that can be leveraged for other marketable applications.  We intend to explore the business potential within these applications and pursue those markets that offer profitable opportunities either through licensing or direct production and sales.  As of September 30, 2010, we had accumulated a total deficit of $52.9 million from operations in pursuit of these objectives.

We anticipate that our initial film sales will allow us to fund and support further technology developments in the Lighting & Display, 3D displays, Solar photovoltaics, Avionics and Flexible Electronics market segments.

Our strategy is to further develop our proprietary Clearly Superior™ Performance Engineered Films technology around the 5 vertical markets that we have identified as high growth profitable market opportunities.  We have and will continue to utilize contract manufacturing for prototype fabrication to augment our internal capabilities in the short term. We also plan to supply our key thin film components and enter into joint developments or ventures in key vertical market segments to exploit the existing manufacturing and distribution channels of our targeted partners.

Formation History

We were originally incorporated in the State of Nevada as Super Shops, Inc. On November 15, 1999, Super Shops and its sister companies filed an amended petition under Chapter 11 of the United States Bankruptcy Code. On July 31, 2000, the court approved Super Shops’ Amended Joint Plan of Reorganization. On October 13, 2000, and in accordance with the Plan of Reorganization, the management of Super Shops changed its state of incorporation from Nevada to Delaware by merging with and into NEV Acquisition Corp., a Delaware corporation formed solely for the purpose of effecting the reincorporation.

On June 13, 2001, Real-Estateforlease.com, Inc., a Delaware corporation, merged with and into NEV Acquisition Corp.  Following the merger, NEV Acquisition Corp. changed its name to Real-Estateforlease.com, Inc.  Real-Estateforlease.com, Inc. was incorporated on May 24, 2001, in the State of Delaware to serve as a business-to-business internet information intermediary providing turnkey marketing services to facilitate the leasing of commercial real estate properties.

Pursuant to the Agreement and Plan of Merger between NEV Acquisition Corp. and Real-Estateforlease.com, Inc., the sole stockholder and founder of Real-Estateforlease.com, Inc. exchanged his equity ownership interest in Real-Estateforlease.com, Inc. for 9,500,000 shares (or approximately 96%) of NEV Acquisition Corp.’s common stock. At the time of the merger between Real-Estateforlease.com, Inc. and NEV Acquisition Corp., Real-Estateforlease.com, Inc. had no operations and essentially no assets. Efforts by Real-Estateforlease.com, Inc. to implement its business plan ceased in June 2002.

Our wholly owned subsidiary, Uni-Pixel Displays, Inc. was originally incorporated as Tralas Technologies, Inc., a Texas corporation, on February 17, 1998. Tralas Technologies, Inc. changed its name to Uni-Pixel Displays, Inc. during 2001. On December 7, 2004, Real-Estateforlease.com, Inc. entered into a merger agreement with Uni-Pixel Displays, Inc. and certain other parties pursuant to which Uni-Pixel Displays, Inc. became a wholly-owned subsidiary of Real-Estateforlease.com, Inc. At the time of this merger, Real-Estateforlease.com, Inc. had no operations and no material assets or liabilities.  Pursuant to the merger, we changed our name from Real-Estateforlease.com, Inc. to Uni-Pixel, Inc. at the annual meeting of our stockholders held in January 2005.

Uni-Pixel, Inc. is now the parent company of our wholly-owned operating subsidiary, Uni-Pixel Displays, Inc. As used in this document, “Uni-Pixel,” “we,” “us,” and “our” refer to Uni-Pixel, Inc. and our wholly-owned consolidated subsidiary, Uni-Pixel Displays, Inc.

The common stock, par value $0.001 per share, of Uni-Pixel is currently quoted on The NASDAQ Capital Market under the ticker symbol “UNXLD” until January 7, 2011, and will thereafter be quoted under the symbol “UNXL.”  From January 18, 2006 until December 9, 2010, our common stock was quoted on the OTC Bulletin Board under the ticker symbol “UNXL.OB”.

The Flat Panel Display Market

History.  The commercialization of the liquid crystal display (LCD) began in 1973, with the launch of the world’s first electronic calculator, incorporating a segmented, black-and-white (monochrome) display. The technology was quickly adopted in applications such as watches, and evolved into more complex dot matrix displays using passive addressing — or passive matrix (PM) — systems.  In time, the emergence of passive Super Twisted Nematic (STN) PM-LCDs and the development of color STN (CSTN) PM-LCDs, facilitated new applications such as notebook PCs.  Eventually, the demand for higher resolution, full-color video images and faster refresh rates, saw the commercialization of active matrix (AM) amorphous, (a-Si) Thin-Film-Transistor (TFT) LCDs.  This technology quickly gained acceptance in the notebook PC market, where it completely replaced the incumbent CSTN technology.  Similarly, there has been rapid, supply driven penetration of TFT-LCDs in all forms of display applications specifically as demonstrated in desktop monitors and large flat panel TVs.

Proliferation of Mobile Consumer Electronics Devices.  Consumers throughout the world are rapidly adopting mobile consumer electronics devices such as mobile phones, personal digital assistants (PDAs), MP3 players, portable DVD players, mobile gaming devices and digital cameras and camcorders. Advances in component technology are driving down the cost of these products and expanding their functionality. Early mobile devices were equipped with simple, small monochrome displays with limited functionality. As the cost of color displays decreased and quality improved, consumers began rapidly adopting mobile devices with color displays. This trend towards greater display functionality in mobile devices continues with the introduction of new phones with dual displays, embedded cameras and television tuner video functionality.

The overall Flat Panel Display (FPD) industry is continuing to experience significant growth. The FPD industry growth is being driven by a number of market forces including:

•                  Increased demand for large format high resolution televisions and computer monitors;

•                  Steady growth in usage of notebook, netbook, and new “tablet” computers;

•                  A migration to larger color screens, which are multi-touch enabled, for mobile phones and other handheld devices; and

•                  Decreasing costs economics, increasing throughput and improving efficiency of FPD production as newer generation LCD fabrication plants are increasing production.

These factors in combination with additional market forces are driving overall growth and shifting the mix of product applications within the FPD industry.

Applications.  With the proliferation of the internet, there has not only been an explosion in the amount of available content, but a rapid evolution of the form in which it appears.  No longer is information a two-dimensional, text-only experience; online content is now being delivered in graphic rich, animated and video formats. As the sophistication of the user base continues to heighten and bandwidth continues to increase, there will be demand for superior, high resolution visual experiences that we believe only FPDs will be able to deliver — particularly in mobile wireless devices. Flowing from this demand, new types of applications and functionality will evolve that, in turn, will enhance existing markets and create new ones.

Industry drivers such as new content explosion, high resolution capability, increased bandwidth and improved manufacturing efficiencies are driving new functionality in existing applications, as well as enabling the creation of new application markets that will drive the FPD industry through high volumes.

With the emergence of new technologies such as touch enabled smart phones, MP3 Players, TV Tuners and Bluetooth, new functionality in existing applications will likely fuel demand growth in what have become relatively mature markets.  For instance, while the mobile phone market has seen relatively slow growth rates, a large pool of sophisticated users now exists who are providing the demand for new technologies such as Phone Cameras and Phone TVs.  These enhanced devices will incorporate high performance, next generation displays that we believe will move away from Passive Matrix-LCDs towards Active Matrix-LCDs, as well as other emerging display types such as organic light emitting diodes (OLEDs). Additionally, FPD technology is increasingly taking forms beyond consumer electronic devices.  FPDs are increasingly used in emerging applications including retail signage, car navigation systems, instrumentation, and household appliances.

The FPD market is currently dominated by LCDs, which account for over 90% of total FPD sales, and demand is increasing across multiple applications with FPD formats generating industry-wide momentum.

Films for Displays.  Glass and plastics are the principal materials being used as first surfaces for display systems.  As displays are incorporated into devices that are used extensively and transportably on daily basis, the displays are subject to damage and the effects of use.  A large and growing business has developed in films that are designed to provide protection and other functional uses on top of the display surface.  UniPixel has found that the technologies that it has developed can be applied to a variety of functional uses in films for display products.  Its Clearly Superior™ FPR product can protect a touch screen device from damage while also preventing fingerprints and smudges from obscuring the viewing experience. Incorporating patterned conductors into the film also offers unique functional uses to the film as material for touch screen control.  Engineering the structures to specific patterns and distributions can control light output and reflectance.  UniPixel’s Performance Engineered Films™ have demonstrated that they can be applied to solutions for all of these aspects.

Comparing Touchscreen Technologies

The touch screen is one of the easiest PC interfaces to use, making it the interface of choice for a wide variety of applications.  Accordingly, there are several technologies that compete to capitalize on this market.  The following are some examples of these technologies:

4-Wire Resistive Touchscreens

It is a reliable and affordable technology that is widely used by individuals and in less demanding workplace applications. It is pressure sensitive so it responds to any input device, including finger, gloved hand, or pen stylus.

4-Wire Resistive touch technology consists of a glass or acrylic panel that is coated with electrically conductive and resistive layers. The thin layers are separated by invisible separator dots. When operating, an electrical current moves through the screen. When pressure is applied to the screen the layers are pressed together, causing a change in the electrical current and a touch event to be registered.

4-Wire Resistive type touch screens are generally the most affordable. Although clarity is less than with other touch screen types, resistive screens are very durable and can be used in a variety of environments. This type of screen is recommended for individual, home, school, or office use, or less demanding point-of-sale systems, restaurant systems, etc.

Advantages

•                  High touch resolution

•                  Pressure sensitive, works with any stylus

•                  Not affected by dirt, dust, water, or light

•                  Affordable touchscreen technology

Disadvantages

•                  75 % clarity

•                  Resistive layers can be damaged by a sharp object

•                  Less durable then 5-Wire Resistive technology

Capacitive Touchscreens

It is a durable technology that is used in a wide range of applications including point-of-sale systems, industrial controls, and public information kiosks. It has a higher clarity than Resistive technology, but it only responds to finger contact and will not work with a gloved hand or pen stylus.

A capacitive touch screen consists of a glass panel with a capacitive (charge storing) material coating its surface. Circuits located at corners of the screen measure the capacitance of a person touching the overlay. Frequency changes are measured to determine the X and Y coordinates of the touch event.

Capacitive type touch screens are very durable, and have a high clarity. They are used in a wide range of applications, from restaurant and POS use to industrial controls and information kiosks.

Advantages

•                  High touch resolution

•                  High image clarity

•                  Not affected by dirt, grease, moisture.

Disadvantages

•                  Must be touched by finger, will not work with any non-conductive input

Surface Acoustic Wave Touchscreens

It is a very durable screen that is widely used in applications such as computer based training and information kiosk displays. The SAW screen is a good choice for applications where image clarity is important, but it may not perform well in extremely dirty or dusty environments. Responds to finger or soft rubber tipped stylus.

Surface Acoustic Wave technology is one of the most advanced touch screen types. It is based on sending acoustic waves across a clear glass panel with a series of transducers and reflectors. When a finger touches the screen, the waves are absorbed, causing a touch event to be detected at that point.

Because the panel is all glass there are no layers that can be worn, giving this technology the highest durability factor and also the highest clarity. This technology is recommended for public information kiosks, computer based training, or other high traffic indoor environments.

Advantages

•                  High touch resolution

•                  Highest image clarity

•                  All glass panel, no coatings or layers that can wear out or damage

Disadvantages

•                  Must be touched by finger, gloved hand, or soft-tip stylus. Something hard like a pen won’t work

•                  Not completely sealable, can be affected by large amounts of dirt, dust, and / or water in the environment.

Infrared Touchscreens

This is the only type of touch technology that we have available for large displays such as 42-inch Plasma screens. It is a durable technology that offers high image clarity. Responds to any input device or stylus.

5-Wire Resistive Touchscreens

It is a durable and accurate technology that is widely used in demanding workplace applications such as point-of-sale systems, industrial controls, and medical systems. It is pressure sensitive so it responds to any input device, including finger, gloved hand, or pen stylus.

5-Wire Resistive touch technology consists of a glass or acrylic panel that is coated with electrically conductive and resistive layers. The thin layers are separated by invisible separator dots. When operating, an electrical current moves through the screen. When pressure is applied to the screen the layers are pressed together, causing a change in the electrical current and a touch event to be registered.

5-Wire Resistive type touch screens are generally more durable than the similar 4-Wire Resistive type. Although clarity is less than with other touch screen types, resistive screens are very durable and can be used in a variety of environments. This type of screen is recommended for demanding point-of-sale systems, restaurant systems, industrial controls, and other workplace applications.

Advantages

•                  High touch resolution

•                  Pressure sensitive, works with any stylus

•                  Not affected by dirt, dust, water, or light

•                  More durable then 4-Wire Resistive technology

Disadvantages

•                  75 % clarity

•                  Resistive layers can be damaged by a sharp object

PenTouch Capacitive Touchscreens

This screen combines durable Capacitive technology with a tethered pen stylus. The screen can be set to respond to finger input only, pen input only, or both. The pen stylus is a good choice for signature capture, on-screen annotations, or for applications requiring precise input.

The PenTouch Capacitive screen is a durable Capacitive type touchscreen with an attached pen stylus. The PenTouch screen can be set to respond to finger input only, pen input only, or both. A capacitive touch screen consists of a glass panel with a capacitive (charge storing) material coating its surface. Circuits located at corners of the screen measure the capacitance of a person touching the overlay. Frequency changes are measured to determine the X and Y coordinates of the touch event.

Capacitive type touch screens are very durable, and have a high clarity. They are used in a wide range of applications, from restaurant and POS use to industrial controls and information kiosks.

Advantages

•                  High touch resolution

•                  High image clarity

•                  Not affected by dirt, grease, moisture.

•                  Attached pen stylus for precise input

Disadvantages

•                  Must be touched by finger or attached pen stylus, will not work with any non-conductive input

Near Field Imaging Touchscreens

It is an extremely durable screen that is suited for use in industrial control systems and other harsh environments. The NFI type screen is not affected by most surface contaminants or scratches. Responds to finger or gloved hand.

Touch Screen Construction

There are several principal ways to build a touchscreen. The key goals are to recognize one or more fingers touching a display, to interpret the command that this represents, and to communicate the command to the appropriate application.

In the most popular techniques, the capacitive or resistive approach, there are typically four layers;

1.              Top polyester layer coated with a transparent metallic conductive coating on the bottom

2.              Adhesive spacer

3.              Glass layer coated with a transparent metallic conductive coating on the top

4.              Adhesive layer on the backside of the glass for mounting

When a user touches the surface, the system records the change in the electrical current that flows through the display.  The system determines the intended command based on the controls showing on the screen at the time and the location of the touch.

UNI-PIXEL’S TECHNOLOGY

Overview: We developed a color display technology called Time Multiplexed Optical Shutter (“TMOS”). A TMOS display is constructed by the addition of a single thin film layer positioned above the planar surface of a light guide constructed of glass or a polycarbonate substrate.  This positioning and bonding of the thin film forms a drum type of structure at each individual pixel.  The drum structure places two conductors parallel to each other with a dielectric air gap separation.  The light guide’s conductor at each pixel is either driven by local transistors (in the form of Thin Film Transistors, TFTs) or through connection to transistors that are off the light guide. The thin film layer comprising the drum head is targeted to be composed of a base substrate layer of polyester film, or PET film, the addition of surface micro-optic features, and a conductor.

The implementation of the thin film layer of material creates a matrix of optical shutters on the surface that are opened or closed as controlled by the TFTs.  This opening and closing process is the oscillation of the thin film in and out of contact with the light guide allowing the frustration of totally internally reflected (TIR) light.  Once the TIR light is frustrated, the micro-optic structures couple and direct the light to the viewer.  The panel unit should be simpler to manufacture than Plasma or LCD as the single PET film included in the system replaces several other materials and steps required for the production of Plasma or LCD.

Successful Prototypes: We built prototypes that have demonstrated proof of concept, technical viability, and the operation of the sub-systems within our TMOS technology. During 2008, we debuted fully functional TMOS display prototypes at the Society for Informational Display (SID) conference in Los Angeles.  Our prototyping efforts in furtherance of TMOS were focused on the process of optimizing the materials and assembly of the display to advance to manufacturability.

Sale of TMOS Technology: In May 2010, we sold all of our TMOS related patents to Rambus, Inc.  In connection with this sale, we entered into an agreement with Rambus whereby we may choose to provide engineering support services to Rambus in furtherance of its development of the TMOS technology.  The engineering services we may provide are at our discretion, and we do not believe they constitute a material part of our business plan.

Spin-off Products:  During the development of the TMOS technology, we developed key core technology and know-how in many different areas that were necessary for the successful development of TMOS displays.  Through these efforts, we gained a significant understanding of thin polymer films.  Additionally, we had to develop the technology to make large area, high fidelity masters of our optical micro-structures and then replicate those optical micro-structures on a large area thin polymer film.  Subsequently, we developed the ability to make large quantities of these large area micro-structured films.  The first product, developed as a spin-off from the core TMOS developed technology, was our FingerPrint Resistant (FPR) film. Our UniBoss™ platform, also developed as a spin-off from the core TMOS developed technology, enables the highly efficient manufacturing of transparent touch screens.  We also have other spin-off products under development, such as LCD backlights, general lighting films and 3D films.

STRATEGY

Our business strategy is to penetrate existing applications markets with our Clearly Superior™ family of Performance Engineered Film™ technologies including UniBoss™ produced touch panels and our FPR films. We have already made significant progress in penetrating direct film product markets leveraging the capabilities and competencies achieved in the development of our functional application specific films. We are presently focused on the following steps to implement our business strategy:

•                  Develop Strategic Relationships.  We plan to target strategic partners to further our efforts in the development and commercialization of UniBoss produced touch panel films and our FPR films. We believe that if these efforts are successful, they could result in UniBoss based touch panels reaching commercial markets in products within two years.  We are already selling our FPR films.  We believe that gaining the assistance of technology leading OEMs in the deployment of UniBoss produced touch panel films for their products is a significant step for our commercialization effort of this product. As a result, we will seek to build relationships that will allow us to leverage our existing knowledge, scale, infrastructure, manufacturing and expertise in thin films, optics, control circuitry, assembly, and logistics.

•                  Enhance the Company’s Existing Performance Engineered Film Technology.  We believe that continuing development and enhancement of our PEF technology is critical to our success. Consequently, we intend to enhance our competitive technology position through internal development efforts that expand our intellectual property portfolio, collaborative relationships, and other strategic opportunities. Our primary focus is to expand our intellectual property through development of additional prototypes and materials that enhance and extend our product capabilities or the processes by which the systems are produced, thereby allowing them to be used in a broader array of applications and to maintain performance and market leadership over time.

•                  Develop Prototypes Suitable for Industry Demonstration.  We plan to produce prototypes that will demonstrate our ability to meet the most demanding requirements with a superior performing system and superior performing film products.  We have developed partners that provide a small volume pilot production line that provides limited quantities of films to meet demonstrate our production solutions for all applications.

•                  Finalize a Manufacturing Process.  We have completed the development of the core and foundation of our film manufacturing processes and have endeavored to protect the know-how and intellectual property in the developed processes.  While we use toll coaters to manufacture the FPR film, we intend to acquire all necessary equipment to manufacture the UniBoss films internally.

•                  Target Leading Manufacturers.  We plan to target leading display, materials and electronics manufacturers as potential partners and/or integrators of our Performance Engineered Film products. We will provide extensive technical assistance and support to manufacturers who are early evaluators, developers, or users of our FPR and UniBoss touch screen films. We will also employ a pull strategy (targeting end device OEMs), or “pull through” strategy, of our technologies by actively marketing their advantages to these manufacturers that incorporate touch screen technology into their devices. This would allow our production partners to gain access to the OEM supply chain driven by end OEMs seeking the competitive product advantages offered by our Performance Engineered Film technologies.  We will also target Original Design Manufacturers (ODMs) targeted to assemble our sub-components and films into OEM products.

•                  Drive Adoption by End-Product Original Equipment Manufacturers.  We plan to employ a “pull through” strategy by using prototype devices and films to demonstrate our technology to OEMs and ODMs that produce end user products. We believe that the significant advantages that our films will offer in performance and protection can position us to be the standard and will induce OEMs to request our solutions from their existing suppliers.

•                  Build the Company’s Revenue Sources.  We believe that we will be able to produce revenues from three distinct sources, licenses, film sales (UniBoss, FPR, and other film sales), and funded engineering services (in support of one of our products, paid for by a customer).

We plan to conduct research on the use of a variety of different thin-film technology in surface modification applications and the construction of multi-layer stacks where micro-structures can play unique functional roles. Our focus on next-generation technologies is designed to establish and extend our position as the leading provider of Performance Engineered Films as new markets and applications emerge.

MILESTONES TO COMMERCIALIZATION

We will continue to focus on technical and business development milestones. The execution of our overall business plan includes a planned push (targeting manufacturers) and pull (targeting end device OEMs) strategy for accelerating product development, supporting market entry, and the expansion of production capability and capacity.  Over the course of the last two years, we have pursued a technical development roadmap specific to FPR and UniBoss technology that seeks to accomplish the following:

•                  Finalization of micro-structure design and film materials for FPR;

•                  Characterization of FPR film performance across numerous touch screen devices;

•                  Implementation of high volume production of FPR film;

•                  Establishment of numerous sales channels for FPR film;

•                  Development of the Uniboss process; and

•                  Finalization of specifications for the production of UniBoss films.

Specific to other Performance Engineered films, we have pursued:

•                  Completion of designs for marketable products

•                  Completion of production processes for those products

•                  Completion of Joint Development and Supply and Manufacturing Agreements

Our senior management team will work with various targeted strategic partners in each step of the process to provide certain market and technical support resources. We have established the leverage of access to partner pilot lines in launching and growing a continuous flow manufacturing system.  This pilot line has been the initial platform for the finalization of the specifications to be included in the continuous flow manufacturing system.

CUSTOMERS AND PARTNERS

We believe the future customers for the FPR film and UniBoss touch screen film will be the device manufacturers and OEMs that currently use touch screens with the LCD and OLED displays in their products. Initially, our strategic partners will be our primary customers through the commercialization process, including our development partners, manufacturing partners, and other vertical market partners.

We expect that we will pursue discussions with a variety of potential assembly and manufacturing partners as we achieve our technical milestones for our UniBoss touch screen film.  These discussions will include the demonstration of touch screen film that can either directly displace alternative technologies, or allow for unique new design implementations.  If design contracts for our films are secured, we will leverage these OEM customers for product unit demand to target potential manufacturing partners to expand production capacity.  We have completed development work within several contracts and with partners that provide comprehensive validation of our Performance Engineered Film technology and we believe that will serve as a basis for future customer growth.

Our future Performance Engineered Films customers should include a variety of companies from device OEMs to channel distribution partners.  We will seek to sell rolls of film in uncut format as well as films that are die-cut and packaged as direct to market products.  The type and variety of film sales will depend on the nature of the specific buyer and target application for the film.

Current Partners

•                  Avery Dennision: We engaged Avery Dennison as an exclusive production partner for specific varieties of its FPR film products. Avery provides assistance in the development and manufacturing of its thin film designs.  Implementation of Performance Engineered Films can be accomplished using a variety of materials that can achieve the required properties’ and characteristics.  No new or unique materials will be required, rather just the optimization of existing materials as implemented within the Avery process and system.  Initially we engaged Avery for development work with the objective of reaching a production agreement or joint venture with one or more thin film manufacturers.  During the course of 2010, we secured a subcontracted manufacturing capacity for our initial thin film production and also signed separate non-binding Memorandums of Understanding with other production partners to provide alternative manufacturing capacity.

•                  Rambus: We sold our TMOS related patents and related intellectual property to Rambus in May of 2010.  We also signed an Engineering Services Agreement with Rambus as part of that sale, pursuant to which we may continue to support the development of TMOS and other related product development for Rambus through the provision of engineering services.  The provision of these services is at our discretion and they are not viewed as material to our business.

Targeted Partners

•                  Drive Control Circuitry: Although not material to our business plans, wee will continue the development of our unique MEMs drive control circuitry.  We have developed unique intellectual property that will be implemented through a “fab-less” semiconductor model.  This may include potential development of new intellectual property, cross licensing, and the use of certain existing semiconductor capabilities from one or more partners.  We have developed a means to use off-the-shelf parts for certain drive control requirements that will allow us to produce prototypes in the short term, as well as leveraging the enhancements that we create over the longer term.

•                  Manufacturing and Assembly Partners: We are seeking strategic partners that are currently manufacturing or integrating touch screen panels into end user products.

Target Customers

•                  Large OEM and ODM for UniBoss touch screens and FPR films: We have demonstrated unique proof of concept prototype devices and film products to large computer system OEMs under non-disclosure agreements to advance the evaluation of the technologies.  The initial prototypes established the first products for testing, evaluation and performance characterization necessary to gather direct performance feedback.  Additional work continues specific to advancing the prototypes to implementation within an end user product.

•                  Consumer Electronics Manufacturers: We have held initial exploratory meetings with a variety of consumer electronics OEMs, including cell phone, computer and television system manufacturers, that have all expressed a desire to possibly leverage UniBoss touch screen films and FPR films for their unique attributes in their products.  Each of these interactions has resulted in an invitation to return for further engineering specific meetings as our product development advances.

SALES AND MARKETING

We are seeking end user product OEMs that desire to integrate UniBoss touch screens into their products once available and demonstrating its superior performance. We believe that some of the OEMs that have been engaged in these discussions will be interested in pursuing the advantages of UniBoss touch screens as a differentiator for their products relative to their competition in their individual market segments over time. We believe that the proven entry into a single vertical market or application will drive the demand for that product for expanded applications to other product markets.

Our sales strategy intends to build a diverse revenue base that will derive revenues from multiple sources:

•                  Product revenues — Proceeds from the sales of Performance Engineered Film products from retail, wholesale and OEM sales channels.

•                  Critical materials — Proceeds from the sales of Performance Engineered Film products to integrators or manufacturers that produce or assemble devices with touch screens.

•                  Engineering support contracts — Integrators that are seeking differentiate their products by leveraging the unique attributes that our Performance Engineered Films can potentially provide.

We plan to continue to create demand for its products by targeting specific OEMs in various market segments.  We will actively pursue OEMs by using our prototypes to demonstrate the advantages that our Performance Engineered Films can provide in the form of improved efficiencies and performance. We expect to create OEM interest in our products by gaining design wins for integration of FPR films and UniBoss touch screens into established end user devices and applications.

We will advance our “Clearly Superior” tag line and actively demonstrate the elegance and performance advantages of our unique solutions within the industry in support of our direct sales work with OEMs.  If our initial products reach the market and we begin to build momentum and manufacturing capacity within the industry, we may launch a marketing program to drive awareness of our technology as a component “brand” within the end user products.  This can currently be seen on our FPR packaging.  We expect that this marketing program will be designed to drive awareness and education among OEMs, wholesale and retail channels supporting our unique capabilities and enhanced performance.  We believe that we will be able to promote our brand as a valued component brand included within the OEM products as a part of our relationship with the end product OEMs.  Ultimately the goal of this marketing program will be to establish us and our unique technologies independently as a differentiating factor in end user products and to help promote our component value proposition through our partner OEMs that implement our Performance Engineered Film technology in their products similar to what has been done in the PC industry by certain semiconductor companies.

RESEARCH AND DEVELOPMENT

For the nine months ended September 30, 2010 and 2009, we have spent approximately $2.2 million and $2.5 million, respectively, on research and development activities. We continue conducting research and development both internally and externally and anticipates investments going forward.

As of December 10, 2010, we had one principal location conducting internal research. Our headquarters and primary development site are located in The Woodlands, Texas.  The headquarters location includes a Class 100 clean room where PEF materials development and testing is conducted, an electronics lab, optical testing facilities, test and measurement equipment, and electronics development systems.

Currently, we are engaged in the development of next generation products and prototypes to further demonstrate the full functionality of the PEF technology across multiple applications and markets in a variety of implementations. We have consolidated our vendors to a small group that assist our prototype efforts. Working with our strategic partners, we hope to advance to our next generation working prototype devices.

The next phase prototypes should serve to support a product roadmap that targets the production of viable commercial UniBoss touch screens within 6-12 months. The development process is intended to also include selecting and completing the preferable manufacturing processes.

We plan to complete the acquisition and installation of the preferred manufacturing process for our UniBoss film products and have engaged a small-scale pilot production line that has been the research and development proving ground for a continuous flow manufacturing process followed by a roll to roll manufacturing process for all of our Performance Engineered Films.

Research and development costs are expensed as incurred and include salaries and benefits, costs to third party contractors to perform research or other activities related to our research, professional fees related to intellectual property work, and a portion of facilities costs.

COMPETITION

The industry in which we operate is highly competitive. While existing touch screen technologies based on the use of Indium Tin Oxide (ITO) currently dominate the marketplace, we will be more specifically competing against other emerging technologies that also seek to improve the performance of touch screen systems.  It is our objective to enable the existing touch screen manufacturing infrastructure to incorporate the use of UniBoss touch screen films into their current manufacturing and assembly operations.  In this way, we believe UniBoss touch screen products can penetrate the touch screen industry quicker and overcome the resistance to change.  Given the potentially compelling advantages that UniBoss touch screen films offer, we believe that this should be a relatively quick, inexpensive and profitable process for these manufacturers.

Compared to our competition, we believe we follows a more broadly developed business model allowing us to benefit from the following factors:

•                  A wide range of opportunity to enter the market;

•                  The flexibility to pursue multiple entry points to multiple market segments;

•                  The ability to be a supplier of key materials;

•                  The ability to profitably produce relatively small volumes of products; and

•                  The ability to leverage established infrastructures.

EMPLOYEES

As of December 10, 2010, we have 14 full-time employees and no part-time employees. None of these employees is covered by a collective bargaining agreement, and we believe our relationship with our employees is good. We also employ consultants on an as-needed basis to supplement existing staff.

OUR COMPLIANCE WITH ENVIRONMENTAL PROTECTION LAWS

We are not aware of any current federal, state or local environmental compliance regulations that have a material effect on our business activities. We have not expended material amounts to comply with any environmental protection statutes and do not anticipate having to do so in the foreseeable future.

PROPERTIES

Our main corporate offices and research and development facility are located at 8708 Technology Forest Place, Suite 100, The Woodlands, Texas 77381. We currently lease approximately 13,000 square feet of space at this facility.

LEGAL PROCEEDINGS

We may from time to time be involved in litigation relating to claims arising out of its ordinary course of business. Our management does not believe that there are any claims or actions pending or threatened against us, the ultimate disposition of which would have a material impact on our financial position, results of operations or cash flows.

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information.  Beginning on December 10, 2010, our common stock is traded on The NASDAQ Capital Market under the symbol “UNXLD” until January 7, 2011, and will thereafter be traded under the symbol “UNXL”.  From January 18, 2006 to December 9, 2010, our common stock was traded on the OTC Bulletin Board under the symbol “UNXL.OB”. From February 3, 2005 to January 17, 2006, our common stock was quoted on the “pink sheets” published by the Pink Sheets LLC under the symbol “UNXL.” Prior to February 3, 2005, our shares of common stock were traded under the symbol “REFL.” We changed our name to “Uni-Pixel, Inc.” from “Real-Estateforlease.com, Inc.” at the annual meeting of our stockholders held in January 2005. See “Price Range of Common Stock” for the range of high and low bid information of our common stock on the OTC Bulletin Board, as reported on the website of The NASDAQ Stock Market, giving effect to the 1-for-15 reverse stock split effected immediately after the effectiveness of the registration statement of which this prospectus is a part.

See “Price Range of Common Stock” for information related to the number of holders of our common stock.  See “Dividend Policy” for information related to the payment of dividends by us on shares of our common stock.

Equity Compensation Plan Information.  The following table presents information about shares of our common stock that may be issued upon the exercise of stock options under all of our existing equity compensation plans as of December 31, 2009.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)(1)

Equity compensation plans approved by security holders	4,551,119	$1.64	1,448,881

Equity compensation plans not approved by security holders	1,300,000	$1.24	—
Total	5,851,119	$1.55	1,448,881

(1)                                 As of December 31, 2009, there were 50,000 shares remaining available for future issuance under the 2005 Stock Incentive Plan and there were 1,398,881 shares remaining available for future issuance under the 2007 Stock Incentive Plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Summary Selected Consolidated Financial Information” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.  In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions.  Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited, to those set forth under “Risk Factors” and elsewhere in this prospectus.

CRITICAL ACCOUNTING POLICIES

The following discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States of America. Our significant accounting policies are more fully described in the Notes to the Consolidated Financial Statements.  However, certain accounting policies and estimates are particularly important to the understanding of our financial position and results of operations and require the application of significant judgment by our management or can be materially affected by changes from period to period in economic factors or conditions that are outside of our control.  As a result, they are subject to an inherent degree of uncertainty. In applying these policies, our management uses their judgment to determine the appropriate assumptions to be used in the determination of certain estimates. Those estimates are based on our historical operations, our future business plans and projected financial results, the terms of existing contracts, our observance of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate. The following discusses our significant accounting policies and estimates.

Revenue Recognition:  We recognize revenue over the period the service is performed. In general, this requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence that an arrangement exists, (2) delivery has occurred or services rendered, (3) the fee is fixed and determinable, and (4) collectability is reasonably assured.

Advance payments are deferred until shipment.

Revenue from licenses and other up-front fees are recognized on a ratable basis over the term of the respective agreement.

Cost of Revenues and Selling, General and Administrative Expenses and Research and Development Expenses:  In an effort to consolidate our executive management team, we moved our headquarters from Austin, Texas to The Woodlands, Texas, during the third quarter of 2005.  The primary purpose of our facility in The Woodlands, Texas is to conduct research on the development, testing and delivery of our prototype devices, and the commercialization of our products.

If, in the future, the purposes for which we operate our facility in The Woodlands, Texas, or any new facilities we open, changes, the allocation of the costs incurred in operating that facility between cost of sales and research and development expenses could change to reflect such operational changes.

Research and Development Expenses:  Research and development costs are expensed as incurred and include salaries and benefits, costs paid to third-party contractors for research, development and manufacturing of materials and devices, and a portion of facilities cost. Prototype development costs are a significant component of research and development expenses and include costs associated with third-party contractors. Invoicing from third-party contractors for services performed can lag several months. We accrue the costs of services rendered in connection with third-party contractor activities based on our estimate of management fees, site management and monitoring costs and data management costs. Actual costs may differ in some cases from estimated costs and are adjusted for in the period in which they become known.

Intangible Assets:  Our intangible assets represent patents and patent applications acquired from third parties, which are recorded at cost and amortized over the life of the patent.  We review the value recorded for intangible assets to assess recoverability from future operations using undiscounted cash flows. Impairments are recognized in operating results to the extent the carrying value exceeds fair value determined based on the net present value of estimated future cash flows.  Impairment would then be measured as the difference between the fair value of the fixed or amortizing intangible asset and the carrying value to determine the amount of the impairment.

Stock-Based Compensation:  We recognize the cost of stock options and restricted stock which requires us to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award.  That cost will be recognized over the period during which an employee is required to provide service in exchange for the award—known as the requisite service period. No compensation cost is recognized for equity instruments for which employees do not render the requisite service. The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments. We apply to all options granted or modified after its effective date and also to recognize the cost associated with the portion of any option awards made before its effective date for which the associated service has not been rendered as of its effective date.

Derivatives: We record and carry certain derivatives (embedded and free standing instruments) on the balance sheet as either liabilities or assets at fair value.  Derivatives are measured at fair value with changes in fair value recognized through earnings as they occur.

RESULTS OF OPERATIONS

Comparison of the nine months ending September 30, 2010 and 2009

REVENUES. During the first quarter of 2010 we began to manufacture, market and sell our thin film product, and we are no longer considered a development stage entity as defined by the Financial Accounting Standards Board.

Revenues were $140,037 for the nine months ended September 30, 2010 and $0 for the nine months ended September 30, 2009.  The revenue for the nine months ended September 30, 2010 was primarily related to the sale and marketing of our thin film product.

COST OF REVENUES. Cost of revenues include all direct expenses associated with the delivery of services including internal labor costs. Cost of revenues were $1,075 for the nine months ended September 30, 2010 and $0 for the nine months ended September 30, 2009. We began incurring cost of revenue during the third quarter of 2010 related to our thin film sales, as the thin film was recorded as research and development expense in 2009 and for the six months ended June 30, 2010.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by 5%, or approximately $105,000, to $2,285,178 for the nine months ended September 30, 2010 from $2,179,777 for the nine months ended September 30, 2009.  The major components of the increase are as follows:

a)  Salaries and benefits increased by approximately $363,000 to $1,633,000 for the nine months ended September 30, 2010 compared to $1,270,000 for the nine months ended September 30, 2009.  This increase was due largely to an increase in stock compensation expenses to $1,224,000 for the nine months ended September 30, 2010 compared to $490,000 for the nine months ended September 30, 2009, while salaries decreased to $326,000 for the nine months ended September 30, 2010 compared to $504,000 for the nine months ended September 30, 2009;

b) Legal expense decreased by approximately $83,000 to $155,000 for the nine months ended September 30, 2010 compared to $238,000 for the nine months ended September 30, 2009;

c) Accounting expense decreased by approximately $4,000 to $53,000 for the nine months ended September 30, 2010 compared to $57,000 for the nine months ended September 30, 2009;

d) Office expense increased by approximately $3,000 to $14,000 for the nine months ended September 30, 2010 compared to $11,000 for the nine months ended September 30, 2009;

e) Travel expense decreased by approximately $11,000 to $7,000 for the nine months ended September 30, 2010 compared to $18,000 for the nine months ended September 30, 2009;

f) Depreciation and amortization expense decreased by approximately $66,000 to $183,000 for the nine months ended September 30, 2010 compared to $249,000 for the nine months ended September 30, 2009.

RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses decreased by approximately $241,000 during the nine months ended September 30, 2010 to $2,211,015 from $2,452,030 for the nine months ended September 30, 2009. The major components of the decrease are as follows:

a) Salaries and benefits attributable to research and development decreased by approximately $157,000 to $1,714,000 for the nine months ended September 30, 2010 compared to $1,871,000 for the nine months ended September 30, 2009 due to a decrease in salaries to $693,000 for the nine months ended September 30, 2010 compared to $1,013,000 for the nine months ended September 30, 2009; and stock compensation expense increased to $894,000 for the nine months ended September 30, 2010 compared to $553,000 for the nine months ended September 30, 2009;

b) Consulting expense attributable to research and development decreased by approximately $17,000 to $112,000 for the nine months ended September 30, 2010 compared to $129,000 for the nine months ended September 30, 2009;

c) Lab expense decreased by approximately $42,000 to $176,000 for the nine months ended September 30, 2010 compared to $218,000 for the nine months ended September 30, 2009 primarily due to decreased services related to prototype development; and

d) Travel expense attributable to research and development decreased by $12,000 to $73,000 for the nine months ended September 30, 2010 compared to $85,000 for the nine months ended September 30, 2009.

OTHER INCOME (EXPENSE).

a) In May 2010, we sold our intellectual property portfolio relating to our next generation color display technology that we called Time Multiplexed Optical Shutter (TMOS) to Rambus, Inc. for $2,250,000.  The intellectual property sold was recorded at $161,165, net.  In furtherance of this sale, we entered into an engineering services agreement with Rambus pursuant to which we may, at our option, elect to provide engineering services to support Rambus’ development of this technology.  These services are at our election and do not constitute a material part of our business plan.

b) Debt issuance expense increased to $461,949 for the nine months ended September 30, 2010, as compared to $54,951 during the nine months ended September 30, 2009, due to the debt raised in the last three quarters of 2009 and the first quarter of 2010.

c) Interest expense, net decreased to ($219,283) for the nine months ended September 30, 2010, as compared to an expense of $22,179 for the nine months ended September 30, 2009 primarily due to less cash on hand and interest expense associated with the debt raised in the last three quarters of 2009 and the first quarter of 2010.

NET LOSS.   Net loss decreased to $2,949,628 for the nine months ended September 30, 2010, as compared to net loss of $4,708,937 for the nine months ended September 30, 2009. We compute our net income (loss) per share on the basis of net loss attributable to common stockholders, which included the effects of certain items not included in the determination of net loss. Net loss attributable to common stockholders for the nine months ended September 30, 2010 was $2,949,628 as compared to a net loss attributable to common stockholders of $8,278,073 for the nine months ended September 30, 2009. The net loss attributable to common stockholders for the nine months ended September 30, 2009 includes $3,569,136 of accrued but unpaid preferred stock dividends.

Comparison of Fiscal Years Ending December 31, 2009 and 2008

REVENUES.  At all times during fiscal years 2009 and 2008, we were a development stage company.  Revenues remained constant at $0 for the year ended December 31, 2009, as compared to the year ended December 31, 2008.

COST OF REVENUES. Cost of revenues include all direct expenses associated with the delivery of products or services including internal labor costs. Cost of revenues for the year ended December 31, 2009 and December 31, 2008 was $0.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses decreased by 28% or $927,749, to $2,365,613 for the year ended December 31, 2009 from $3,293,362 for the year ended December 31, 2008. The major components of the decrease are as follows:

a)  Salaries and benefits decreased by approximately $357,000 to $1,236,000 for the year ended December 31, 2009 from $1,593,000 for the year ended December 31, 2008.  This decrease was due primarily to a decrease in bonus expense to $201,000 for the twelve months ended December 31, 2009 from $44,000 for the twelve months ended December 31, 2008, and was offset by an increase in stock compensation expense to $617,000 for the twelve months ended December 31, 2009 from $602,000 for the twelve months ended December 31, 2008;

b) Contract labor decreased by approximately $8,000 to $0 for the year ended December 31, 2009 from $8,000 for the year ended December 31, 2008;

c) Legal expense decreased by approximately $186,000 to $280,000 for the year ended December 31, 2009 from $466,000 for the year ended December 31, 2008 as a result of decreased patent work;

d) Accounting expense decreased by approximately $11,000 to $70,000 for the year ended December 31, 2009 from $81,000 for the year ended December 31, 2008;

e) Office expense decreased by approximately $55,000 to $14,000 for the year ended December 31, 2009 from $69,000 for the year ended December 31, 2008;

f) Travel expense decreased by approximately $23,000 to $20,000 for the year ended December 31, 2009 from $43,000 for the year ended December 31, 2008;

g) Depreciation and amortization expense increased by approximately $32,000 to $332,000 for the year ended December 31, 2009 from $300,000 for the year ended December 31, 2008 as a result of an  increase in the amortization of intangible assets during the twelve months ended December 31, 2009; and

RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses decreased by $4,709,871 during the year ended December 31, 2009 to $2,765,658 from $7,475,529 for the year ended December 31, 2008. The major components of the decrease are as follows:

a) Salaries and benefits attributable to research and development decreased by approximately $894,000 to $1,972,000 for the year ended December 31, 2009 from $2,866,000 for the year ended December 31, 2008 due to a) a decrease in the number of research and development employees in 2009, b) stock compensation expense increased to $618,000 for the twelve months ended December 31, 2009 from $436,000 for the twelve months ended December 31, 2008, and c) bonus expense decreased to $182,000 for the twelve months ended December 31, 2009 from $84,000 for the twelve months ended December 31, 2008;

b) Consulting expense attributable to research and development decreased by approximately $878,000 to $205,000 for the year ended December 31, 2009 from $1,083,000 for the year ended December 31, 2008 primarily due to decreased services related to prototype development;

c) Lab expense decreased by approximately $2,669,000 to $273,000 for the year ended December 31, 2009 from $2,942,000 for the year ended December 31, 2008 primarily due to decreased services related to prototype development; and

d) Travel expense attributable to research and development decreased by approximately $202,000 to $117,000 for the year ended December 31, 2008 from $319,000 for the year ended December 31, 2007.

OTHER INCOME (EXPENSE).

a) Debt issuance expense increased to $164,960 for the year ended December 31, 2009 due to the debt raised in 2009.

c) Interest expense, net decreased to an expense of $76,607 for the year ended December 31, 2009 as compared to an interest income, net of $184,475 for the year ended December 31, 2008 primarily due to interest expense associated with the debt raised in 2009.

NET LOSS.  Net loss decreased to $5,372,838 for the year ended December 31, 2009, as compared to $10,584,416 for the year ended December 31, 2008. We compute our net loss per share on the basis of net loss attributable to common stockholders, which included the effects of certain items not included in the determination of net loss. Net loss attributable to common stockholders for the year ended December 31, 2009 was $10,002,269 as compared to a net loss attributable to common stockholders of $15,354,514 for the year ended December 31, 2008. The net loss attributable to common stockholders for the twelve months ended December 31, 2009 includes $3,569,136 preferred stock dividends and amortization of preferred stock discount and $1,060,295 for additional warrants and dividends issued to Series B and C Preferred Stock holders to induce conversion to common stock.  The net loss attributable to common stockholders for the twelve months ended December 31, 2008, includes $4,770,098 of accrued but unpaid preferred stock dividends and amortization of preferred stock discount.

OFF-BALANCE SHEET TRANSACTIONS

We do not have any off-balance sheet transactions.

LIQUIDITY AND CAPITAL RESOURCES

Operating Activities

Cash used in operating activities during the nine months ended September 30, 2010 decreased to $2,251,511 as compared to $2,840,371 used for the nine months ended September 30, 2009. This is primarily attributable to a decrease in research and development expense for the nine months ended September 30, 2010.

Investing Activities

Cash flows from investing activities during the nine months ended September 30, 2010 increased to $2,250,000 as compared to $0 for the nine months ended September 30, 2009.  In May 2010, the Company sold its patent portfolio for TMOS technology to Rambus, Inc. for $2,250,000.

Financing Activities

We have financed our operating and investing activities primarily from the proceeds of our private placement of common stock, convertible notes and preferred stock. During the nine months ended September 30, 2010, the total net cash provided by financing activities was $666,274, from the net proceeds received from the private placement of convertible notes.  During the nine months ended September 30, 2009, the total net cash provided by financing activities was $1,684,570, all from net proceeds received from the private placement of convertible notes.

Working Capital

Our primary sources of liquidity have been short-term loans from private placements of convertible notes, private placements of equity securities, and the sale of certain intellectual property.  In the fourth quarter of 2008, we began to reduce operating expenses and delay planned expenditures to preserve our working capital.  In the second, third and fourth quarters of 2009 and first quarter of 2010 we raised $650,000, $1,275,000, $400,000 and $775,000 in convertible notes, respectively, all of which will be due and payable upon the consummation of this offering.  In the second quarter of 2010, we raised $2,250,000 through the sale of certain intellectual property to Rambus, Inc.

As of September 30, 2010, we had a cash balance of approximately $1.0 million.  We project that current cash reserves, before inclusion of proceeds from this offering, will sustain our operations through December 31, 2010, and we are not aware of any trends or potential events that are likely to adversely impact our short term liquidity through this term.  After December 31, 2010, absent proceeds from this offering, we do not believe we will have sufficient proceeds to meet our anticipated working capital needs.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following table sets forth the names and ages of all of our directors and executive officers as of December 10, 2010. Our officers are appointed by, and serve at the pleasure of, the Board of Directors.

Name	Age	Title
Reed J. Killion	48	Chief Executive Officer, President, Principal Executive Officer and Director
Robert J. Petcavich	56	Vice President and General Manager Opcuity Films
Dan Van Ostrand	52	Vice President Research & Development
Jeffrey W. Tomz	39	Chief Financial Officer
Carl J. Yankowski	62	Director
Bernard Marren	75	Chairman
Bruce Berkoff	50	Director
Ross Young	45	Director

Biographical information with respect to our executive officers and directors is provided below. There are no family relationships between any of our executive officers or directors.

Reed J. Killion, Chief Executive Officer, President, Principal Executive Officer and Director —Mr. Killion is a member of our board of directors and has served as our President and Principal Executive Officer since September 2004. As of May 1, 2008, Mr. Killion was promoted to Chief Executive Officer.  Mr. Killion is also the Chairman of the Board for Animal Innovations, Inc. Mr. Killion is an active Board Member and Trustee of the Texas A&M Research Foundation. Previously Mr. Killion served as our Executive Vice President of Business Development and has been a member of ours board of directors since April 2002.  Prior to joining Uni-Pixel, Mr. Killion was Vice President of Business Development for LogiCom from 1999 until 2002.  HP/Compaq, Dell, DEC, Siemens, NVIDIA, Vanguard, Atmel, Foxconn, Seiko (SMOS) and DCM Technologies are among the companies Mr. Killion has represented and consulted with over his 20 years in the high tech industry. Mr. Killion holds a Bachelors Degree in Finance from the University of Mississippi.

Mr. Killion’s eight years of leadership with us makes him highly qualified to be a member of our board.  He has a comprehensive understanding of our company and management, operations, financial requirements and technologies.  Mr. Killion’s management experience and active involvement in various industries enable him to guide our business strategy in an increasingly complex business environment.

Robert J. Petcavich, Vice President and General Manager — Dr. Petacavich has been the Vice President and General Manager of Uni-Pixel since he joined us in January 2008.  Dr Petcavich was also the cofounder of Health Beacons Inc. in Kirkland, Washington, a company that develops leading edge implantable RFID technology for the medical surgical cancer field. Dr Petcavich was Senior Vice President and Chief Technology Officer of Lumera Corporation (NASDAQ:LMRA) in Bothell, Washington, a publicly traded nanotechnology polymer platform bioscience and molecular photonics technology company. Dr. Petcavich has been the Chairman, CEO and CTO of several advanced materials and medical informatics technology companies. Dr. Petcavich was Vice President of Deposition Technologies Inc. from 1982 to 1988, an advanced materials company involved in electro optic and aerospace thin film materials development and manufacturing which was subsequently acquired by Brunswick Defense (NYSE:BC) and Material Sciences Corporation (NYSE:MSC) in 1986. From August 1988 until September 1995, Dr. Petcavich was President and CEO of Alphascribe Express Inc., an electronic medical records service enterprise, which was subsequently sold to Rodeer Systems. Dr. Petcavich was also founder, Chairman and CTO of Planet Polymer Technologies Inc. (Nasdaq:POLY now PLNT) from 1992 until 2002, an advanced materials intellectual property development company which merged with Allergy Free Inc. of Houston, Texas. Dr. Petcavich was also founder, CEO and Chairman from 1996 until 2001 of Alife Medical Inc a Natural Language Processing software services provider for the medical billing industry now majority owned by Medquist (NASDAQ:MEDQ) a subsidiary of Philips Electronics. Dr. Petcavich was also founder and board member of Molecular Reflections Inc., a MEMS based biotech design and discovery Platform Company as well as Polytronix Inc., a custom LCD manufacturer of Richardson, Texas. Dr Petcavich has a Ph.D. degree in Polymer Science, a Master of Science Degree in Solid State Science, and a B.S. degree in Chemistry from the Pennsylvania State University, and completed the PMD executive management degree program at Harvard. Dr. Petcavich holds 24 issued United States patents in fields such as electro optic LCD displays, biotechnology MEMS devices, time released animal neutraceuticals, fruit shelf life extension technology, and handheld wireless devices. Dr. Petcavich is also on the Board of Directors of the College of Science and College of Material Science and Engineering at the Pennsylvania State University and Carbon Nanoprobes Inc. in Seattle, Washington.

Dan Van Ostrand, Vice President Research & Development — Mr. Van Ostrand is one of our founders and has served in a Senior Executive position since our inception in February of 1998.  Mr. Van Ostrand has many years of experience in corporate operations, project management, systems engineering and systems design and has been involved in our establishment, funding and management. Since 2004, he has been leading our corporate R&D activities, including microstructure mastering and Intellectual Property development.  In 2009 he also took over responsibility for all of our Engineering activities.  As co-owner from 1984 through 1992 of a closely-held company that designed ruggedized VME-based tactical computer systems for the United States Army, he was exposed to and became interested in the design, development and engineering principles of flat panel display technology. Mr. Van Ostrand was a Systems Engineer from 1980 until 1992 for Informatics General, Magnavox, Teledyne and the Jet Propulsion Laboratory.  He has a BA with a double major in Math and Computer Science from Mid-America Nazarene University.

Jeffrey Tomz, Chief Financial Officer — On March 14, 2010, Jeffrey Tomz became our principal financial officer and on July 1, 2010, the board of directors formally designated Mr. Tomz as our Chief Financial Officer. Since June 2005, Mr. Tomz has been our VP of Finance. From August 2001 to April 2005, Mr. Tomz was the Chief Financial Officer of Isolagen, Inc. (AMEX:ILE) and was instrumental in raising over $190 million in equity and debt for Isolagen. From October 1999 to August 2001, Mr. Tomz was a Principal at Benchmark Equity Group, Inc. Mr. Tomz has served on the board of directors of various companies, including InfoHighway Communication Corp., a private communication company from September 1998 to September 2000. Prior to joining Benchmark in the fall of 1997, Mr. Tomz began his career as a certified public accountant with Arthur Andersen Worldwide. Mr. Tomz received his MPA from The University of Texas at Austin.

Carl J. Yankowski, Director— Mr. Yankowski has served as a director since March 16, 2007.  Mr. Yankowski has served as the CEO of Ambient Devices, Inc. since August 2007.  Mr. Yankowski was named CEO of Palm, Inc. in December 1999, three months before its initial pubic offering that raised in excess of $1 billion. Immediately prior to joining Palm, Mr. Yankowski was CEO of the Reebok Brand, where he led the worldwide Reebok-brand business, a multibillion dollar enterprise that recently merged with Adidas.  During his tenure at Reebok, Mr. Yankowski successfully reorganized the Company for growth, significantly streamlined operations, and improved profitability.  Mr. Yankowski spent over four years at Sony Electronics, Inc. as President and COO where he was responsible for the development and launch of numerous successful products in growing markets and new business categories for Sony, including DVD, CDMA, digital imaging, and VAIO personal computers.  He also oversaw the initial U.S. launch of PlayStation. Mr. Yankowski led Sony to profitable U.S. revenue growth from $6+ Billion to over $10 Billion, and oversaw a dramatic expansion of U.S. manufacturing.  In an earlier position as Chairman of Polaroid’s Asia Pacific Region, Mr. Yankowski led growth in the business imaging market globally and set up the Company’s Asia Pacific headquarters.  Mr. Yankowski has held marketing and strategic leadership positions in several other prestigious technology and consumer-products companies, including General Electric Co., Pepsi, Memorex and Procter & Gamble. Mr. Yankowski earned simultaneous bachelors of Science degrees in electrical engineering materials science and management from Massachusetts Institute of Technology (“MIT”).  He is a Director of Informatica, Avidyne, and several other firms.  He serves or has served on the visiting committee of MIT Media Lab, and on the Boards of the Boston College Carroll School of Business and MIT Sloan School.

Mr. Yankowski’s leadership roles in numerous fortune 500 companies make him a valuable member of our board of directors and audit committee.  The extensive management experience he has acquired in these roles provide him with the knowledge to deal with financial, accounting, regulatory and administrative matters.  Mr. Yankowksi is well-versed in accounting principals and financial reporting rules and regulations, and is equipped to evaluate financial results and lead our audit committee.

Bernard Marren, Director— Mr. Marren has served as a director since March 16, 2007 and has been Chairman of our board of directors since May 1, 2008.  Mr. Marren is currently the President and CEO of OPTi, Inc., a company that licenses intellectual property for logic chips. He is also a Director of Microtune, Inc. and InFocus Corporation.  In a career that spans more than 40 years, Mr. Marren was both a founder of and the top executive with multiple companies that pioneered new semiconductor technologies. He also served as chief executive with a number of high-tech firms, and is widely regarded for his leadership in sales and marketing, engineering and operations. He has been associated in his career with Western Micro Technology, Inc., Silicon Engineering, Inc., INNO COMM Wireless, American MicroSystems, Inc., and  Fairchild Semiconductor. Extending his executive leadership to the electronics industry as a whole, Mr. Marren was a founder and the first President of the Semiconductor Industry Association. He is also a past President and Chairman of the National Electronic Distributors Association and a past President of the Electronic Industry Show Corporation. Mr. Marren is a graduate of the Illinois Institute of Technology (BSEE).

Mr. Marren’s technology industry experience, particularly as it relates to our industry, makes him highly qualified to lead our board.  With his business experience and educational background, Mr. Marren is well-versed in the review and evaluation of financial statements of publicly traded companies, which enables him to provide valuable insight to our board of directors.

Bruce Berkoff, Director— Mr. Berkoff has served as a director since March 16, 2007. Mr. Berkoff is the Chairman of the LCD TV Association which is a global not-for-profit marketing trade association to help “inform, promote, improve, and connect” the entire supply chain involved with the large and growing multibillion dollar LCD TV industry.  Mr. Berkoff is also a Director of LG Display.  Previously, Mr. Berkoff was the CEO and later Chairman of Enuclia Semiconductor, a fab-less semiconductor startup in the HDTV video processor space, and prior to that for 6 years in Seoul Korea he was the Executive Vice-President and Chief Marketing Officer (CMO) of LG.Philips LCD, one of the world’s leading TFT-LCD manufacturers. Before that, Mr. Berkoff served as general manager of Philips Flat Display Systems’ software and electronics business unit in Silicon Valley. He has also held executive management positions at several technology companies, including UMAX Computer Corporation, Radius, and SuperMac Technologies. Mr. Berkoff is well-known for his visionary keynote addresses, panel chairmanships and other roles at display and electronics industry events, including the Symposium on Information Displays (SID) Business & Investor Conferences, USDC (US Display Consortium) Conferences, DisplayForum Europe, HDTV Forum, Asia SID (ASID), EuroDisplays (ESID), the U.S. Flat Panel Display (US FPD) Conference, the Flat Information Display (FID) Conference and the Consumer Electronics Show (CES) in Las Vegas.  Mr. Berkoff holds undergraduate and graduate degrees in physics and biophysics from Princeton and the University of California, Berkeley, respectively, and also has display-related patents both granted and pending in the U.S. and China.

Mr. Berkoff’s technology industry experience, particularly as it relates to our industry, makes him highly qualified to serve as a member of our board of directors and other board committee.  With his business experience and educational background, Mr. Berkoff is well-versed in the review and evaluation of financial statements of publicly traded companies.  He provides valuable insight to our board of directors and other board committees.

Ross Young, Director— Mr. Young has served as a director since May 20, 2008. Mr. Young founded DisplaySearch, the leading provider of market intelligence on displays and related technology, in 1996 and is credited with building the firm to what it is today. Mr. Young has made multiple appearances on television, including NBC’s  The Today Show as a display industry expert, and has been an invited speaker at over 30 different conferences worldwide. Mr. Young received The NPD Group’s prestigious John Byington Award for outstanding creativity and innovation in November 2006, was appointed to the Board of Directors at Westar Display Technologies in February 2005 and was named to the VLSI Research Executive All-Star Team in 1994. Prior to founding DisplaySearch in 1996, he served in senior marketing positions at OWL Displays, Brooks Automation, Fusion Semiconductor and GCA in the driver IC, flat panel automation, etch and strip and lithography markets. He is also a published author, having written a book on U.S. - Japanese competition titled  Silicon Sumo: U.S.-Japan Competition and Industrial Policy in the Semiconductor Equipment Industry . As of September 2008, Mr. Young is currently a Vice President at Samsung Electronics. Mr. Young holds a Bachelor Degree in economics from the University of California at San Diego.

Mr. Young’s technology industry experience, particularly as it relates to our industry, makes him highly qualified to serve as a member of our board of directors and other board committee.  With his business experience, Mr. Young is well-versed in new technologies to help lead our company.  He provides valuable insight to our board of directors and other board committees.

The Board members serve for the latter of a period of one year or until the next annual meeting of stockholders.

Our executive officers are appointed by our board of directors and hold office until removed by the board.

EXECUTIVE COMPENSATION

The table below summarizes the total compensation paid to or earned by our principal executive officer, our principal financial officer and each of our two other executive officers other than our principal executive officer and principal financial officer.  The amounts represented in the “Option Awards” column reflect the stock compensation expense recorded by the Company pursuant to ASC Topic 718 and does not necessarily equate to the income that will ultimately be realized by the named executive officers for such awards.

2009 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation (3)	Total

Reed J. Killion	2009	$213,542	$—	$323,143	—	—	$11,500	$548,185
Chief Executive Officer, President (Principal Executive Officer) & Director	2008	238,937	—	330,152	—	—	12,000	581,089

James A. Tassone(4)	2009	150,875	—	57,986	—	—	11,500	220,361
Chief Financial Officer	2008	171,175	—	80,337	—	—	12,000	263,512

Dan Van Ostrand	2009	136,667	—	18,494	—	—	—	155,161
Vice President Research & Development	2008	155,000	—	—	—	—	—	155,000

Robert Petcavich	2009	167,963	—	143,569	—	—	—	311,532
Vice President & General Manager Opcuity Films	2008	188,250	—	125,075	—	—	—	313,325

(1)                                 Amounts reflect the aggregate annual cash bonus earned by each of our named executive officers for fiscal years 2009 and 2008.  There were no cash bonus paid for fiscal years 2009 and 2008.

(2)                                 For 2009 and 2008, the amounts reflect the compensation cost recognized in 2009 and 2008, respectively, for stock options in accordance with ASC Topic 718, which reflects the fair value of all stock-based compensation on the date of grant.  For additional information relating to the assumptions made by us in connection with the valuation of these awards for 2009, refer to Note 3 of our financial statements herein.  For additional information relating to the assumptions made by us in connection with the valuation of these awards for 2008, refer to Note 3 of our financial statements in our Annual Report on Form 10-KSB for the year ended December 31, 2008.

(3)                                 Excludes perquisites and other personal benefits unless such compensation was greater than $10,000.  For Mr. Killion and Mr. Tassone, amounts include a car allowance.

(4)                                 Effective March 14, 2010, Mr. Tassone resigned as chief financial officer.

401(k) Plan

Effective February 2007, we created an employee benefit plan available to all full-time employees under Section 401(k) of the Internal Revenue Code (“401(k) plan”). Employees may make contributions up to a specified percentage of their compensation, as defined. We are not obligated to make contributions under the 401(k) plan. In addition, we did not make any matching employer contribution to the 401(k) Plan in 2009 or 2008.

Employment Agreements

As of September 30, 2010, we do not have any employment agreements in effect.

Outstanding Equity Awards at December 31, 2009

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Reed J. Killion	450,000		—		$2.00	3/15/2015	—	—	—	—
	618,750	(a)	191,250	(a)	1.45	9/13/2017	—	—	—	—
	115,313	(b)	87,187	(b)	1.45	4/18/2018	—	—	—	—
	25,000		—		1.45	1/30/2019	—	—	—	—

James A. Tassone	200,000		—		2.00	4/19/2015	—	—	—	—
	80,208	(a)	24,792	(a)	1.45	9/13/2017	—	—	—	—
	14,948	(b)	11,302	(b)	1.45	4/18/2018	—	—	—	—
	25,000		—		1.45	1/30/2019	—	—	—	—

Dan Van Ostrand	25,000		—		1.45	1/30/2019	—	—	—	—

Robert Petcavich	333,333	(c)	166,667	(c)	1.45	1/7/2018	—	—	—	—
	25,000		—		1.45	1/30/2019

(a)         Vests monthly over 36 months beginning September 13, 2007.

(b)         Vests monthly over 36 months beginning April 18, 2008.

(c)          Vests monthly over 36 months beginning January 7, 2008.

Director Compensation

The table below summarizes the total compensation paid to or earned by our directors during 2009. The amounts represented in the “Option Awards” column reflects the stock compensation expense recorded by us and does not necessarily equate to the income that will ultimately be realized by the director for such awards.   The table does not include Mr. Killion whose compensation is described in the Summary Compensation Table above.

2009 Director Summary Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Bruce Berkoff	$—	—	$27,184	—	—	—	$27,184
Bernard Marren	—	—	27,184	—	—	—	27,184
Carl Yankowski	—	—	27,184	—	—	—	27,184
Ross Young	—	—	30,574	—	—	—	30,574

Overview

Our director compensation program consists of cash-based, as well as equity-based, compensation. Our board of directors recognizes that cash compensation is an integral part of the compensation program and has instituted a fixed fee structure to provide compensation relative to the required time commitment of each director. The equity component of our director compensation program is designed to build an ownership stake in our company while conveying an incentive to directors relative to the returns recognized by our shareholders.

Cash-Based Compensation

Non-employee directors receive an annual stipend of $40,000 paid in equal monthly installments. All directors are reimbursed ordinary and reasonable expenses incurred in exercising their responsibilities in accordance with our Travel and Entertainment Expense Reimbursement policy applicable to all of our employees.  The non-employee directors waived their cash compensation fees in November 2008 and December 2008 and for all of fiscal 2009 and 2010.

Equity-Based Compensation

Under provisions adopted by the board of directors, each non-employee director receives an option to purchase 100,000 shares of our common stock issued upon his first election to the board.  These options vest monthly over three years. Stock options granted under the plan are priced at the closing market price of our stock on the day of grant.

Pension and Benefits

The non-employee directors are not eligible to participate in our benefits plans, including the 401(k) plan.

Indemnification Agreements

Our certificate of incorporation requires us to indemnify both our directors and officers to the fullest extent permitted by Delaware state law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

We have set forth in the following table certain information regarding our common stock, on an as converted basis, beneficially owned by (i) each stockholder we know to be the beneficial owner of 5% or more of our outstanding common stock, (ii) each of our directors and named executive officers, and (iii) all executive officers and directors as a group. Generally, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days pursuant to options, warrants, conversion privileges or similar rights.  Unless otherwise indicated, ownership information is as of December 10, 2010 and reflects the 1-for-15 reverse stock split effected at 5:00 p.m. (Central Time) on December 9, 2010.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership(1)		Percent of Class
Directors and Officers:
Reed J. Killion	168,230	(2)	4.7%
Robert J. Petcavich	75,000	(3)	2.1%
Dan Van Ostrand	73,501	(4)	2.1%
Jeffrey W. Tomz	57,781	(5)	1.4%
James A. Tassone	80,451	(6)	2.3%
Carl J. Yankowski	80,667	(7)	2.3%
Bernard Marren	16,667	(8)	0.5%
Bruce Berkoff	14,000	(9)	0.4%
Ross Young	13,352	(10)	0.4%
All Directors and Executive Officers as a Group (8 persons)	499,198	(11)	13.9%
5% Stockholders:
The Raptor Global Portfolio Ltd.
The Altar Rock Fund Liquidating Trust
50 Rowes Wharf, 6th Floor
Boston, MA 02110	1,436,101	(12)	37.1%
The Tudor BVI Global Portfolio, L.P.
Tudor Investment Corporation
1275 King Street
Greenwich, CT 06831	455,041	(13)	12.6%
Merrill Lynch Pierce, Fenner & Smith Incorporated
One Bryant Park
New York, NY 10036	855,973	(14)	22.4%

(1)                         Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and is generally determined by voting powers and/or investment powers with respect to securities. Unless otherwise noted, all of such shares of common stock listed above are owned as of December 10, 2010 and are owned of record by each individual named as beneficial owner and such individual has sole voting and dispositive power with respect to the shares of Common Stock owned by each of them.

(2)                         Includes options to purchase 131,563 shares of common stock exercisable within 60 days from December 10, 2010.

(3)                         Includes options to purchase 75,000 shares of common stock exercisable within 60 days from December 10, 2010.

(4)                         Includes options to purchase 18,334 shares of common stock exercisable within 60 days from December 10, 2010.

(5)                         Includes options to purchase 37,333 shares of common stock exercisable within 60 days from December 10, 2010.

(6)                         Includes options to purchase 55,368 shares of common stock exercisable within 60 days from December 10, 2010. As announced by the Company in March 2010, Mr. Tassone resigned as Chief Financial Officer. Accordingly, the number of shares owned by Mr. Tassone is not included in the aggregate amount for all directors and executive officers as a group.

(7)                         Includes options to purchase 80,667 shares of common stock exercisable within 60 days from December 10, 2010.

(8)                         Includes options to purchase 16,667 shares of common stock exercisable within 60 days from December 10, 2010.

(9)                         Includes options to purchase 14,000 shares of common stock exercisable within 60 days from December 10, 2010.

(10)                  Includes options to purchase 13,352 shares of common stock exercisable within 60 days from December 10, 2010.

(11)                  Includes Jeffery Tomz, who was appointed Chief Financial Officer to replace Mr. Tassone. Mr. Tassone is not included in this aggregate amount as noted above

(12)                  Based on an amended Schedule 13D filed with the SEC on November 10, 2009 jointly by The Raptor Global Portfolio Ltd. (“Master Fund”), The Altar Rock Fund Liquidating Trust (“Altar Rock”), Raptor Capital Management LP (the “Manager”), Raptor Capital Management GP LLC (“General Partner”), Raptor Group Holdings LP (“Group Holdings”), Raptor Holdco GP

LLC (“Holdco”), Raptor Capital Management, Inc. (“RCM, Inc.”) and James J. Pallotta (“Mr. Pallotta”).  Includes warrants to purchase 395,655 shares of common stock exercisable within 60 days from December 10, 2010.  Manager is the investment manger of Master Fund and Altar Rock.  General Partner is the general partner of Manager.  Group Holdings is the managing member of General Partner.  Holdco is the general partner of Group Holdings.  RCM, Inc. is the managing member of Holdco and Mr. Pallotta is chairman of the board of directors, president and managing director of RCM, Inc.  According to the amended 13D, (a) Master Fund beneficially owns 1,028,331 shares of common stock and warrants to purchase 395,655 shares of common stock, (b) Altar Rock beneficially owns 8,749 shares of common stock and warrants to purchase 3,366 shares of common stock and (c) General Partner, Group Holdings, Holdco, RCM, Inc. and Mr. Pallotta each beneficially owns 1,037,080 shares of common stock and warrants to purchase 399,021 shares of common stock, over which all the parties share voting and dispositive power.

(13)                  Based on an amended Schedule 13D filed with the SEC on November 12, 2009 jointly by Tudor Investment Corporation (“TIC”), Paul Tudor Jones, III (“Jones”) and The Tudor BVI Global Portfolio L.P. (“BVI”)  Includes warrants to purchase 126,433 shares of common stock exercisable within 60 days from December 10, 2010.  TIC is a money management firm that provides investment advice to BVI, among others, and Jones is the Chairman and Chief Executive Officer of TIC, of which he owns a majority of the capital stock and voting securities.  According to the amended Schedule 13D, TIC, Jones and BVI share voting and dispositive power over all shares beneficially owned.

(14)                  Based on an amended Schedule 13G filed with the SEC on February 4, 2010 jointly by Bank of America Corporation and its wholly-owned subsidiary,  Merrill Lynch, Pierce Fenner & Smith Incorporated. Includes warrants to purchase 254,785 shares of common stock exercisable within 60 days from December 10, 2010. According to the amended Schedule 13G, Bank of America and Merrill Lynch share voting and dispositive power over all shares beneficially owned.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Related Party Transactions

Our practice has been that any transaction which would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the Securities and Exchange Commission, with respect to a director or executive officer, must be reviewed and approved, or ratified, by our audit committee pursuant to the audit committee charter. The audit committee reviews and investigates any matters pertaining to the integrity of management and directors, including conflicts of interest, or adherence to standards of business conduct required by our policies. We are currently not a party to any such related party transactions.

Director Independence

Our common stock is currently listed on The NASDAQ Capital Market under the symbol “UNXLD,” until January 7, 2011, and will thereafter become “UNXL”,   and therefore, our determination of the independence of directors is made using the definition of “independent” contained in the listing standards of the NASDAQ Stock Market.  On the basis of information solicited from each director, the board has determined that each of Mr. Yankowski, Mr. Marren, Mr. Berkoff and Mr. Young has no material relationship with the Company and is independent within the meaning of such rules. In making this determination, the board evaluated responses to a questionnaire completed by each director regarding relationships and possible conflicts of interest between each director, the company and management. In its review of director independence, the board considered all commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the company or management   Our audit committee consists of Mr. Yankowski (Chairman), Mr. Marren and Mr. Berkoff.; our compensation committee consists of Mr. Marren (Chairman), Mr. Berkoff and Mr. Young; and our nomination and governance committee consists of Mr. Berkoff (Chairman), Mr. Yankowski and Mr. Young, each of whom the board has determined has no material relationship with the company and is independent, as provided above.

DETERMINATION OF OFFERING PRICE

Prior to the determination of the offering price of the shares, our common stock was quoted on the OTC Bulletin Board.  Currently our common stock listed for trading on The NASDAQ Capital Market. Trading of a security on The NASDAQ Capital Market is made through a market maker. Our underwriter, MDB Capital Group LLC, however, is not obligated to make a market in our securities, and even if it chooses to make a market, can discontinue at any time without notice. Neither we nor the underwriter can provide any assurance that an active and liquid trading market in our securities will develop or, if developed, that the market will continue.

The public offering price of the shares offered by this prospectus has been determined by negotiation between us and the underwriter. Among the factors considered in determining the public offering price of the shares were:

•                  our history and our prospects;

•                  the industry in which we operate;

•                  our past and present operating results;

•                  the previous experience of our executive officers; and

•                  the general condition of the securities markets at the time of this offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the shares can be resold at or above the public offering price.

USE OF PROCEEDS

The gross proceeds from the sale of 3,000,000 shares of common stock at a price per share of $5.00, prior to deducting underwriting discounts and commissions and the estimated offering expenses payable by us, will be approximately $15.0 million (approximately $17.3 million if the over-allotment option granted to the underwriter is exercised in full).

We estimate that we will receive net proceeds of $13.4 million, after deducting underwriting discounts and commissions and our underwriter’s expense allowance and estimated expenses of approximately $1.7 million, which includes legal, accounting, printing costs and various fees associated with the registration and listing of our shares. If the underwriter exercises its right to purchase an additional 450,000 shares of common stock to cover over-allotments, we will receive approximately an additional $2.0 million, after deducting approximately $0.2 million for underwriting discounts and commissions.

We currently intend to use the net proceeds of this offering for working capital and general corporate purposes, and repayment of certain indebtedness. We currently have outstanding convertible promissory notes in the principal amount of $3.1 million, accruing interest at 8%.  Of these notes, $2,275,000 is due on December 31, 2010, but $825,000 principal amount of these notes is due and payable and in default accruing interest at 8%. All of these convertible notes will automatically become due and payable upon the closing of this offering. The holders of these convertible notes have the option to convert their debt and accrued interest into shares of our common stock at the conversion price of $5.00 per share, giving effect to the 1-for-15 reverse stock split effected immediately after the effectiveness of the registration statement of which this prospectus is a part and the offering price of $5.00 per share.  Holders of $950,000 principal amount of these notes have elected to convert the amounts owed thereunder, including accrued interest, into an aggregate of 207,605 shares of our common stock.  The remaining $2,150,000 principal amount of these notes, plus accrued interest, will be paid off at the closing of this offering.

In addition, we may use a portion of any net proceeds to acquire complementary products, technologies or businesses. We will have significant discretion in the use of any net proceeds. Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of our common stock. We may invest the net proceeds temporarily until we use them for their stated purpose.

CAPITALIZATION

The following table sets forth our actual cash and cash equivalents and capitalization, each as of September 30, 2010:

•                  on an actual and pro-forma basis (giving effect to the 1-for-15 reverse stock split effected immediately after the effectiveness of the registration statement of which this prospectus is a part); and

•                  on a pro forma as adjusted to give effect to the issuance of the common stock offered hereby and the use of proceeds, as described in the section entitled “Use of Proceeds.”

You should consider this table in conjunction with our consolidated financial statements and the notes to those consolidated financial statements included in this prospectus.

	As of September 30, 2010
	(in thousands, except per share data)
	Actual	As Adjusted(1)(2)
	(unaudited)
Cash and cash equivalents	$973	$14,323

Total liabilities	$4,146	$3,123

Stockholders’ equity:
Common stock, par value $0.001 per share: 100,000,000 shares authorized; 3,474,035 and 6,681,640 issued as of September 30, 2010 actual and as adjusted, respectively	3	7
Additional paid in capital	49,968	64,337
Accumulated deficit	(52,858)	(52,858)
Total stockholders’ deficit	$(2,887)	$11,486

Total capitalization	$1,259	$14,609

(1)         Assumes that $15.0 million of our common stock is sold in this offering at $5.00 per share, our offering price, on December 10, 2010, and that the net proceeds thereof are approximately $13.4 million after deducting underwriting discounts and commissions and our estimated expenses. If the underwriter’s over-allotment option is exercised in full, net proceeds will increase to $15.1 million.

(2)         Includes 207,605 shares of our common stock to be issued at the closing of this offering upon conversion of convertible debt in the principal amount of $950,000, plus accrued interest.

PRICE RANGE OF COMMON STOCK

Effective December 10, 2010, our common stock became listed on The NASDAQ Capital Market under the symbol “UNXLD”.  Effective January 7, 2011, the symbol will become “UNXL”.   Prior to that date, our common stock was quoted on the OTC Bulletin Board under the symbol “UNXL.OB.” The following table sets forth, for the quarters shown, the range of high and low bid information of our common stock on the OTC Bulletin Board, as reported on the website of The NASDAQ Stock Market, giving effect to the 1-for-15 reverse stock split effected immediately after the effectiveness of the registration statement of which this prospectus is a part. The bid prices reflect inter-dealer quotations, do not include retail markups, markdowns, or commissions and may not necessarily reflect actual transactions:

Quarter Ended	High	Low

2010
Fourth Quarter (through December 9, 2010)	$8.40	$4.20
Third Quarter	$7.65	$4.80
Second Quarter	$9.75	$2.40
First Quarter	$7.50	$2.25
2009
Fourth Quarter	$9.60	$4.50
Third Quarter	$6.90	$3.45
Second Quarter	$9.00	$4.95
First Quarter	$13.80	$6.00
2008
Fourth Quarter	$10.50	$5.25
Third Quarter	$18.75	$6.00
Second Quarter	$22.50	$10.50
First Quarter	$15.15	$6.00

As of December 10, 2010, after giving effect to a 1-for-15 reverse stock split effected immediately after the effectiveness of the registration statement of which this prospectus is a part we had approximately 3,474,035 shares of common stock outstanding, held of record by approximately 1,000 stockholders.  The last reported sales price of our common stock on The NASDAQ Capital Market on December 10, 2010 was $5.25 per share.

DIVIDEND POLICY

We have never paid dividends on our common stock. Currently, we anticipate that we will retain earnings, if any, to support operations and to finance the growth and development of our business and do not anticipate paying cash dividends on the common stock in the foreseeable future.

DILUTION

Our net tangible book value as of September 30, 2010 was approximately ($2.9) million, or ($0.83) per share of our common stock.  Our net tangible book value per share represents our total tangible assets less total liabilities divided by the number of shares of our common stock outstanding on September 30, 2010, giving effect to a 1-for-15 reverse stock split effected immediately after the effectiveness of the registration statement of which this prospectus is a part. Taking into account the net proceeds from the issuance of 3,000,000 shares of our common stock at the public offering price of $5.00 per share, after deducting the commissions and estimated offering expenses payable by us, and taking into account the issuance of 207,605 shares of our common stock upon conversion of $950,000 principal amount of our outstanding convertible notes, including accrued interest, that the holders thereof have elected to convert at the closing of this offering, our net tangible book value as of September 30, 2010 would have been approximately $11.5 million, or $1.72 per share of our common stock.  This amount represents an immediate increase in net tangible book value of $2.55 per share to our existing stockholders and an immediate dilution in net tangible book value of $3.28 per share to new investors purchasing shares of our common stock in this offering.

We determine dilution by subtracting the adjusted net tangible book value per share after this offering from the public offering price per share of our common stock.  The following table illustrates the dilution in net tangible book value per share to new investors:

Public offering price per share		$5.00
Net tangible book value per share as of September 30, 2010	$(0.83)
Increase per share attributable to new investors	$2.55
Adjusted net tangible book value per share after this offering		$1.72
Dilution in net tangible book value per share to new investors		$3.28

The following shares were not included in the above calculation:

•                       462,589 shares of our common stock that could have been issued upon conversion of convertible debt in the remaining principal amount of $2,150,000, plus accrued interest, giving effect to the 1-for-15 reverse stock split effected immediately after the effectiveness of the registration statement of which this prospectus is a part and the offering price of $5.00 per share, but which were not elected to be converted and instead will be repaid at the closing;

•                       832,377 shares of our common stock issuable upon exercise of stock options under our stock plans at a weighted average exercise price of $9.01 per share, giving effect to a 1-for-15 reverse stock split effected immediately after the effectiveness of the registration statement of which this prospectus is a part;

•                       1,118,489 shares of our common stock reserved for issuance under various outstanding warrant agreements, at a weighted average exercise price of $7.74 per share, giving effect to a 1-for-15 reverse stock split effected immediately after the effectiveness of the registration statement of which this prospectus is a part and an offering price of $5.00 per share; and

•                       19,999 shares of our common stock reserved for future issuance under our 2005 Equity Incentive Plan; 114,300 shares of our common stock reserved for future issuance under our 2007 Equity Incentive Plan; and 119,993 shares of our common stock reserved for future issuance under our 2010 Equity Incentive Plan, giving effect to a 1-for-15 reverse stock split effected immediately after the effectiveness of the registration statement of which this prospectus is a part.

Unless otherwise specifically stated, information throughout this prospectus assumes that none of our outstanding options or warrants to purchase shares of our common stock are exercised.

DESCRIPTION OF CAPITAL STOCK

The following is a brief description of our capital stock.  This summary does not purport to be complete in all respects.  This description is subject to and qualified entirely by the terms of our certificate of incorporation, as amended, or our certificate of incorporation, and our restated bylaws, or our bylaws, copies of which have been filed with the SEC and are also available upon request from us, and by the General Corporation Law of the State of Delaware.

Immediately after the effectiveness of the registration statement of which this prospectus is a part, we amended our certificate of incorporation to effectuate the reverse stock split described herein.  A copy of our composite certificate of incorporation, is filed as an exhibit to the registration statement of which this prospectus is a part.

Authorized Capitalization

We have 110,000,000 shares of capital stock authorized under our certificate of incorporation, consisting of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock.  As of December 10, 2010, we had 3,474,035 shares of common stock outstanding, giving effect to the 1-for-15 reverse stock split effected immediately after the effectiveness of the registration statement of which this prospectus is a part, and no shares of Preferred Stock outstanding.  Our authorized but unissued shares of common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.  If the approval of our stockholders is not so required, our board of directors may determine not to seek stockholder approval.

Common Stock

Holders of our common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose, subject to any preferential dividend rights of any then outstanding preferred stock.  The shares of common stock are neither redeemable or convertible.  Holders of common stock have no preemptive or subscription rights to purchase any of our securities.

Each holder of our common stock is entitled to one vote for each such share outstanding in the holder’s name. No holder of common stock is entitled to cumulate votes in voting for directors.

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets which are legally available for distribution, after payments of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.  All of the outstanding shares of our common stock are fully paid and non-assessable.  The shares of common stock offered by this prospectus will also be fully paid and non-assessable.

Our common stock is listed on the OTC Bulletin Board under the symbol “UNXL.OB.” The transfer agent and registrar for our common stock is Securities Transfer Corporation. Its address is 2591 Dallas Parkway, Suite 102, Frisco, TX 75034, and its telephone number is (469) 633-0101.

Preferred Stock

Our certificate of incorporation permits us to issue up to 10,000,000 shares of preferred stock in one or more series and with rights and preferences that may be fixed or designated by our board of directors without any further action by our stockholders.  We currently have no shares of preferred stock outstanding.

Subject to the limitations prescribed in our certificate of incorporation and under Delaware law, our certificate of incorporation authorizes the board of directors, from time to time by resolution and without further stockholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof.  The issuance of preferred stock could adversely affect the rights of holders of our common stock, including with respect to voting, dividends and liquidation and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights.  Such issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control.  Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of us or to make removal of management more difficult.  Additionally, the issuance of preferred stock may decrease the market price of our common stock.

Stock Options and Warrants

As of December 10, 2010, the following were outstanding:

•                       832,377 shares of our common stock issuable upon exercise of stock options under our stock plans at a weighted average exercise price of $9.01 per share, giving effect to the 1-for-15 reverse stock split effected immediately after the effectiveness of the registration statement of which this prospectus is a part;

•                       1,118,489 shares of our common stock reserved for issuance under various outstanding warrant agreements, at a weighted average exercise price of $7.74 per share, giving effect to the 1-for-15 reverse stock split effected immediately after the effectiveness of the registration statement of which this prospectus is a part and an offering price of $5.00 per share; and

•                       19,999 shares of our common stock reserved for future issuance under our 2005 Equity Incentive Plan; 114,300 shares of our common stock reserved for future issuance under our 2007 Equity Incentive Plan; and 119,933 shares of our common stock reserved for future issuance under our 2010 Equity Incentive Plan, giving effect to the 1-for-15 reverse stock split effected immediately after the effectiveness of the registration statement of which this prospectus is a part.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Charter Documents

The following is a summary of certain provisions of Delaware law, our certificate of incorporation and our bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Delaware and our certificate of incorporation and bylaws.

Effect of Delaware Anti-Takeover Statute.  We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination (as defined below) with any interested stockholder (as defined below) for a period of three years following the date that the stockholder became an interested stockholder, unless:

•                       prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•                       upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and officers and by excluding employee stock plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•                       on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•                       any merger or consolidation involving the corporation and the interested stockholder;

•                       any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•                       subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•                       subject to limited exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•                       the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at anytime within a three-year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Our Charter Documents.  Our charter documents include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by our stockholders.  Certain of these provisions are summarized in the following paragraphs.

Effects of authorized but unissued common stock and blank check preferred stock. One of the effects of the existence of authorized but unissued common stock and undesignated preferred stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, such shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

In addition, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance also may adversely affect the rights and powers, including voting rights, of those holders and may have the effect of delaying, deterring or preventing a change in control of our company.

Cumulative Voting.  Our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors which would allow holders of less than a majority of the stock to elect some directors.

Vacancies.  Our amended and restated bylaws provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum.

Special Meeting of Stockholders.  A special meeting of stockholders may only be called by our chairman of the board, the president or the board of directors.

Advance Notice.  Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

UNDERWRITING

We are offering the shares of common stock described in this prospectus through a single underwriter. MDB Capital Group, LLC is acting as sole book-running manager of the offering.  We have entered into an underwriting agreement with the underwriter.  Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, shares of common stock.

The underwriter is committed to purchase all the common shares offered by us, other than those covered by the option to purchase additional shares described below, if they purchase any shares.

A copy of the underwriting agreement entered into between us and the underwriter has been filed as an exhibit to the registration statement of which this prospectus forms a part.

We have been advised by the underwriter that the underwriter proposes to offer shares of our common stock directly to the public at the public offering prices set forth on the cover page of this prospectus and to certain dealers that are members of the Financial Industry Regulatory Authority (FINRA).  Any securities sold by the underwriter to such securities dealers will be sold at the public offering prices less a selling concession not in excess of $0.30  per share. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriter.

The underwriting agreement provides that the underwriter’s obligations to purchase shares of our common stock are subject to conditions contained in the underwriting agreement.

None of our securities included in this offering may be offered or sold, directly or indirectly, nor may this prospectus and any other offering material or advertisements in connection with the offer and sales of any of our common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction.  Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of our common stock and the distribution of this prospectus.  This prospectus is neither an offer to sell nor a solicitation of any offer to buy any of our common stock included in this offering in any jurisdiction where that would not be permitted or legal.

The underwriter has advised us that it does not intend to confirm sales to any accounts over which they exercise discretionary authority.

Underwriting discount and expenses

The following table summarizes the underwriting discount and commission to be paid to the underwriter by us.

	Without Over-Allotment	With Over-Allotment

Public offering price	$15,000,000	$17,250,000
Underwriting discount to be paid to the underwriter by us for the common stock	$1,500,000	$1,725,000
Non-accountable expense allowance	$0	$0
Proceeds, before expenses, to us	$13,500,000	$15,525,000

We estimate the expenses payable by us for this offering to be $1.7 million, including the underwriting discount, or $1.9 million if the underwriter’s over-allotment option is exercised in full.

Over-allotment option

We have granted to the underwriter an option, exercisable not later than 45 days after the date of this prospectus, to purchase up to an additional 450,000 shares of our common stock (up to 15% of the shares firmly committed in this offering) at the public offering price, less the underwriting discount, set forth on the cover page of this prospectus.  The underwriter may exercise the option solely to cover over-allotments, if any, made in connection with this offering.  If any additional shares of our common stock are purchased pursuant to the over-allotment option, the underwriter will offer these additional shares of our common stock on the same terms as those on which the other shares of common stock are being offered hereby.

Determination of Offering Price

The public offering price of the common stock was negotiated between us and the underwriter, based on the trading price of the common stock prior to the offering, among other things.  Other factors considered in determining the price of the common stock include the history and prospects of the company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the financial markets at the time of the offering and such other factors as were deemed relevant.

Underwriter Warrant

We have agreed to issue to MDB Capital Group, LLC a warrant to purchase shares of our common stock in an amount up to 10% of the shares of common stock sold in this offering. This warrant is exercisable at $6.00 per share (120% of the price of the common stock sold in this offering), commencing on December 9, 2010 and expiring (5) five years from December 9, 2010. The warrant and the shares of common stock underlying the warrant have been deemed compensation by the FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of the FINRA. MDB Capital Group, LLC (or permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate this warrant or the securities underlying this option, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of this warrant or the underlying securities for a period of 180 days from the date of this prospectus.  In addition, any securities that are unregistered and acquired by the underwriter and related persons during 180 days prior to the filing date, or acquired after the required filing date of the registration statement to which this prospectus is a part and deemed to be underwriting compensation by FINRA, and any securities excluded from underwriting compensation, shall not be sold during the offering, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the effective date or commencement of sales of the public offering, except as provided herein. These restrictions shall not apply to (i) the transfer of any security by operation of law or by reason of reorganization of the Company; to any member participating in the Offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction for the remainder of the time period; if the aggregate amount of securities of the issuer held by the Underwriter or related person do not exceed 1% of the securities being offered; that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; that is not an item of value under paragraphs; that is eligible for a limited filing requirement and has not been deemed to be underwriting compensation under the FINRA Rule 5110;  that was previously but is no longer subject to the 180-day lock-up restriction herein in connection with a prior public offering (or a lock-up restriction in the predecessor rule), provided that if the prior restricted period has not been completed, the security will continue to be subject to such prior restriction until it is completed; or that was acquired subsequent to the issuer’s initial public offering in a transaction exempt from registration under Securities Act Rule 144A; or (ii) the exercise or conversion of any security, if all securities received remain subject to the 180-day lock-up restriction herein for the remainder of the time period.

This warrant will be valued based on the underlying shares of common stock obtainable and valuation factors appropriate at the time it is issued.  We currently estimate that value to be approximately $1.3 million, based on the number of shares of common stock subject to this warrant, an offering price of the shares of $5.00, the resulting exercise prices related to the warrant on the shares of common stock, the five year term of the warrant, a risk-free interest rate of 1.98% currently commensurate with that term, an expected dividend yield of  0.0% and estimated volatility of 143.79%, based on a review of our historical volatility. The initial value of this warrant will be charged to additional paid-in capital as part of this offering costs incurred.

Lock-Up Agreements

All of our officers, directors and shareholders beneficially owning 5% or more of our common stock have agreed that, for a period of 180 days from the date of this prospectus, they will not sell, contract to sell, grant any option for the sale or otherwise dispose of any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities, without the consent of the underwriter except for exercise or conversion of currently outstanding warrants, options and convertible debentures, as applicable; and exercise of options under an acceptable stock incentive plan. The underwriter may consent to an early release from the lock-up periods if, in its opinion, the market for the common stock would not be adversely impacted by sales and in cases of a financial emergency of an officer, director or other stockholder. We are unaware of any officer, director or shareholder who intends to ask for consent to dispose of any of our equity securities during the relevant lock-up periods.

Indemnification

We will agree to indemnify the underwriter against certain liabilities, including certain liabilities arising under the Securities Act, and to contribute to payments that the underwriter may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The underwriter may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act.

•                       Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position.  The short position may be either a covered short position or a naked short position.  In a covered short position, the number of shares over-allotted by an underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option.  The underwriter may close out any short position by either exercising its over-allotment option and/or purchasing shares in the open market.

•                       Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•                       Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option.  If an underwriter sells more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market.  A naked short position is more likely to be created if an underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•                       Penalty bids permit an underwriter to reclaim a selling concession from a syndicate member when the shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock.  As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ Capital Market and/or OTC Bulletin Board, in the case of the common stock or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock.  In addition, neither we nor the underwriter make any representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with the offering, the underwriter may engage in passive market making transactions in the common stock on the NASDAQ Capital Market and/or OTC Bulletin Board in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security.  However, if all independent bids are lowered below the passive market maker’s bid, that bid must be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter, or by its affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriter, prospective investors may be allowed to place orders online.  The underwriter may agree with us to allocate a specific number of shares for sale to online brokerage account holders.  Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

The underwriter’s compensation in connection with this offering is limited to the fees and expenses described above under “Underwriting discount and expenses.”

Other Terms

We have agreed to reimburse MDB Capital Group, LLC in the amount of $50,000 for underwriter counsel fees under any circumstances and up to $150,000 in the event this offering is consummated.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., Baton Rouge, Louisiana. Certain legal matters will be passed upon for the underwriter by Richardson & Patel, LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements of Uni-Pixel, Inc. ‘at December 31, 2008 and 2009, and for each of the two years in the period ended December 31, 2009, included in this prospectus and elsewhere in the registration statement have been audited by PMB Helin Donovan, LLP, independent registered public accounting firm (which contain an explanatory paragraph related to Uni-Pixel, Inc.’s ability to continue as a going concern as described in Note 2 to our consolidated financial statements) as set forth in their report. We have included these financial statements in the prospectus and elsewhere in the registration statement in reliance upon PMB Helin Donovan, LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov and on the investor relations page of our website at www.unipixel.com. Information on our web site is not part of this prospectus. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Some items are omitted in accordance with the rules and regulations of the SEC. You should review the information and exhibits included in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to such provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Uni-Pixel, Inc.

Index to Consolidated Financial Statements

Condensed Consolidated Balance Sheets September 30, 2010 (unaudited) and December 31, 2009	F-2

Condensed Consolidated Statements of Operations Nine months ended September 30, 2010 (unaudited) and September 30, 2009 (unaudited)	F-3

Three months ended September 30, 2010 (unaudited) and September 30, 2009 (unaudited)	F-4

Condensed Consolidated Statements of Shareholders’ Deficit From December 31, 2008 to September 30, 2010 (unaudited)	F-5

Condensed Consolidated Statements of Cash Flows Nine months ended September 30, 2010 (unaudited) and September 30, 2009 (unaudited)	F-6

Notes to Unaudited Condensed Consolidated Financial Statements	F-7

Report of Independent Registered Public Accounting Firm	F-18

Consolidated Balance Sheets, December 31, 2009 and 2008	F-19

Consolidated Statements of Operations for the years ended December 31, 2009 and 2008 and the cumulative period from February 17, 1998 (date of inception) to December 31, 2009	F-20

Consolidated Statements of Shareholders’ Equity (Deficit) for the period February 17, 1998 (date of inception) to December 31, 2009	F-21

Consolidated Statements of Cash Flows for the years ended December 31, 2009 and 2008 and the cumulative period from February 17, 1998 (date of inception) to December 31, 2009	F-22

Notes to Consolidated Financial Statements	F-23

Uni-Pixel, Inc.

Condensed Consolidated Balance Sheets

	September 30, 2010	December 31, 2009
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$972,613	$307,850
Restricted cash	34,877	34,877
Accounts receivable	53,247	—
Deferred loan costs	92,878	385,549
Prepaid expenses	3,400	3,400

Total current assets	1,157,015	731,676

Property and equipment, net of accumulated depreciation of $1,504,317 and $1,328,662, at September 30, 2010 and December 31, 2009, respectively	101,706	277,361
Intangible assets, net of accumulated amortization of $0 and $61,640, at September 30, 2010 and December 31, 2009, respectively	—	168,250

Total assets	$1,258,721	$1,177,287

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current liabilities
Accounts payable	$783,774	$927,641
Deferred revenue	33,333	33,333
Convertible notes payable, net of unamortized discounts of $7,581 and $41,807 at September 30, 2010 and December 31, 2009, respectively	3,092,419	2,283,193
Interest payable	236,200	61,317

Total current liabilities	4,145,726	3,305,484

Total liabilities	4,145,726	3,305,484

Commitments and contingencies (Note 4)	—	—

Shareholders’ deficit
Common stock, $0.001 par value; 100,000,000 shares authorized, 52,100,535 shares issued and outstanding at September 30, 2010 and December 31, 2009	52,101	52,101
Additional paid-in capital	49,919,046	47,728,226
Accumulated deficit	(52,858,152)	(49,908,524)

Total shareholders’ deficit	(2,887,005)	(2,128,197)

Total liabilities and shareholders’ deficit	$1,258,721	$1,177,287

See accompanying notes to these condensed consolidated financial statements.

Uni-Pixel, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	Nine Months Ended September 30,
	2010	2009

Revenues
Thin film revenue	$140,037	$—

Total revenues	140,037	—

Cost of revenues	1,075	—

Gross margin	138,962	—

Selling, general and administrative expenses	2,285,178	2,179,777
Research and development	2,211,015	2,452,030

Operating loss	(4,357,231)	(4,631,807)

Other income (expense)
Gain on sale of intellectual property	2,088,835	—
Debt issuance expense	(461,949)	(54,951)
Interest expense, net	(219,283)	(22,179)

Net loss	$(2,949,628)	$(4,708,937)

Preferred stock dividends and amortization of discount	—	(3,569,136)
Net loss attributable to common shareholders	$(2,949,628)	$(8,278,073)

Per share information
Operating loss — basic and diluted	$(0.08)	$(0.20)
Net loss — basic and diluted	(0.06)	(0.21)
Preferred stock dividends	—	(0.15)
Net loss attributable to common shareholders — basic and diluted	$(0.06)	$(0.36)

Weighted average number of basic and diluted common shares outstanding	52,100,535	22,897,418

See accompanying notes to these condensed consolidated financial statements.

Uni-Pixel, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended September 30,
	2010	2009

Revenues
Thin film revenue	$37,273	$—

Total revenues	37,273	—

Cost of revenues	1,075	—

Gross margin	36,198	—

Selling, general and administrative expenses	580,373	745,051
Research and development	719,587	693,860

Operating loss	(1,263,762)	(1,438,911)

Other income (expense)
Debt issuance expense	(139,903)	(48,400)
Interest expense, net	(74,992)	(22,862)

Net loss	$(1,478,657)	$(1,510,173)

Preferred stock dividends and amortization of discount	—	(1,196,140)
Net loss attributable to common shareholders	$(1,478,657)	$(2,706,313)

Per share information

Operating loss — basic and diluted	$(0.02)	$(0.06)
Net loss — basic and diluted	(0.03)	(0.07)
Preferred stock dividends	—	(0.05)
Net income (loss) attributable to common shareholders — basic and diluted	$(0.03)	$(0.12)
Weighted average common shares outstanding — basic and diluted	52,100,535	22,897,418

See accompanying notes to these condensed consolidated financial statements.

Uni-Pixel, Inc.

Condensed Consolidated Statements of Shareholders’ Deficit

	Common Stock
	Number of Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Deficit
Balance, December 31, 2008	22,897,418	$22,897	$30,785,560	$(43,475,391)	$(12,666,934)
Conversion of Series B & C Preferred Stock	29,203,117	29,204	17,910,605	—	17,939,809
Additional warrants and dividends issued to Series B & C Preferred Stock holders to induce conversion to common stock	—	—	1,060,295	(1,060,295)	—
Stock compensation expense	—	—	1,234,419	—	1,234,419
Issuance of warrants to convertible note investors	—	—	61,389	—	61,389
Issuance of warrants to placement agent	—	—	245,094	—	245,094
Amortization of discount of Series B Preferred Stock	—	—	(1,114,681)	—	(1,114,681)
Amortization of discount of Series C Preferred Stock	—	—	(1,142,893)	—	(1,142,893)
Series B Preferred Stock dividends	—	—	(715,397)	—	(715,397)
Series C Preferred Stock dividends	—	—	(596,165)	—	(596,165)
Net loss	—	—	—	(5,372,838)	(5,372,838)
Balance, December 31, 2009	52,100,535	$52,101	$47,728,226	$(49,908,524)	$(2,128,197)
Stock compensation expense	—	—	2,118,257	—	2,118,257
Issuance of warrants to convertible note investors	—	—	12,010	—	12,010
Issuance of warrants to placement agent	—	—	60,553	—	60,553
Net loss	—	—	—	(2,949,628)	(2,949,628)
Balance, September 30, 2010 (unaudited)	52,100,535	$52,101	$49,919,046	$(52,858,152)	$(2,887,005)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Uni-Pixel, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Nine Months Ended September 30,
	2010	2009
Cash flows from operating activities
Net loss	$(2,949,628)	$(4,708,937)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	182,739	248,964
Stock compensation expense	2,118,257	1,043,328
Amortization of deferred loan costs	461,949	54,951
Amortization of discounts on notes payable	46,236	6,661
Gain on sale of intellectual property	(2,088,835)	—
Change in operating assets and liabilities:
Increase in accounts receivable	(53,247)	—
Increase (decrease) in accounts payable	(143,865)	236,755
Increase in accrued interest payable	174,883	19,795
Increase in accrued expenses and other liabilities	—	258,112
Net cash used in operating activities	(2,251,511)	(2,840,371)

Cash flows from investing activities
Proceeds from the sale of intellectual property	2,250,000	—
Net cash provided by investing activities	2,250,000	—

Cash flows from financing activities
Proceeds from convertible notes payable	775,000	1,925,000
Payment of deferred loan costs	(108,726)	(240,430)
Net cash provided by financing activities	666,274	1,684,570

Net increase (decrease) in cash and cash equivalents	664,763	(1,155,801)
Cash and cash equivalents, beginning of period	307,850	2,035,547
Cash and cash equivalents, end of period	$972,613	$879,746

Supplemental disclosures of cash flow information:
Preferred stock dividend and amortization of discount	$—	$3,569,136
Issuance of warrants to convertible note investors	$12,010	$53,825
Issuance of warrants to Placement Agent	$60,553	$209,798

See accompanying notes to these condensed consolidated financial statements.

Uni-Pixel, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Note 1 — Basis of Presentation, Business and Organization

Uni-Pixel, Inc., a Delaware corporation, is the parent company of Uni-Pixel Displays, Inc., its wholly-owned operating subsidiary.  As used herein, “Uni-Pixel,” “we,” “us,” and “our” refer to Uni-Pixel, Inc. and Uni-Pixel Displays, Inc.  Our common stock, par value $0.001 per share, is quoted on the NASDAQ Over-the-Counter — Bulletin Board (“OTCBB”) under the ticker symbol “UNXL.”

Uni-Pixel is a production stage company delivering its Clearly Superior™ Performance Engineered Films to the Lighting & Display, Solar and Flexible Electronics market segments. We have approximately 13 patents issued or filed and have extensive expertise, technology know-how and trade secrets—protecting its performance engineered film development and manufacturing platforms.

Uni-Pixel’s newly developed UniBoss™ thin film high volume roll to roll or continuous flow manufacturing process offers high fidelity replication of advanced micro-optic structures and surface characteristics over large area, combined with a thin film conductive element. We will sell our films as sub components for use in liquid crystal display (LCD) as a back light film and active film sub-component.   We are currently shipping our Clearly Superior ™ Finger Print Resistant protective cover films for multiple touch enabled devices. We sell our films under the Clearly Superior™ brand as well as private label to Original Equipment Manufacturers (“OEM”).

Uni-Pixel is developing 3D Films, ITO-Less Touch Films, Privacy Films and Flexible Electronic Films based on our newly-developed UniBoss™ manufacturing process for flexible thin-film conductors. In addition, our work in developing TMOS has led to advances in the thin-film and advanced optics arenas that can be leveraged for other marketable applications.  Uni-Pixel intends to explore the business potential within these applications and pursue those markets that offer profitable opportunities either through licensing or direct production and sales.  As of September 30, 2010, Uni-Pixel had accumulated a total deficit of $52.9 million from operations in pursuit of these objectives.

Uni-Pixel anticipates that its initial film sales will allow us to fund and support further technology developments in the Lighting & Display, 3D displays, Solar photovoltaics, Avionics and Flexible Electronics market segments.

Uni-Pixel’s strategy is to further develop its proprietary Clearly Superior™ Performance Engineered Films technology around the 5 -6 vertical markets that the Company has identified as high growth profitable market opportunities.  We have and will continue to utilize contract manufacturing for prototype fabrication to augment its internal capabilities in the short term. Uni-Pixel also plans to supply its key thin film components and enter into joint developments or ventures in key vertical market segments to exploit the existing manufacturing and distribution channels of our targeted partners. Through Uni-Pixel’s internal research and development efforts, we have established a strong portfolio of TMOS-related patents and patent applications, as well as other intellectual property rights that support these joint venture, licensing and manufacturing strategies.

Since our inception, we have been primarily engaged in developing our initial product technologies, recruiting personnel, commencing our U.S. operations and obtaining sufficient capital to meet our working capital needs. In the course of our development activities, we have sustained losses and expect such losses to continue through at least December 31, 2010. We will finance our operations primarily through our existing cash and possible future financing transactions.

Our ability to operate profitably under our current business plan is largely contingent upon our success in developing our products beyond proof of concept to final prototypes, supporting transferable manufacturing processes to partners to produce our products and successfully developing markets and manufacturing relationships for our products. We may be required to obtain additional capital in the future to expand our operations. No assurance can be given that we will be able to develop our products, successfully develop the markets or profitable manufacturing methods for our products, or raise any such additional capital as we might need, either through equity or debt financing, on satisfactory terms or at all. Additionally, no assurance can be given that any such financing, if obtained, will be adequate to meet our ultimate capital needs or to support our growth. If adequate capital cannot be obtained on satisfactory terms, our operations could be negatively impacted.

If we achieve growth in our operations in the next few years, such growth could place a strain on our management, administrative, operational and financial infrastructure. Our ability to manage our current operations and future growth requires the continued improvement of operational, financial and management controls, reporting systems and procedures. In addition, we may find it necessary to hire additional management, financial and sales and marketing personnel to manage our expanding operations. If we are unable to manage this growth effectively, our business, operating results and financial condition may be materially adversely affected.

As of September 30, 2010, we had cash and cash equivalents of $1.0 million.  We believe that our existing capital resources are adequate to finance our operations until December 31, 2010.  However, our long-term viability is dependent upon our ability to successfully operate our business, develop our manufacturing process, sign partnership agreements, develop our products and raise additional debt and equity to meet our business objectives.

Corporate History

Uni-Pixel, Inc. was originally incorporated in the State of Nevada as Super Shops, Inc. On November 15, 1999, Super Shops and its sister companies filed an amended petition under Chapter 11 of the United States Bankruptcy Code. On July 31, 2000, the court approved Super Shops’ Amended Joint Plan of Reorganization. On October 13, 2000, and in accordance with the Plan of Reorganization, the management of Super Shops changed its state of incorporation from Nevada to Delaware by merging with and into NEV Acquisition Corp., a Delaware corporation formed solely for the purpose of effecting the reincorporation. On June 13, 2001, NEV Acquisition Corp. changed its corporate name to Real-Estateforlease.com, Inc., as a result of the merger transaction discussed in the following paragraph.

Real-Estateforlease.com, Inc. was incorporated on May 24, 2001, in the State of Delaware to serve as a business-to-business internet information intermediary providing turnkey marketing services to facilitate the leasing of commercial real estate properties. On June 13, 2001, the management of NEV Acquisition Corp. entered into an Agreement and Plan of Merger with Real-Estateforlease.com, Inc. pursuant to which the sole stockholder and founder of Real-Estateforlease.com, Inc. exchanged his equity ownership interest in Real-Estateforlease.com, Inc. for 9,500,000 shares (or approximately 96%) of NEV Acquisition Corp.’s common stock. At the time of the merger between Real-Estateforlease.com, Inc. and NEV Acquisition Corp., Real-Estateforlease.com, Inc. had no operations and essentially no assets. Efforts by Real-Estateforlease.com, Inc. to implement its business plan ceased in June 2002. Prior to Real-Estateforlease.com, Inc.’s merger with Uni-Pixel Displays, Inc., as described in the next paragraph, Real-Estateforlease.com, Inc. had no operations and no material assets or liabilities.

Our wholly-owned subsidiary, Uni-Pixel Displays, Inc., was originally incorporated as Tralas Technologies, Inc., a Texas corporation, on February 17, 1998. Tralas Technologies, Inc. changed its name to Uni-Pixel Displays, Inc. during 2001. On December 7, 2004, Real-Estateforlease.com, Inc. entered into a merger agreement with Uni-Pixel Displays, Inc. and certain other parties pursuant to which Uni-Pixel Displays, Inc. became a wholly-owned subsidiary of Real-Estateforlease.com, Inc. Pursuant to the merger, we changed our name to “Uni-Pixel, Inc.” at the annual meeting of our stockholders held in January 2005.

Basis of Presentation

The consolidated financial statements presented in this quarterly report include Uni-Pixel, Inc. and our wholly-owned subsidiary, Uni-Pixel Displays, Inc. All significant intercompany transactions and balances have been eliminated. Uni-Pixel Displays, Inc. was, for accounting purposes, the surviving entity of the merger, and accordingly for the periods prior to the merger, the financial statements reflect the financial position, results of operations and cash flows of Uni-Pixel Displays, Inc.  The assets, liabilities, operations and cash flows of Real-Estateforlease.com, Inc. are included in the consolidated financial statements from December 10, 2004 onward.  During the first quarter of 2010 we began to manufacture, market and sell our thin film product, and we are no longer considered a developmental stage entity as defined by the Financial Accounting Standards Board.

Note 2 -                  Going Concern

Our accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business.  However, Uni-Pixel has sustained losses and negative cash flows from operations since its inception. As shown in the accompanying consolidated financial statements, Uni-Pixel incurred recurring net losses of $2.9 million and $4.7 million for the nine months ended September 30, 2010 and 2009, respectively, has negative working capital of $3.0 million and has an accumulated deficit of $52.9 million as of September 30, 2010.  The Company’s ability to meet its obligations in the ordinary course of business is dependent upon its ability to establish profitable operations, raise additional financing through public or private equity financings, enter into collaborative or other arrangements with corporate sources, or secure other sources of financing to fund operations.  Starting in the fourth quarter of 2008, the Company’s management began to reduce operating expenses and delay planned expenditures to maximize cash available for working capital needs.

In 2009, the Company had raised a total of $2,325,000 in convertible notes.  In the first quarter of 2010, the Company raised a total of $775,000 through the issuance of convertible notes.  In the second quarter of 2010, the Company sold various intellectual property having a net book value of $161,165 to Rambus, Inc. for $2,250,000. Management believes that it has sufficient cash to enable the Company to continue operations until December 31, 2010.

Our growth and continued operations could be impaired by limitations on our access to the capital markets.  In the event that we do not raise additional funding, we may be forced to further scale back our operations which would have a material adverse impact upon our ability to pursue our business plan.  We have no commitments from officers, directors or affiliates to provide funding.  There can be no assurance that capital from outside sources will be available, or if such financing is available, it may involve issuing securities senior to our common stock or equity financings which are dilutive to holders of our common stock.  In addition, in the event we do not raise additional capital from conventional sources, it is likely that our growth will be restricted and we may need to scale back or curtail implementing our business plan.

Our ability to reach profitably under our current business plan is largely contingent upon our success in developing beyond proof of concept to final prototypes and supporting transferable manufacturing processes to partners to produce for sale our products and upon our successful development of markets for our products and successful manufacturing relationships.  We will need to obtain additional capital in the future to expand our operations. No assurance can be given that we will be able to develop our products, successfully develop the markets for our products or profitable manufacturing methods, or raise any such additional capital as we might need, either through equity or debt financing, on satisfactory terms or at all. Additionally, no assurance can be given that any such financing, if obtained, will be adequate to meet our ultimate capital needs or to support our growth. If adequate capital cannot be obtained on satisfactory terms, our operations could be negatively impacted.

The conditions described above create substantial doubt as to Uni-Pixel’s ability to continue as a going concern.  The September 30, 2010 condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.

Note 3 - Summary of Significant Accounting Policies

Interim financial information

The condensed consolidated financial statements included herein, which have not been audited pursuant to the rules and regulations of the Securities and Exchange Commission, reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of financial position, results of operations and cash flows for the interim periods on a basis consistent with the annual audited statements. All such adjustments are of a normal recurring nature. The results of operations for interim periods are not necessarily indicative of the results that may be expected for any other interim period or for a full year. Certain information, accounting policies and footnote disclosures normally included in consolidated financial statements prepared in conformity with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations, although we believe that the disclosures are adequate to make the information presented not misleading. These consolidated financial statements should be read in conjunction with our audited consolidated financial statements included in our Form 10-K, for the year ended December 31, 2009, filed with the Securities and Exchange Commission on March 12, 2010.

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (GAAP) and to the practices within the technology industry.  There have been no significant changes in the Company’s significant accounting policies during the nine months ended September 30, 2010 compared to what was previously disclosed in the Company’s Annual Report on 10-K for the year ended December 31, 2009. The consolidated financial information as of December 31, 2009 included herein has been derived from the Company’s audited consolidated financial statements as of, and for the fiscal year ended, December 31, 2009.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Examples include provisions for bad debts, useful lives of property and equipment and intangible assets, impairment of property and equipment and intangible assets, deferred taxes, and the provision for and disclosure of litigation and loss contingencies. Actual results may differ materially from those estimates.

Statement of cash flows

For purposes of the statements of cash flows, we consider all highly liquid investments (i.e., investments which, when purchased, have original maturities of three months or less) to be cash equivalents.

Concentration of credit risk

We maintain our cash primarily with major U.S. domestic banks.   The amounts held in interest bearing accounts periodically exceed the insured limit of $250,000 at September 30, 2010 and December 31, 2009.  The amounts held in these banks did exceed the insured limit of $250,000 as of September 30, 2010. The amounts held in these banks did not exceed the insured limit of $250,000 as of December 31, 2009.    The terms of other deposits are on demand and are subject to guarantees in full by FDIC under the Transaction Account Guarantee Program.   We have not incurred losses related to these deposits.  In addition, on September 30, 2010 and December 31, 2009, we held an investment account of $0 and $211,441, respectively, with a financial institution other than a bank.  These funds are invested in money market funds. We have not incurred losses related to these deposits.

Restricted cash

As of September 30, 2010 and December 31, 2009, we had restricted cash of $34,877.  This amount secured certain obligations under our lease agreement for our principal facility located in The Woodlands, Texas as of both September 30, 2010 and December 31, 2009.

Revenue Recognition

We recognize revenue over the period the service is performed. In general, this requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence that an arrangement exists, (2) delivery has occurred or services rendered, (3) the fee is fixed and determinable, and (4) collectibility is reasonably assured.

Advance payments are deferred until shipment.

Revenue from licenses and other up-front fees are recognized on a ratable basis over the term of the respective agreement.

Research and development expenses

Research and development costs are expensed as incurred and include salaries and benefits, costs paid to third-party contractors for research, development and manufacturing of materials and devices, and a portion of facilities cost. Prototype development costs are a significant component of research and development expenses and include costs associated with third-party contractors. Invoicing from third-party contractors for services performed can lag several months.  We accrue the costs of services rendered in connection with third-party contractor activities based on our estimate of management fees, site management and monitoring costs and data management costs. Actual costs may differ from estimated costs in some cases and are adjusted for in the period in which they become known.

Income taxes

An asset and liability approach is used for financial accounting and reporting for income taxes. Deferred income taxes arise from temporary differences between income tax and financial reporting and principally relate to recognition of revenue and expenses in different periods for financial and tax accounting purposes and are measured using currently enacted tax rates and laws. In addition, a deferred tax asset can be generated by net operating loss carryforwards.   If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

The Company has losses carried forward for income tax purposes to September 30, 2010. There are no current or deferred tax expenses for the nine month periods ended September 30, 2010 and 2009 due to the Company’s loss position. The Company has fully reserved for any benefits of these losses. The deferred tax consequences of temporary differences in reporting items for financial statement and income tax purposes are recognized, as appropriate. Realization of the future tax benefits related to the deferred tax assets is dependent on many factors, including the Company’s ability to generate taxable income within the net operating loss carryforward period. Management has considered these factors in reaching its conclusion as to the valuation allowance for financial reporting purposes. Accordingly, no benefit has been recognized on the net loss as the realization of the net operating loss carryforward cannot be assured.

Income and loss per share data

Basic income (loss) per share is calculated based on the weighted average common shares outstanding during the period, after giving effect to the manner in which the merger was accounted for as described in Note 1. Diluted earnings per share also gives effect to the dilutive effect of stock options, warrants (calculated based on the treasury stock method) and convertible notes and convertible preferred stock. The Company does not present diluted earnings per share for years in which it incurred net losses as the effect is antidilutive.

At September 30, 2010, options and warrants to purchase 29,261,858 shares of common stock at exercise prices ranging from $0.50 to $2.00 per share were outstanding.  Further, at September 30, 2010, convertible debt of $3,100,000 plus accrued interest of $236,200 were outstanding, which in total may convert, at the holder’s option, into 6,672,400 common shares.  These amounts were not included in the computation of diluted earnings per share as their effect would be antidilutive for the nine months ending September 30, 2010 and 2009, as well as the three months ended September 30, 2010 and 2009 as the Company has incurred an operating loss during these periods.

Fair value of financial instruments

Our financial instruments consist of accounts receivable, accounts payable, notes payable and derivative liabilities. We believe the fair values of our accounts receivable, accounts payable and notes payable reflect their respective carrying amounts. The fair value of derivative liabilities, due to certain embedded features (conversion option) and free standing derivatives (warrants) is calculated using the Black-Scholes valuation model.

Recently issued accounting pronouncements

In August 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-05, Fair Value Measurements and Disclosures (Topic 820) — Measuring Liabilities at Fair Value. This ASU provides amendments for fair value measurements of liabilities. It provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more techniques. ASU 2009-05 also clarifies that when estimating a fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. ASU 2009-05 is effective for the first reporting period (including interim periods) beginning after issuance or fourth quarter 2009. The adoption of ASU 2009-05 had no effect on the Company’s consolidated financial statements.

In September 2009, the FASB issued additional guidance on measuring the fair value of liabilities effective for the first reporting period (including interim periods) beginning after issuance. Implementation had no effect on the Company’s consolidated financial statements.

In September 2009, the FASB issued additional guidance on measuring fair value of certain alternative investments effective for the first reporting period (including interim periods) ending after December 15, 2009. Implementation had no effect on the Company’s consolidated financial statements.

Accounting Guidance Not Yet Effective

In April 2010, the FASB issued ASU No. 2010-17 which establishes authoritative guidance permitting use of the milestone method of revenue recognition for research or development arrangements that contain payment provisions or consideration contingent on the achievement of specified events. This guidance is effective for milestones achieved in fiscal years beginning on or after June 15, 2010 and allows for either prospective or retrospective application, with early adoption permitted. Management is currently evaluating the impact that adoption of this guidance will have on the Company’s consolidated Financial Statements.

In January 2010, the FASB issued ASU 2010-06 to improve disclosures about fair value measurements. ASU 2010-6 clarifies certain existing disclosures and requires new disclosure regarding significant transfers in and out of Level 1 and Level 2 of fair value measurements and the reasons for the transfer. The amendments in ASU 2010-06 will be effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal periods.

In October 2009, the FASB issued ASU 2009-14 to amend ASC 605, “Revenue Recognition.” The amendments in this update change the accounting model for revenue arrangements that include both tangible products and software elements. The amendments in ASU 2009-14 will be effective for us beginning January 1, 2011, with early adoption permitted.

In October 2009, the FASB issued ASU 2009-13 amending ASC 605 related to revenue arrangements with multiple deliverables. Among other things, ASU 2009-13 provides guidance for entities in determining the selling price of a deliverable and clarifies that the allocation of revenue is based on entity-specific assumptions rather than assumptions of a marketplace participant.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations and cash flows.

Note 4 -    Commitments and Contingencies

Leases

The Company has entered into a lease for office, warehouse and laboratory facilities in The Woodlands, Texas under a third party non-cancelable operating lease through April 30, 2016. Future minimum lease commitments as of September 30, 2010 are as follows:

Year Ending December 31
Three months ending 2010	$34,877
2011	215,803
2012	200,817
2013	203,542
2014	206,267
Thereafter	285,286
Total	$1,146,592

This lease provides the Company with a one time right to extend the lease term for two additional five year terms.

Note 5 -    Redeemable Preferred Stock, Equity, Stock Plan and Warrants

Equity instruments issued to non-employees

From time to time, in order to preserve cash and to fund our operating activities, common stock or other equity instruments may be issued for cash or in exchange for goods or services. Equity instruments issued for goods or services are recorded at the fair value of the goods or services received or the fair value of the equity instruments issued, whichever is more reliably measurable.

Common Stock

During the nine months ended September 30, 2010 (1) we issued no shares of common stock for cash in connection with the exercise of stock options; and (2) issued no shares of common stock in exchange for cashless exercise of warrants.

Stock Options

On January 15, 2010, the Company decreased the exercise price on 4,963,750 options to $0.50 a share to incentivize current employees.  The Company utilized the Black-Scholes methodology in determining the fair market value of the modification to these options of $0.3 million.   This amount was expensed in the first quarter of 2010.

2005 Stock Incentive Plan

Effective January 27, 2005, we adopted the Uni-Pixel, Inc. 2005 Stock Incentive Plan. The Stock Incentive Plan is discretionary and allows for an aggregate of up to 2,000,000 shares of our common stock to be awarded through incentive and non-qualified stock options and stock appreciation rights. The Stock Incentive Plan is administered by our Board of Directors, which has exclusive discretion to select participants who will receive the awards and to determine the type, size and terms of each award granted.

In the first quarter of 2010, we did not grant any options under the 2005 Stock Incentive Plan.  In the first quarter of 2010, 45,138 options to purchase our common stock with an exercise price of $0.50 per share were retired.

In the second quarter of 2010, 204,862 options to purchase our common stock with an exercise price of $0.50 per share were retired.

In the third quarter of 2010, we did not grant or retire any options under the 2005 Stock Incentive Plan.

2007 Stock Incentive Plan

Effective August 21, 2007, we adopted the Uni-Pixel, Inc. 2007 Stock Incentive Plan. The Stock Incentive Plan is discretionary and allows for an aggregate of up to 4,000,000 shares of our common stock to be awarded through incentive and non-qualified stock options and stock appreciation rights. The Stock Incentive Plan is administered by our Board of Directors, which has exclusive discretion to select participants who will receive the awards and to determine the type, size and terms of each award granted.

In the first quarter of 2010, we granted a total of 25,000 options to purchase our common stock with an exercise price of $0.50 per share to one consultant.  In the first quarter of 2010, 29,549 options to purchase our common stock with an exercise price of $0.50 per share were retired.

In the second quarter of 2010, we granted a total of 50,000 options to purchase our common stock with an exercise price of $0.52 per share to two consultants.  In the second quarter of 2010, 361,180 options to purchase our common stock with an exercise price of $0.50 per share were retired.

In the third quarter of 2010, we did not grant or retire any options under the 2007 Incentive Plan.

2010 Stock Incentive Plan

Effective January 15, 2010, we adopted the Uni-Pixel, Inc. 2010 Stock Incentive Plan. The Stock Incentive Plan is discretionary and allows for an aggregate of up to 9,000,000 shares of our common stock to be awarded through incentive and non-qualified stock options and stock appreciation rights. The Stock Incentive Plan is administered by our Board of Directors, which has exclusive discretion to select participants who will receive the awards and to determine the type, size and terms of each award granted.

On January 28, 2010, the Company granted a total of 7,200,000 options to purchase our common stock with an exercise price of $0.50 per share to twenty-four employees and directors. These options vest 25% immediately as of January 28, 2010; 25% on the one year anniversary of the date of grant; 25% on the two year anniversary of the date of grant; and 25% on the three year anniversary of the date of grant.  The options expire on January 28, 2020.

In the first quarter of 2010, 1,505,000 options to purchase our common stock with an exercise price of $0.50 per share were retired.

In the second quarter of 2010, we granted a total of 1,565,000 options to purchase our common stock with an exercise price of $0.50 per share to five employees.    These options vest 25% immediately as of May 19, 2010; 25% on the one year anniversary of the date of grant; 25% on the two year anniversary of the date of grant; and 25% on the three year anniversary of the date of grant.  The options expire on May 19, 2020.  In the second quarter of 2010, 335,000 options to purchase our common stock with an exercise price of $0.50 per share were retired.

In the third quarter of 2010, we granted a total of 275,000 options to purchase our common stock with an exercise price of $0.50 per shares to two employees.  These options vest 25% on the date of grant; 25% on the one year anniversary of the date of grant; 25% on the two year anniversary of the date of grant; and 25% on the three year anniversary of the date of grant.  The options expire ten years from the date of grant.

Other Stock Options

In the first, second and third quarters of 2010, we did not grant any other stock options.

The following disclosures provide information regarding the Company’s stock-based compensation awards, all of which are classified as equity awards:

Stock options. The Company grants stock options to employees that allow them to purchase shares of the Company’s common stock. Options are also granted to members of the Board of Directors.  The Company determines the fair value of stock options at the date of grant using the Black-Scholes valuation model.  Most options vest annually over a three-year service period.  The Company will issue new shares upon the exercise of stock options.

Total compensation expense recognized for options was approximately $2.1 million and $1.0 million for the nine months ended September 30, 2010 and September 30, 2009, respectively. The Company has recorded approximately $1.2 million of stock compensation expense in selling, general and administrative expenses and approximately $0.9 million in research and development expense for the nine months ended September 30, 2010 and approximately $0.5 million of stock compensation expense in selling, general and administrative expenses and approximately $0.5 million in research and development expense for the nine months ended September 30, 2009.

A summary of the changes in the total stock options outstanding during the nine months ended September 30, 2010 follows:

		Weighted
		Average
	Options	Exercise Price
Outstanding at December 31, 2009	5,851,119	$1.55
Granted	9,115,000	0.50
Forfeited or expired	(2,480,729)	0.50
Exercised	—	—
Outstanding at September 30, 2010	12,485,390	$0.60
Vested and exercisable at September 30, 2010	9,055,910	$0.54

The fair value of the Company’s options were estimated on the date of grant using the Black-Scholes valuation model with the following weighted-average assumptions:

	Three Months ended September 30, 2010	Three Months ended September 30, 2009	Nine Months ended September 30, 2010	Nine Months ended September 30, 2009
Expected life (years)	5 years	5 years	5 years	5 years
Interest rate	1.76 to 1.80%	1.85%	1.76 to 2.41%	1.85%
Dividend yield	—	—	—	—
Volatility	143.79%	135.15%	143.79%	135.15%
Forfeiture rate	—	—	—	—

At September 30, 2010, there was $1.7 million of total unrecognized compensation cost related to non-vested stock option awards which is expected to be recognized over a weighted-average period of 1.29 years.  There were 3,931,475 options that became vested during the nine months ended September 30, 2010.

Note 6 — Notes Payable

Uni-Pixel, Inc. (the “Company”) entered into a GUARANTEE AND COLLATERAL AGREEMENT dated as of March 15, 2010 (this “Agreement”), with UNI-PIXEL DISPLAYS, INC., a Texas corporation and wholly-owned subsidiary of the Company (together with the Company, “Grantors”) and MERRILL LYNCH PIERCE, FENNER & SMITH INC. (“Merrill Lynch”), as collateral agent (in such capacity, the “Collateral Agent”) for each holder of the Company’s 8% Convertible Debentures due December 31, 2010 (the “Debentures”) that has executed the Agreement, either on the date thereof or in the future pursuant to a joinder agreement (a “Secured Party Joinder Agreement”) (the Collateral Agent, each Holder party to this Agreement or to a Secured Party Joinder Agreement, and their respective successors and assigns, collectively, the “Secured Parties”).  Pursuant to the Agreement, in consideration of the extension of loans to the Company evidenced by the debentures, the Grantors have granted to the Collateral Agent, for the ratable benefit of all Secured Parties, a perfected first priority security interest in certain property of the Grantors to secure the prompt payment, performance and discharge in full of all of the Company’s obligations under the debentures.

In addition, participants in the Company’s prior debenture offerings pursuant to its Private Placement Memorandums dated April 30, 2009, August 27, 2009 and December 4, 2009, those investors can participate in the Agreement, and be entitled to the benefits thereunder, by signing the Agreement and agreeing to extend the maturity date of their Debentures to December 31, 2010, the same maturity date as those debentures issued pursuant to the December 2009 private placement memorandum.

Commencing in June 2009, the Company entered into subscription agreements (the “Subscription Agreements”) with accredited individual investors (each, an “Investor” and collectively, the “Investors”), pursuant to which the Company commenced a private placement (the “Private Placement”) of its 8% convertible promissory notes maturing on July 9, 2010. The Private Placement offering was closed effective July 9, 2009.

On June 10, 2009 and June 30, 2009, the Company entered into a Subscription Agreement with various accredited individual investors (the “1st Closing Investors”) in a first closing of the Private Placement and issued convertible promissory notes in the original aggregate principal amount of $650,000 (the “1st Closing Notes”).  The convertible promissory notes mature on July 9, 2010. Investors purchased for $650,000 8% Convertible Debentures (the “Debenture”) in the aggregate principal amount of $650,000 together with warrants (the “Warrants”) to purchase an aggregate of 325,000 shares of Common Stock for $0.50 per share. The convertible notes are convertible by the holders at any time at a conversion price of $0.50 per share into the Company’s common stock.  The convertible notes are due and payable at maturity together with interest at the rate of 8% per annum. The Company expects to use the proceeds of the financing to finance on-going operations.   As of November 30, 2010, $475,000 of the 1st Closing Notes are due and in default, and $175,000 of the 1st Closing Notes are participating in the Agreement and have extended the maturity date of their Debentures to December 31, 2010.

The Debentures did not contain a beneficial conversion feature at the time of issuance.

Total funds received of $650,000 were allocated $20,001 to the Warrants and $629,999 to the Debenture. The relative fair value of the Warrants is $20,001 which was determined using the Black-Scholes option-pricing model.  The discount on the Debenture attributable to the Warrants of $20,001 is being amortized to interest expense over the term of the Debenture using the effective interest method.

At September 30, 2010, the unamortized discount on the Debenture is $0. The following table reflects the convertible debt at September 30, 2010:

Convertible Debt	$650,000
Less: Current portion of debt discount	—

Value of debt at September 30, 2010	$650,000

The following table summarizes the charges to interest, amortization and other expense, net for the nine months ended September 30, 2010:

Interest expense on debt	$39,000
Accretion of debt discount	$9,608

In consideration for services rendered as the placement agent in the Private Placement, the Company issued to Fordham Financial Management, Inc. (“Fordham”) ten-year warrants to purchase 195,000 shares of the Company’s Common Stock at an exercise price of $0.50 per share (the “Fordham Warrants”), for the 1st Closing of the Private Placement. Fordham also received, in consideration for services rendered as placement agent cash commissions aggregating $65,000, which represents 10% of the aggregate gross proceeds of the 1st Closing. The Company utilized the Black-Scholes methodology in determining the fair market value of the Fordham Warrants, which is $74,674, and this amount is expensed over the expected life of the convertible notes as additional interest expense.  The Company also paid $25,000 in other issuance costs. The placement agent cash commission, other issuance costs and Fordham warrants are recorded as deferred loan costs in the accompanying balance sheet.

Commencing in August 2009, the Company entered into subscription agreements (the “Subscription Agreements”) with accredited individual investors (each, an “Investor” and collectively, the “Investors”), pursuant to which the Company commenced a private placement (the “Private Placement”) of its 8% convertible promissory notes maturing on October 22, 2010. The Private Placement offering was closed effective October 22, 2009.

On August 31, 2009, September 30, 2009 and October 2, 2009, the Company entered into a Subscription Agreement with various accredited individual investors (the “2nd Closing Investors”) in a first closing of the Private Placement and issued convertible promissory notes in the original aggregate principal amount of $1,425,000 (the “2nd Closing Notes”).  The convertible promissory notes mature on October 22, 2010. Investors purchased for $1,425,000 8% Convertible Debentures (the “Debenture”) in the aggregate principal amount of $1,425,000 together with warrants (the “Warrants”) to purchase an aggregate of 712,500 shares of Common Stock for $0.50 per share. The convertible notes are convertible by the holders at any time at a conversion price of $0.50 per share into the Company’s common stock.  The convertible notes are due and payable at maturity together with interest at the rate of 8% per annum. The Company expects to use the proceeds of the financing to finance on-going operations. As of November 30, 2010, $350,000 of the 2nd Closing Notes are due and in default and $1,075,000 of the 2nd Closing Notes are participating in the Agreement and have extended the maturity date of their Debentures to December 31, 2010.

The Debentures did not contain a beneficial conversion feature at the time of issuance.

Total funds received of $1,425,000 were allocated $33,824 to the Warrants and $1,241,176 to the Debenture. The relative fair value of the Warrants is $36,244 which was determined using the Black-Scholes option-pricing model.  The discount on the Debenture attributable to the Warrants of $36,244 is being amortized to interest expense over the term of the Debenture using the effective interest method.

At September 30, 2010, the unamortized discount on the Debenture is approximately $2,706. The following table reflects the convertible debt at September 30, 2010:

Convertible Debt	$1,425,000
Less: Current portion of debt discount	(2,706)

Value of debt at September 30, 2010	$1,422,294

The following table summarizes the charges to interest, amortization and other expense, net for the nine months ended September 30, 2010:

Interest expense on debt	$85,500
Accretion of debt discount	$24,350

In consideration for services rendered as the placement agent in the Private Placement, the Company issued to Fordham Financial Management, Inc.(“Fordham”) ten-year warrants to purchase 427,500 shares of the Company’s Common Stock at an exercise price of $0.50 per share (the “Fordham Warrants”), for the 2nd Closing of the Private Placement. Fordham also received, in consideration for services rendered as placement agent cash commissions aggregating $156,750, which represents 11% of the aggregate gross proceeds of the 2nd Closing. The Company utilized the Black-Scholes methodology in determining the fair market value of the Fordham Warrants, which is $147,306, and this amount is expensed over the expected life of the convertible notes.  The Company also paid $10,180 in other issuance costs. The placement agent cash commission, other issuance costs and Fordham warrants are recorded as deferred loan costs in the accompanying balance sheet.

Commencing in December 2009, the Company entered into subscription agreements (the “Subscription Agreements”) with accredited individual investors (each, an “Investor” and collectively, the “Investors”), pursuant to which the Company commenced a private placement (the “Private Placement”) of its 8% convertible promissory notes maturing on December 31, 2010. The Private Placement offering was closed effective April 5, 2010.

On December 31, 2009, January 29, 2010, February 2, 2010, March 15, 2010 and March 29, 2010 the Company entered into a Subscription Agreement with various accredited individual investors (the “3rd Closing Investors”) in a first closing of the Private Placement and issued convertible promissory notes in the original aggregate principal amount of $1,025,000 (the “3rd Closing Notes”).  The convertible promissory notes mature on December 31, 2010. Investors purchased for $1,025,000 8% Convertible Debentures (the “Debenture”) in the aggregate principal amount of $1,025,000 together with warrants (the “Warrants”) to purchase an aggregate of 512,500 shares of Common Stock for $0.50 per share. The convertible notes are convertible by the holders at any time at a conversion price of $0.50 per share into the Company’s common stock.  The convertible notes are due and payable at maturity together with interest at the rate of 8% per annum. The Company expects to use the proceeds of the financing to finance on-going operations.  As of November 30, 2010, $1,025,000 of the 3rd Closing Notes are participating in the Agreement and their maturity date of their Debentures is December 31, 2010.

The Debentures did not contain a beneficial conversion feature at the time of issuance.

Total funds received of $1,025,000 were allocated $5,144 to the Warrants and $244,856 to the Debenture. The relative fair value of the Warrants is $17,154 which was determined using the Black-Scholes option-pricing model.  The discount on the Debenture attributable to the Warrants of $17,154 is being amortized to interest expense over the term of the Debenture using the effective interest method.

At September 30, 2010, the unamortized discount on the Debenture is approximately $4,876. The following table reflects the convertible debt at September 30, 2010:

Convertible Debt	$1,025,000
Less: Current portion of debt discount	(4,876)

Value of debt at September 30, 2010	$1,020,124

The following table summarizes the charges to interest, amortization and other expense, net for the nine months ended September 30, 2010:

Interest expense on debt	$50,383
Accretion of debt discount	$12,278

In consideration for services rendered as the placement agent in the Private Placement, the Company issued to Fordham Financial Management, Inc.(“Fordham”) ten-year warrants to purchase 307,500 shares of the Company’s Common Stock at an exercise price of $0.50 per share (the “Fordham Warrants”), for the 3rd Closing of the Private Placement. Fordham also received, in consideration for services rendered as placement agent cash commissions aggregating $133,250, which represents 13% of the aggregate gross proceeds of the 3rd Closing. The Company utilized the Black-Scholes methodology in determining the fair market value of the Fordham Warrants, which is $83,667, and this amount is expensed over the expected life of the convertible notes.  The Company also paid $23,960 in other issuance costs. The placement agent cash commission, other issuance costs and Fordham warrants are recorded as deferred loan costs in the accompanying balance sheet.

Note 7 -    Patents

In May 2010, Uni-Pixel sold its TMOS display portfolio patents to Rambus, Inc. for $2,250,000. The intellectual property had a carrying value of $161,165 on the date of sale.  Rambus intends to license the technology to global lighting and display manufacturers and have Uni-Pixel support their efforts with engineering services and optical Performance Engineered Film sales.  Uni-Pixel has no future obligation to provide engineering services to Rambus related to the patents sold.  Any engineering services and film sales to Rambus would be entered into under new agreements between Rambus and Uni-Pixel.

Note 8 -    Fair Value Measurements

The Company remeasures its financial assets and liabilities at fair value at each reporting period and non-financial assets and liabilities that are remeasured and reported at fair value at least annually.

In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. The Company’s financial assets consist solely of cash and cash equivalents.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Uni-Pixel, Inc.

We have audited the accompanying consolidated balance sheets of Uni-Pixel, Inc. (the Company) (a development stage company) as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity (deficit), and cash flows for the years ended December 31, 2009 and 2008, and the period from inception (February 17, 1998) through December 31, 2009. The Company’s management is responsible for these consolidated financial statements.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Uni-Pixel, Inc. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years ended December 31, 2009 and 2008, and the period from inception (February 17, 1998) through December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the consolidated financial statements, the Company has sustained losses and negative cash flows from operations for the period from inception (February 17, 1998) through December 31, 2009, whereby its accumulated deficit during the development stage is approximately $49.9 million.  The Company’s ability to meet its obligations in the ordinary course of business is dependent upon its ability to establish profitable operations, raise additional financing through public or private equity financings, enter into collaborative or other arrangements with corporate sources, or secure other sources of financing to fund operations.  These matters raise substantial doubt about the Company’s ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PMB Helin Donovan, LLP

/s/ PMB Helin Donovan, LLP

March 12, 2010
Houston, Texas

Uni-Pixel, Inc.

(A Development Stage Company)

Consolidated Balance Sheets

	December 31, 2009	December 31, 2008

ASSETS
Current assets
Cash and cash equivalents	$307,850	$2,035,547
Restricted cash	34,877	—
Deferred loan costs	385,549	—
Prepaid expenses	3,400	3,400

Total current assets	731,676	2,038,947

Property and equipment, net of accumulated depreciation of $1,328,662 and $1,013,967, at December 31, 2009 and 2008, respectively	277,361	592,056
Restricted cash	—	34,877
Intangible assets	168,250	185,252

Total assets	$1,177,287	$2,851,132

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

Current liabilities
Accounts payable	$927,641	$731,022
Accrued expenses	—	383,039
Deferred revenue	33,333	33,333
Current portion of convertible note payable, net of unamortized discounts of $41,807 and $0 at December 31, 2009 and December 31, 2008, respectively	2,283,193	—
Interest payable	61,317	—

Total current liabilities	3,305,484	1,147,394

Total liabilities	3,305,484	1,147,394

Commitments and contingencies (Note 7)	—	—

Redeemable convertible Series B Preferred stock, $0.001 par value; $3.75 liquidation preference; 3,200,000 shares authorized, 0 shares issued and outstanding at December 31, 2009 and 3,200,000 shares issued and outstanding at December 31, 2008, less unamortized discount of $0 and $4,644,502 at December 31, 2009 and December 31, 2008, respectively.	—	9,159,771

Redeemable convertible Series C Preferred stock, $0.001 par value; $11.20 liquidation preference; 892,858 shares authorized, 0 shares issued and outstanding at December 31, 2009 and 892,858 shares issued and outstanding at December 31, 2008, less unamortized discount of $0 and $5,714,466 at December 31, 2009 and December 31, 2008, respectively.	—	5,210,901

Shareholders’ equity (deficit)
Preferred stock, Series A, $0.001 par value; $3.50 liquidation preference; 10,000,000 shares authorized, 0 issued and outstanding at December 31, 2009 and 2008	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized, 52,100,535 shares and 22,897,418 shares issued and outstanding at December 31, 2009 and 2008, respectively	52,101	22,897
Additional paid-in capital	47,728,226	30,785,560
Accumulated deficit during development stage	(49,908,524)	(43,475,391)

Total shareholders’ equity (deficit)	(2,128,197)	(12,666,934)

Total liabilities and shareholders’ equity (deficit)	$1,177,287	$2,851,132

The accompanying notes are an integral part of these consolidated financial statements.

Uni-Pixel, Inc.

(A Development Stage Company)

Consolidated Statements of Operations

	Year Ended December 31,		Cumulative Period from February 17, 1998 (date of inception) to December 31,
	2009	2008	2009

Development contract revenue	$—	$—	$1,158,201

Cost of development contract revenue	—	—	456,648

Gross margin	—	—	701,553

Selling, general and administrative expenses	2,365,613	3,293,362	22,007,582
Research and development	2,765,658	7,475,529	24,533,536

Operating loss	(5,131,271)	(10,768,891)	(45,839,565)

Other income (expense)
Net decrease in fair value of derivative liability	—	—	845,079
Other income	—	—	886,886
Debt issuance expense	(164,960)	—	(809,306)
Interest income (expense), net	(76,607)	184,475	(2,164,597)

Net loss	$(5,372,838)	$(10,584,416)	$(47,081,503)

Preferred stock dividends and amortization of discount	(4,629,431)	(4,770,098)	(13,899,111)
Net loss attributable to common shareholders	$(10,002,269)	$(15,354,514)	$(60,980,614)

Per share information
Net loss — basic and diluted	$(0.18)	$(0.46)	$(4.18)
Preferred stock dividends and amortization of discount	(0.15)	(0.21)	(1.23)
Net loss attributable to common shareholders — basic and diluted	$(0.33)	$(0.67)	$(5.41)

Weighted average number of basic and diluted common shares outstanding	30,098,187	22,897,418	11,270,399

The accompanying notes are an integral part of these consolidated financial statements.

Uni-Pixel, Inc.

(A Development Stage Company)

Consolidated Statements of Shareholders’ Equity (Deficit)

	Series A Preferred Stock						Accumulated Deficit	Total
	Number		Common Stock		Additional	Deferred	During	Shareholders’
	of Shares	Amount	Number of Shares	Amount	Paid-In Capital	Stock-Based Compensation	Development Stage	Equity (Deficit)
Founder shares issued at inception at February 17, 1998	—	$—	4,500,000	$4,500	$(500)	$—	$—	$4,000
Stock issued during 1999 (prices ranging from $0.50 - $0.62 per share)	—	—	180,000	180	183,820	—	—	184,000
Stock issued during 2000 (prices ranging from $11.34 - $17.00 per share)	—	—	63,750	64	956,186	—	—	956,250
Stock issued during 2001 (prices ranging from $10.00 - $17.00 per share)	—	—	28,176	28	404,227	—	—	404,255
Stock issued during 2002 (prices ranging from $2.00 - $10.00 per share)	—	—	157,327	157	353,783	—	—	353,940
Deferral of stock-based compensation	—	—	—	—	1,100,000	(1,100,000)	—	—
Amortization of stock-based compensation	—	—	—	—	—	206,250	—	206,250
Net loss	—	—	—	—	—	—	(3,968,540)	(3,968,540)
Balance, December 31, 2002	—	$—	4,929,253	$4,929	$2,997,516	$(893,750)	$(3,968,540)	$(1,859,845)
Stock issued during 2003 (prices ranging from $1.00 - $2.00 per share)	—	—	210,827	211	263,943	—	—	264,154
Amortization of stock-based compensation	—	—	—	—	—	275,000	—	275,000
Warrants issued	—	—	—	—	500,000	—	—	500,000
Net loss	—	—	—	—	—	—	(2,492,123)	(2,492,123)
Balance, December 31, 2003	—	$—	5,140,080	$5,140	$3,761,459	$(618,750)	$(6,460,663)	$(3,312,814)
Issuance of common stock for services	—	—	738,309	738	316,975	—	—	317,713
Conversion of note payable for common stock	—	—	51,008	51	95,052	—	—	95,103
Exercise of stock options	—	—	1,490,000	1,490	28,310	—	—	29,800
Exercise of warrants	—	—	512,500	513	34,487	—	—	35,000
Amortization of stock-based compensation	—	—	—	—	—	618,750	—	618,750
Conversion of bridge loans	256,643	257	850,625	851	1,834,242	—	—	1,835,350
Issuance of preferred stock	2,565,000	2,565	—	—	7,646,765	—	—	7,649,330
Issuance of common stock for net assets of REFL	—	—	1,100,808	1,101	(1,101)	—	—	—
Issuance of common stock for net assets of Gemini	—	—	2,917,250	2,917	26,255	—	—	29,172
Net loss	—	—	—	—	—	—	(2,315,332)	(2,315,332)
Balance, December 31, 2004	2,821,643	$2,822	12,800,580	$12,801	$13,742,444	$—	$(8,775,995)	$4,982,072
Issuance of preferred stock	930,000	930	—	—	2,798,370	—	—	2,799,300
Conversion of preferred stock into common stock and payment of preferred stock dividend	(1,222,499)	(1,223)	2,594,477	2,594	260,296	—	(261,667)	—
Issuance of preferred stock for dividends	156,507	157	—	—	547,618	—	(547,775)	—
Net loss	—	—	—	—	—	—	(4,966,790)	(4,966,790)
Balance, December 31, 2005	2,685,651	$2,686	15,395,057	$15,395	$17,348,728	$—	$(14,552,227)	$2,814,582
Conversion of preferred stock into common stock and payment of preferred stock dividend	(450,317)	(451)	916,916	917	28,039	—	(28,505)	—
Stock compensation expense	—	—	—	—	914,755	—	—	914,755
Issuance of warrants to placement agent	—	—	—	—	37,596	—	—	37,596
Issuance of preferred stock for dividends	134,117	134	—	—	469,289	—	(469,423)	—
Net loss	—	—	—	—	—	—	(6,485,618)	(6,485,618)
Balance, December 31, 2006	2,369,451	$2,369	16,311,973	$16,312	$18,798,407	$—	$(21,535,773)	$(2,718,685)
Conversion of preferred stock into common stock and payment of preferred stock dividend	(2,369,451)	(2,369)	6,545,445	6,545	455,180	—	(459,356)	—
Stock compensation expense	—	—	—	—	2,029,326	—	—	2,029,326
Issuance of warrants to consultants	—	—	—	—	297,891	—	—	297,891
Issuance of warrants to Series B Preferred Stock Investors	—	—	—	—	3,715,602	—	—	3,715,602
Intrinsic value of beneficial conversion option on Series B Preferred Stock	—	—	—	—	3,715,602	—	—	3,715,602
Issuance of common stock for services	—	—	40,000	40	52,360	—	—	52,400
Issuance of warrants to Series C Preferred Stock Investors	—	—	—	—	3,809,644	—	—	3,809,644
Intrinsic value of beneficial conversion option on Series C Preferred Stock	—	—	—	—	3,809,644	—	—	3,809,644
Amortization of discount of Series B Preferred Stock	—	—	—	—	(1,300,460)	—	—	(1,300,460)
Amortization of discount of Series C Preferred Stock	—	—	—	—	(380,964)	—	—	(380,964)
Series B Preferred Stock dividends	—	—	—	—	(844,274)	—	—	(844,274)
Series C Preferred Stock dividends	—	—	—	—	(206,028)	—	—	(206,028)
Reclassification of derivative liabilities to equity	—	—	—	—	560,368	—	—	560,368
Net loss	—	—	—	—	—	—	(10,895,846)	(10,895,846)
Balance, December 31, 2007	—	$—	22,897,418	$22,897	$34,512,298	$—	$(32,890,975)	$1,644,220
Stock compensation expense	—	—	—	—	1,037,441	—	—	1,037,441
Issuance of warrants to consultants	—	—	—	—	5,919	—	—	5,919
Amortization of discount of Series B Preferred Stock	—	—	—	—	(1,486,240)	—	—	(1,486,240)
Amortization of discount of Series C Preferred Stock	—	—	—	—	(1,523,858)	—	—	(1,523,858)
Series B Preferred Stock dividends	—	—	—	—	(960,000)	—	—	(960,000)
Series C Preferred Stock dividends	—	—	—	—	(800,000)	—	—	(800,000)
Net loss	—	—	—	—	—	—	(10,584,416)	(10,584,416)
Balance, December 31, 2008	—	$—	22,897,418	$22,897	$30,785,560	$—	$(43,475,391)	$(12,666,934)
Conversion of Series B & C Preferred Stock	—	—	29,203,117	29,204	17,910,605	—	—	17,939,809
Additional warrants and dividends issued to Series B & C Preferred Stock holders to induce conversion to common stock	—	—	—	—	1,060,295	—	(1,060,295)	—
Stock compensation expense	—	—	—	—	1,234,419	—	—	1,234,419
Issuance of warrants to convertible note investors	—	—	—	—	61,389	—	—	61,389
Issuance of warrants to placement agent	—	—	—	—	245,094	—	—	245,094
Amortization of discount of Series B Preferred Stock	—	—	—	—	(1,114,681)	—	—	(1,114,681)
Amortization of discount of Series C Preferred Stock	—	—	—	—	(1,142,893)	—	—	(1,142,893)
Series B Preferred Stock dividends	—	—	—	—	(715,397)	—	—	(715,397)
Series C Preferred Stock dividends	—	—	—	—	(596,165)	—	—	(596,165)
Net loss	—	—	—	—	—	—	(5,372,838)	(5,372,838)
Balance, December 31, 2009	—	$—	52,100,535	$52,101	$47,728,226	$—	$(49,908,524)	$(2,128,197)

The accompanying notes are an integral part of these consolidated financial statements.

Uni-Pixel, Inc.

(A Development Stage Company)

Consolidated Statements of Cash Flows

	Year Ended December 31,		Cumulative Period from February 17, 1998 (date of inception) to December 31,
	2009	2008	2009
Cash flows from operating activities
Net loss	$(5,372,838)	$(10,584,416)	$(47,081,503)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest forgiven	—	—	(91,421)
Employee compensation notes payable forgiven	—	—	(795,465)
Depreciation and amortization	331,700	299,966	1,433,123
Stock issued for services	—	—	512,462
Stock compensation expense	1,234,419	1,037,441	5,215,941
Non-cash compensation expense	—	—	1,100,000
Amortization of debt issuance costs	164,960	—	809,306
Amortization of discounts on notes payable	19,582	—	1,500,030
Net decrease in fair value of derivatives	—	—	(845,077)
Issuance of warrants to consultants	—	5,919	303,810
Change in operating assets and liabilities:
(Increase) decrease in cash restricted for note payable and lease obligations	—	—	(34,877)
(Increase) decrease in prepaid expenses and other current assets	—	20,272	(147,745)
Increase in accounts payable	196,619	204,063	927,636
Increase in accrued interest payable	61,317	—	242,260
Increase (decrease) in accrued expenses and other liabilities	(383,039)	(22,957)	795,465
Increase in deferred revenue	—	—	33,333
Net cash used in operating activities	(3,747,280)	(9,039,712)	(36,122,722)

Cash flows from investing activities
Purchase of property and equipment	—	(425,578)	(1,654,352)
Proceeds from the sale of property and equipment	—	—	27,792
Purchases of patents, trademarks and organization costs	—	(196,588)	(264,336)
Net cash used in investing activities	—	(622,166)	(1,890,896)

Cash flows from financing activities
Proceeds from notes payable to related party	—	—	115,103
Payments on notes payable to related party	—	—	(164,328)
Proceeds from convertible notes payable	2,325,000	—	5,715,000
Payments on convertible notes payable	—	—	(1,470,672)
Net repayments from notes payable	—	—	(62,833)
Issuance of warrants to placement agent	—	—	37,596
Payment of deferred loan costs	(305,417)	—	(305,417)
Proceeds from the issuance of preferred stock, net	—	—	32,367,969
Proceeds from the issuance of common stock, net	—	—	2,089,050
Net cash provided by financing activities	2,019,583	—	38,321,468

Net increase (decrease) in cash and cash equivalents	(1,727,697)	(9,661,878)	307,850
Cash and cash equivalents, beginning of period	2,035,547	11,697,425	—
Cash and cash equivalents, end of period	$307,850	$2,035,547	$307,850

Supplemental disclosures of cash flow information:
Cash paid for interest	$—	$—	$960,727
Cash paid for income taxes	$—	$—	—
Interest capitalized into notes payable	$—	$—	8,250
Debt issuance cost for warrant issued	$—	$—	$500,000
Preferred stock dividend and amortization of discount	$3,569,136	$4,770,098	$12,838,816
Conversion of Series B preferred stock for common stock	$12,584,776	$—	$12,584,776
Conversion of Series C preferred stock for common stock	$5,355,033	$—	$5,355,033
Additional warrants and dividends issued to Series B preferred stock holders to induce conversion to common stock	$749,565	$—	$749,565
Additional warrants and dividends issued to Series C preferred stock holders to induce conversion to common stock	$310,730	$—	$310,730
Conversion of notes payable for preferred stock	$—	$—	$898,250
Conversion of notes payable for common stock	$—	$—	$980,103
Stock issued for services	$—	$—	$1,612,462
Stock issued for interest	$—	$—	$81,272
Reclassification of derivatives to equity	$—	$—	$560,368
Intrinsic value of beneficial conversion options on Preferred Stock	$—	$—	$7,525,246
Issuance of warrants to Preferred Stock investors	$—	$—	$7,525,246
Issuance of warrants to convertible note investors	$61,389	$—	$61,389
Issuance of warrants to Placement Agent	$245,094	$—	$245,094

The accompanying notes are an integral part of these consolidated financial statements.

UNI-PIXEL, INC.

(A Development Stage Company)

Notes to the Audited Consolidated Financial Statements

Note 1 — Basis of Presentation, Business and Organization

Uni-Pixel, Inc., a Delaware corporation, is the parent company of Uni-Pixel Displays, Inc., its wholly-owned operating subsidiary.  As used herein, “Uni-Pixel,” “we,” “us,” and “our” refer to Uni-Pixel, Inc. and Uni-Pixel Displays, Inc.  Our common stock, par value $0.001 per share, is quoted on the NASDAQ Over the Counter — Bulletin Board (“OTCBB”) under the ticker symbol “UNXL.”

Uni-Pixel is a development stage company that has developed, patented and demonstrated a new color display technology in the form of proof of concept prototypes which we call Time Multiplexed Optical Shutter (“TMOS”).  We intend to be a leader in the research, development and commercialization of new flat panel displays using TMOS in a variety of applications, such as mobile phones, digital cameras, notebook computers, televisions and other consumer electronic devices. Our work developing TMOS has led to advances in the thin film arena that have other marketable applications.  We intend to explore the business potential within these applications and pursue those thin film markets that offer profitable opportunities either through licensing or direct production and sales.  As of December 31, 2009, we had accumulated a total deficit of $49.9 million from operations in pursuit of these objectives.

We anticipate that our TMOS displays will be thin, lightweight, and power-efficient devices, which are highly suitable for use in full-color display applications.  We believe TMOS displays will be able to capture a share of the growing $90+ billion flat panel display market due to the significant advantages it should provide over competing displays with respect to manufacturing and materials cost, brightness, power efficiency, viewing angle, and video response time and image quality.  We believe that our technology leadership and intellectual property position will enable us to generate revenues initially from TMOS displays for existing vertical market segments such as the military, avionics, and automotive segments, and then subsequently from consumer electronics markets (i.e., TVs, monitors, personal computers, cameras, games, etc.).

Our strategy is to futher develop our proprietary TMOS technology to the point of being able to transition the technology to manufacturing partners.  We have and will continue to utilize contract manufacturing for prototype fabrication to augment our internal capabilities in the short term.  We also plan to be a supplier of our key thin film component and to enter into joint ventures in certain vertical market segments to exploit the existing manufacturing and distribution channels of our targeted partners.  We plan to license our technology to display manufacturers and supporting partner companies for use in applications such as mobile phones, digital cameras, laptop computers, and other consumer electronic devices. Through our internal research and development efforts we have established a portfolio of TMOS-related patents and patent applications and other intellectual property rights that support these joint venture and licensing strategies.  We currently have 31 issued patents, 4 allowed patents, and 82 pending patent applications filed in key venues worldwide including regionally in Europe, Asia Pacific, South America and North America. We also contemplate obtaining exclusive field-of-use licenses (which would include the right to sublicense) to complementary technologies from targeted strategic partners and U.S. national laboratories.

During the course of 2008 and 2009 we have developed our first independent thin film product opportunity.  This unique variation of the thin film developed for TMOS can be applied to a variety of touch screen product devices as a protective cover.  We intend to market this thin film product under our brand, Opcuity™, to various potential distribution and channel partners.

Since our inception, we have been primarily engaged in developing our initial product technologies, recruiting personnel, commencing our U.S. operations and obtaining sufficient capital to meet our working capital needs. In the course of our development activities, we have sustained losses and expect such losses to continue through at least December 2010. We will finance our operations primarily through our existing cash and possible future financing transactions.

Our ability to operate profitably under our current business plan is largely contingent upon our success in developing our products beyond proof of concept to final prototypes, supporting transferable manufacturing processes to partners to produce our products and successfully developing markets and manufacturing relationships for our products.  We may be required to obtain additional capital in the future to expand our operations. No assurance can be given that we will be able to develop our products, successfully develop the markets or profitable manufacturing methods for our products, or raise any such additional capital as we might need, either through equity or debt financing, on satisfactory terms or at all. Additionally, no assurance can be given that any such financing, if obtained, will be adequate to meet our ultimate capital needs or to support our growth. If adequate capital cannot be obtained on satisfactory terms, our operations could be negatively impacted.

If we achieve growth in our operations in the next few years, such growth could place a strain on our management, administrative, operational and financial infrastructure. Our ability to manage our current operations and future growth requires the continued improvement of operational, financial and management controls, reporting systems and procedures. In addition, we may find it necessary to hire additional management, financial and sales and marketing personnel to manage our expanding operations. If we are unable to manage this growth effectively, our business, operating results and financial condition may be materially adversely affected.

Corporate History

Uni-Pixel, Inc. was originally incorporated in the State of Nevada as Super Shops, Inc. On November 15, 1999, Super Shops and its sister companies filed an amended petition under Chapter 11 of the United States Bankruptcy Code. On July 31, 2000, the court approved Super Shops’ Amended Joint Plan of Reorganization. On October 13, 2000, and in accordance with the Plan of Reorganization, the management of Super Shops changed its state of incorporation from Nevada to Delaware by merging with and into NEV Acquisition Corp., a Delaware corporation formed solely for the purpose of effecting the reincorporation. On June 13, 2001, NEV Acquisition Corp. changed its corporate name to Real-Estateforlease.com, Inc., as a result of the merger transaction discussed in the following paragraph.

Real-Estateforlease.com, Inc. was incorporated on May 24, 2001, in the State of Delaware to serve as a business-to-business internet information intermediary providing turnkey marketing services to facilitate the leasing of commercial real estate properties. On June 13, 2001, the management of NEV Acquisition Corp. entered into an Agreement and Plan of Merger with Real-Estateforlease.com, Inc. pursuant to which the sole stockholder and founder of Real-Estateforlease.com, Inc. exchanged his equity ownership interest in Real-Estateforlease.com, Inc. for 9,500,000 shares (or approximately 96%) of NEV Acquisition Corp.’s common stock. At the time of the merger between Real-Estateforlease.com, Inc. and NEV Acquisition Corp., Real-Estateforlease.com, Inc. had no operations and essentially no assets. Efforts by Real-Estateforlease.com, Inc. to implement its business plan ceased in June 2002. Prior to Real-Estateforlease.com, Inc.’s merger with Uni-Pixel Displays, Inc., as described in the next paragraph, Real-Estateforlease.com, Inc. had no operations and no material assets or liabilities.

Our wholly-owned subsidiary, Uni-Pixel Displays, Inc., was originally incorporated as Tralas Technologies, Inc., a Texas corporation, on February 17, 1998. Tralas Technologies, Inc. changed its name to Uni-Pixel Displays, Inc. during 2001. On December 7, 2004, Real-Estateforlease.com, Inc. entered into a merger agreement with Uni-Pixel Displays, Inc. and certain other parties pursuant to which Uni-Pixel Displays, Inc. became a wholly-owned subsidiary of Real-Estateforlease.com, Inc. Pursuant to the merger, we changed our name to “Uni-Pixel, Inc.” at the annual meeting of our stockholders held in January 2005.

Uni-Pixel, Inc. is now the parent company of our wholly-owned operating subsidiary, Uni-Pixel Displays, Inc.

Basis of Presentation

The consolidated financial statements presented in this annual report include Uni-Pixel, Inc. and our wholly-owned subsidiary, Uni-Pixel Displays, Inc. All significant intercompany transactions and balances have been eliminated. Uni-Pixel Displays, Inc. was, for accounting purposes, the surviving entity of the merger, and accordingly for the periods prior to the merger, the consolidated financial statements reflect the consolidated financial position, results of operations and cash flows of Uni-Pixel Displays, Inc.  The assets, liabilities, operations and cash flows of Real-Estateforlease.com, Inc. are included in the consolidated financial statements from December 10, 2004 onward.  The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, as further discussed in Note 2. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of liabilities in the normal course of business and this does not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Development Stage Company

We have not generated any significant operating revenue since inception.  The accompanying financial statements have, therefore, been prepared using the accounting formats prescribed for a development stage enterprise (“DSE”).

Although, we have recognized some nominal amounts of revenue, the Company still believes it is devoting, substantially, all its efforts on developing the business and, therefore, still qualifies as a DSE.

Note 2 -                 Going Concern

Our accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business.  However, Uni-Pixel has sustained losses and negative cash flows from operations since its inception.  As shown in the accompanying consolidated financial statements, Uni-Pixel incurred recurring net losses chargeable to common shareholders of $5.4 million and $10.6 million in fiscal 2009 and 2008, respectively, and has an accumulated deficit of $49.9 million as of December 31, 2009.  We project that current cash reserves will sustain our operations at least through March 2010. Our working capital may not be sufficient to meet all of the needs of our business objectives through the end of 2010.  We would be able to sustain operations for a reasonable period of time (12 months), but it would require significant reductions in our operating expenditures and product development activities, if we did not receive additional funding.  Management has instituted a cost reduction program that included a reduction in labor and operating costs.  This program included the termination of 10 employees which we expect will reduce operating cost by approximately $60,000 per month.

Our growth and continued operations could be impaired by limitations on our access to the capital markets.  In the event that we do not raise additional funding, we may be forced to further scale back our operations which would have a material adverse impact upon our ability to pursue our business plan.  We have no commitments from officers, directors or affiliates to provide funding.  There can be no assurance that capital from outside sources will be available, or if such financing is available, it may involve issuing securities senior to our common stock or equity financings which are dilutive to holders of our common stock.  In addition, in the event we do not raise additional capital from conventional sources, it is likely that our growth will be restricted and we may need to scale back or curtail implementing our business plan.

Our ability to reach profitably under our current business plan is largely contingent upon our success in developing beyond proof of concept to final prototypes and supporting transferable manufacturing processes to partners to produce for sale our products and upon our successful development of markets for our products and successful manufacturing relationships.  We will need to obtain additional capital in the future to expand our operations. No assurance can be given that we will be able to develop our products, successfully develop the markets for our products or profitable manufacturing methods, or raise any such additional capital as we might need, either through equity or debt financing, on satisfactory terms or at all. Additionally, no assurance can be given that any such financing, if obtained, will be adequate to meet our ultimate capital needs or to support our growth. If adequate capital cannot be obtained on satisfactory terms, our operations could be negatively impacted.

The conditions described above create substantial doubt as to Uni-Pixel’s ability to continue as a going concern.  The 2009 consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.

Note 3 -                 Summary of Significant Accounting Policies

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Examples include provisions for bad debts, useful lives of property and equipment and intangible assets, impairment of property and equipment and intangible assets, deferred taxes, and the provision for and disclosure of litigation and loss contingencies, derivative liabilities and stock based compensation. Actual results may differ materially from those estimates.

Statements of cash flows

For purposes of the statements of cash flows, we consider all highly liquid investments (i.e., investments which, when purchased, have original maturities of three months or less) to be cash equivalents.

Concentration of credit risk

We maintain our cash primarily with major U.S. domestic banks and other financial institutions. The amounts held in interest bearing accounts periodically exceed the insured limit at December 31, 2009 and 2008. The amounts held in these banks did not exceed the insured limits at December 31, 2009 and 2008. The terms of other deposits are on demand and are subject to guarantees in full by the FDIC under the Transaction Account Guarantee Program.  We have not incurred losses related to these deposits.

In addition, on December 31, 2009 and 2008, we held an investment account of $211,441 and $1,662,973, respectively, with a financial institution other than a bank.  These funds are invested in money market funds.  We have not incurred losses related to these deposits.

Restricted cash

As of December 31, 2009 and December 31, 2008, we had restricted cash of $34,877.  This amount secured certain obligations under our lease agreement for our principal facility located in The Woodlands, Texas as of both December 31, 2009 and December 31, 2008.  The restricted cash has been segregated into current and long-term classifications based on its anticipated liquidation.

Property and equipment

Property and equipment, consisting primarily of lab equipment, computer equipment, software, leasehold improvements, and office furniture and fixtures is carried at cost less accumulated depreciation and amortization. Depreciation and amortization for financial reporting purposes is provided by the straight-line method over the estimated useful lives of three to five years. Leasehold improvements are amortized using the straight-line method over the remaining lease term or the life of the asset, whichever is shorter. The cost of repairs and maintenance is charged as an expense as incurred.  Gains or losses related to retirements or dispositions of fixed assets are recognized in the period incurred.

Intangible assets

Our intangible assets represent patents and patent applications acquired from third parties, which are recorded at cost and amortized over the life of the patent.  We review the value recorded for intangible assets to assess recoverability from future operations using undiscounted cash flows. Impairments are recognized in operating results to the extent the carrying value exceeds fair value determined based on the net present value of estimated future cash flows.  Impairment would then be measured as the difference between the fair value of the fixed or amortizing intangible asset and the carrying value to determine the amount of the impairment.

Derivative instruments

We account for all derivative instruments under FASB ASC Topic 815 Derivatives and Hedging  (“Topic 815”), previously Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, and related Emerging Issues Task Force (“EITF”) interpretations and Securities and Exchange Commission (SEC) rules, which require that certain embedded and freestanding derivative instruments be classified as a liability and measured at fair value with changes in fair value recognized currently in earnings. The Company has recorded changes in fair value as an other expense in the consolidated statements of operations.

Revenue recognition

We recognize revenue over the period the service is performed in accordance with FASB ASC Topic 605 Revenue Recognition (“Topic 605”), previously SEC Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition in Financial Statements”. In general, four basic criteria must be met before revenue can be recognized: (1) persuasive evidence that an arrangement exists, (2) delivery has occurred or services rendered, (3) the fee is fixed and determinable, and (4) collectability is reasonably assured.

Advance payments are deferred until shipment. The amount of the revenue deferred represents the fair value of the remaining undelivered products measured Topic 605, previously EITF 00-21, “Accounting for Revenue Arrangements with Mutliple Deliverablables,” which addresses the issue of accounting for arrangements that involve the delivery of multiple products or services.

Revenue from licenses and other up front fees are recognized on a ratable basis over the term of the respective agreement.

Revenue from development contracts are recognized when the contract is completed and collectability is reasonably assured.  Deferred revenue on these contracts of $33,333 as of December 31, 2009 and December 31, 2008 consists of a development contract to produce and deliver a prototype device.

Research and development expenses

Research and development costs are expensed as incurred and include salaries and benefits, costs paid to third-party contractors for research, development and manufacturing of materials and devices, and a portion of facilities cost. Prototype development costs are a significant component of research and development expenses and include costs associated with third-party contractors. Invoicing from third-party contractors for services performed can lag several months.  We accrue the costs of services rendered in connection with third-party contractor activities based on our estimate of management fees, site management and monitoring costs and data management costs. Actual costs may differ from estimated costs in some cases and are adjusted for in the period in which they become known.

Stock-based compensation

We recognize the cost of stock options and restricted stock in accordance with FASB ASC Topic 718 Compensation — Stock Compensation (“Topic 718”), previously SFAS No. 123 (Revised 2004) (“SFAS No. 123(R)”), “Share Based Payment”, Topic 718  requires us to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award.  That cost will be recognized over the period during which an employee is required to provide service in exchange for the reward—known as the requisite service period. No compensation cost is recognized for equity instruments for which employees do not render the requisite service. The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments. Topic 718  must be applied to all options granted or modified after its effective date and also to recognize the cost associated with the portion of any option awards made before its effective date for which the associated service has not been rendered as of its effective date.

We may, from time to time, issue common stock, stock options or common stock warrants to acquire services or goods from non-employees. Common stock, stock options and common stock warrants issued to persons other than employees or directors are recorded on the basis of their fair value, as required by Topic 718 which is measured as of the date required by FASB ASC Topic 505 Equity (“Topic 505”), previously EITF Issue 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.”  In accordance with Topic 505, the stock options or common stock warrants are valued using the Black-Scholes model on the basis of the market price of the underlying common stock on the “valuation date,” which for options and warrants related to contracts that have substantial disincentives to non-performance, is the date of the contract, and for all other contracts is the vesting date. Expense related to the options and warrants is recognized on a straight-line basis over the shorter of the period over which services are to be received or the vesting period. Where expense must be recognized prior to a valuation date, the expense is computed under the Black-Scholes model on the basis of the market price of the underlying common stock at the end of the period, and any subsequent changes in the market price of the underlying common stock through the valuation date is reflected in the expense recorded in the subsequent period in which that change occurs.

The following disclosures provide information regarding the Company’s stock-based compensation awards, all of which are classified as equity awards in accordance with Topic 718:

Stock options.

The Company grants stock options to employees that allow them to purchase shares of the Company’s common stock. Options are also granted to members of the Board of Directors.  The Company determines the fair value of stock options at the date of grant using the Black-Scholes valuation model.  Most options vest annually over a three-year service period.  The Company will issue new shares upon the exercise of stock options.

Total compensation expense recognized for options was approximately $1.2 million and $1.0 million for the twelve months ended December 31, 2009 and December 31, 2008, respectively.

Income taxes

An asset and liability approach is used for financial accounting and reporting for income taxes. Deferred income taxes arise from temporary differences between income tax and financial reporting and principally relate to recognition of revenue and expenses in different periods for financial and tax accounting purposes and are measured using currently enacted tax rates and laws. In addition, a deferred tax asset can be generated by net operating loss carryforwards.   If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

The Company has losses carried forward for income tax purposes to December 31, 2009. There are no current or deferred tax expenses for the twelve month periods ended December 31, 2009 and 2008 due to the Company’s loss position. The Company has fully reserved for any benefits of these losses. The deferred tax consequences of temporary differences in reporting items for financial statement and income tax purposes are recognized, as appropriate. Realization of the future tax benefits related to the deferred tax assets is dependent on many factors, including the Company’s ability to generate taxable income within the net operating loss carryforward period. Management has considered these factors in reaching its conclusion as to the valuation allowance for financial reporting purposes. Accordingly, no benefit has been recognized on the net loss as the realization of the net operating loss carryforward cannot be assured.

Effective January 1, 2007, the Company adopted the provision of FASB ASC Topic 740 Income Taxes Recognition (“Topic 740”), previously FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109 (“FIN 48”).  Topic 740 contains a two-step approach to recognizing and measuring uncertain tax positions accounted for in accordance with Topic 740, previously SFAS No. 109, “Accounting for Income Taxes.”  The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any.  The second step is to measure the tax benefit as the largest amount that is more than likely of being realized upon ultimate settlement.

As a result of the implementation of Topic 740, the Company has not changed any of its tax accrual estimates.  The Company files U.S. federal and U.S. state tax returns.  For U.S. Federal and state tax returns the Company is generally no longer subject to tax examinations for years prior to 1996.

Loss per share data

Basic loss per share is calculated based on the weighted average common shares outstanding during the period, after giving effect to the manner in which the merger was accounted for as described in Note 1. Diluted earnings per share also give effect to the dilutive effect of stock options, warrants (calculated based on the treasury stock method) and convertible notes and convertible preferred stock. The Company does not present diluted earnings per share for years in which it incurred net losses as the effect is antidilutive.

At December 31, 2008, options and warrants to purchase 19,448,482 shares of common stock at exercise prices ranging from $1.10 to $2.00 per share were outstanding, but were not included in the computation of diluted earnings per share as their effect would be antidilutive.  Further, at December 31, 2008, 18,405,699 shares of common stock, convertible from Series B Convertible Preferred Stock and associated dividends, were not included in the computation of diluted earnings per share as there effect would be antidilutive.  Further, at December 31, 2008, 7,861,456 shares of common stock, convertible from Series C Convertible Preferred Stock and associated dividends, were not included in the computation of diluted earnings per share as there effect would be antidilutive.

At December 31, 2009, options and warrants to purchase 23,057,587 shares of common stock at exercise prices ranging from $0.50 to $2.00 per share were outstanding, but were not included in the computation of diluted earnings per share as their effect would be antidilutive.  Further, as of December 31, 2009, $2,325,000 and $61,316.66 of convertible notes payable and accrued interest, respectively, were outstanding that may convert, at the holders election, at $0.50 per share.  This could result into 4,772,633 shares of common stock if converted, but were not included in the computation of diluted earnings per share as their effect would be antidilutive.

Fair Value of Financial Instruments

Our financial instruments consist of accounts receivable, accounts payable, notes payable, and derivative liabilities. The fair values of these assets and liabilities, in the opinion of Company’s management, reflect their respective carrying amounts.

Recently issued accounting pronouncements

In April 2009, the FASB issued the following three FSPs intended to provide additional application guidance and enhance disclosures regarding fair value measurements and impairments of securities:

FSP FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly (ASC 820-10-65-4, Transition Related to FASB Staff Position FAS 157-4), provides additional guidance for estimating fair value in accordance with SFAS No. 157 when the volume and level of activity for the asset or liability have decreased significantly. This FSP also provides guidance on identifying circumstances that indicate a transaction is not orderly. The provisions of this FSP are effective for the Company’s interim period ending on June 30, 2009. The adoption of this FSP at June 30, 2009 did not have a material impact on the Company’s statement of operations and balance sheet.

FSP FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments (ASC 825-10-65-1, Transition Related to FSP FAS 107-1 and APB 28-1), requires disclosures about fair value of financial instruments in interim reporting periods of publicly traded companies that were previously only required to be disclosed in annual financial statements. The provisions of this FSP are effective for the Company’s interim period ending on June 30, 2009 and only amends the disclosure requirements about fair value of financial instruments in interim periods. The Company adopted this FSP during the second quarter of 2009. See Note 9 for additional information.

FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments (ASC 320-10-65-1, Transition Related to FSP FAS 115-2 and FAS 124-2), amends current other-than-temporary impairment guidance in GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. This FSP does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. The provisions of this FSP are effective for the Company’s interim period ending on June 30, 2009.

The Company adopted these FSPs effective April 1, 2009. The adoption of these FSPs did not have a material impact on the Company’s statement of operations and balance sheet.

In December 2007, the FASB issued SFAS No. 141(revised 2007), Business Combinations, (ASC 805, Business Combinations) “ASC 805”, which replaces SFAS No. 141. ASC 805 establishes principles and requirements for recognition and measurement of assets, liabilities and any noncontrolling interest acquired due to a business combination. ASC 805 expands the definitions of a business and a business combination, resulting in an increased number of transactions or other events that will qualify as business combinations. Under ASC 805 the entity that acquires the business (the “acquirer”) will record 100 percent of all assets and liabilities of the acquired business, including goodwill, generally at their fair values. As such, an acquirer will not be permitted to recognize the allowance for loan losses of the acquiree. ASC 805 requires the acquirer to recognize goodwill as of the acquisition date, measured as a residual. In most business combinations, goodwill will be recognized to the extent that the consideration transferred plus the fair value of any noncontrolling interests in the acquiree at the acquisition date exceeds the fair values of the identifiable net assets acquired. Under ASC 805, acquisition-related transaction and restructuring costs will be expensed as incurred rather than treated as part of the cost of the acquisition and included in the amount recorded for assets acquired. ASC 805 is effective for fiscal years beginning after December 15, 2008. The adoption of ASC 805 on January 1, 2009, had no effect on the Company’s consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, and an amendment of FASB Statement No. 133 (ASC 815-10-65-1, Transition and Effective Date Related to FASB Statement No. 161) “ASC 815”. ASC 815 applies to all derivative instruments and related hedged items accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. ASC 815 requires entities to provide greater transparency about (a) how and why an entity uses derivative instruments, (b) how derivative instruments are related hedged items are accounted for under SFAS No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, results of operations and cash flows. To meet those objectives, ASC 815 requires (1) qualitative disclosures about objectives for using derivatives by primary underlying risk exposure (e.g., interest rate, credit or foreign exchange rate) and by purpose or strategy (fair value hedge, cash flow hedge, net investment hedge, and non-hedges), (2) information about the volume of derivative activity in a flexible format that the preparer believes is the most relevant and practicable, (3) tabular disclosures about balance sheet location and gross fair value amounts of derivative instruments, income statement and other comprehensive income location of gain and loss amounts on derivative instruments by type of contract, and (4) disclosures about credit-risk related contingent features in derivative agreements. ASC 815 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The adoption of ASC 815 on January 1, 2009, had no effect on the Company’s consolidated financial statements.

In May 2009, the FASB issued SFAS No. 165, Subsequent Events (ASC 855, Subsequent Events) “ASC 855”. ACS 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, ASC 855 provides (a) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; (b) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and (c) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. ASC 855 is effective for interim or annual financial periods ending after June 15, 2009, and shall be applied prospectively. The Company adopted ASC 855 in the second quarter of 2009. The adoption did not materially impact the Company. We considered all subsequent events through March 12, 2010, the date the financial statements were available to be issued.

In June 2009, the FASB issued SFAS No. 166, Accounting for Transfers of Financial Assets (ASC 860, Transfers and Servicing) “ASC 860”, which is a revision to SFAS No. 140. ASC 860 requires more information about transfers of financial assets, including securitization transactions and a company’s continuing exposure to the risks related to the transfer of financial assets. It eliminates the concept of a “qualifying special-purpose entity” and changes the requirements for derecognizing financial assets. ASC 860 is effective for first annual reporting period beginning after November 15, 2009. The adoption of ASC 860 on November 15, 2009, had no effect on the Company’s consolidated financial statements.

In June 2009, FASB issued SFAS No.168, FASB Accounting Standards Codification TM and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162 (ASC 105, Generally Accepted Accounting Principles) “ASC 105”, which states that the FASB Accounting Standards CodificationTM (Codification) will become the source of authoritative U.S. generally accepted accounting principles (GAAP) recognized by the FASB to be applied by nongovernmental entities. On the effective date of this Statement, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative. ASC 105 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The codification is effective for these third quarter financial statements and the principal impact is limited to disclosures as all future references to authoritative literature will be reference in accordance with the codification.

In August 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-05, Fair Value Measurements and Disclosures (Topic 820) — Measuring Liabilities at Fair Value. This ASU provides amendments for fair value measurements of liabilities. It provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more techniques. ASU 2009-05 also clarifies that when estimating a fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. ASU 2009-05 is effective for the first reporting period (including interim periods) beginning after issuance or fourth quarter 2009. The Company is assessing the impact of ASU 2009-05 on our financial condition, results of operations, and disclosures.

In September 2009, the FASB issued additional guidance on measuring the fair value of liabilities effective for the first reporting period (including interim periods) beginning after issuance. Implementation will not have a material impact on our consolidated financial position and results of operations.

In September 2009, the FASB issued additional guidance on measuring fair value of certain alternative investments effective for the first reporting period (including interim periods) ending after December 15, 2009. Implementation will not have a material impact on our consolidated financial position and results of operations.

The implementation of the fair value guidance for nonfinancial assets and nonfinancial liabilities, effective January 1, 2009, did not have a material impact on our consolidated financial position and results of operations.

In October 2009, the FASB issued amendments to the accounting and disclosure for revenue recognition. These amendments, effective for fiscal years beginning on or after June 15, 2010 (early adoption is permitted), modify the criteria for recognizing revenue in multiple element arrangements and the scope of what constitutes a non-software deliverable. The Company is currently assessing the impact (if any) on its consolidated financial position and results of operations.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations and cash flows.

Note 4 — Property and Equipment

A summary of the components of property and equipment at December 31:

	Estimated Useful Lives	2009	2008
Research and development equipment	3 to 5 years	$1,203,053	$1,203,053
Leasehold improvements	5 years	210,086	210,086
Computer equipment	5 years	97,740	97,740
Office equipment	3 to 5 years	95,144	95,144
		1,606,023	1,606,023
Accumulated depreciation		(1,328,662)	(1,013,967)
Property and equipment, net		$277,361	$592,056

Depreciation and amortization expense of property and equipment for the years ended December 31, 2009 and 2008 and the period from inception (February 17, 1998) through December 31, 2009 was $0.3 million, $0.3 million, and $1.4 million, respectively.

Note 5 — Patents

Patents consists of the following at December 31, 2009 and 2008:

	2009	2008
Patents	$196,588	$196,588
Less accumulated amortization	(28,338)	(11,335)
Patents, net	$168,250	$185,253

The patents have an estimated useful life through 2022.  The patent amortization expense for the years ended December 31, 2009 and 2008 was $17,003 and $11,335, respectively. Future amortization expense is expected to be as follows for December 31:

2010	$17,003
2011	17,003
2012	17,003
2013	17,003
2014	17,003
Thereafter	83,235
$168,250

Note 6 — Income Taxes

The Company accounts for income taxes in accordance with Topic 740. This Topic 740 prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company has a cumulative net operating loss for financial accounting purposes of approximately $41.9 million and $37.4 million at December 31, 2009 and 2008, respectively. The Company has a potential deferred tax asset of approximately $14.2 million as a result of this net operating loss carry forward. In assessing the realization of deferred tax assets, management considers whether it is likely that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the Company attaining future taxable income during periods in which those temporary differences become deductible. Due to the uncertainty surrounding the realization of the benefits of its tax attributes, including net operating loss carryforwards, in future tax returns, the Company has provided a 100% valuation allowance on its deferred tax assets. The valuation allowance increased by approximately $1.8 million and $3.6 million for the years ended December 31, 2009 and 2008, respectively.

The following table sets forth a reconciliation of the statutory federal income tax for the year ended December 31:

	2009	2008

Income tax expense (benefit) computed at statutory rates	$1,827,000	$3,599,000
Increase in valuation allowance	(1,827,000)	(3,599,000)
Other	—	—
Tax provision for income taxes	$—	$—

The Company’s deferred tax assets consist of the following as of December 31:

	2009	2008

Deferred tax assets:
Net operating loss carryforwards	$14,233,000	$12,406,000
Valuation allowance	(14,233,000)	(12,406,000)
Net deferred tax assets	$—	$—

The net operating loss carryforward will begin to expire in 2015, if not utilized. The Internal Revenue Code Section 382 limits net operating loss and tax credit carryforwards when an ownership change of more than fifty percent of the value of the stock in a loss corporation occurs within a three-year period. This change occurred during the year ended December 31, 2004. It is possible that additional changes in control may result in additional Section 382 limits.  Accordingly, the ability to utilize remaining net operating loss and tax credit carryforwards has been significantly restricted with the recent equity transactions.

Note 7 — Commitments and Contingencies

Leases

The Company has entered into a lease for office, warehouse and laboratory facility in The Woodlands, Texas, under a third party, non-cancelable operating lease through 2010. Future minimum lease commitments are as follows as of December 31, 2009:

Year Ending December 31
2010	$192,000
2011	—
2012	—
2013	—
2014	—
Thereafter	—
Total	$192,000

This lease provides the Company with one 5-year renewal option.

Rent expense for 2009 and 2008 was $199,208 and $209,000, respectively.

Litigation

The Company from time to time may be involved in litigation relating to claims arising out of its ordinary course of business. Management believes that there are no claims or actions pending or threatened against the Company, the ultimate disposition of which would have a material impact on the Company’s financial position, results of operations or cash flows.

Employment agreements

As of December 31, 2009, the Company does not have any employment agreements outstanding.  The Company had entered into employment agreements with Reed Killion and James Tassone which expired on December 31, 2008.

As of December 31, 2009, there was no bonus accrual for Mr. Killion and Mr. Tassone.

Note 8 -  Redeemable Preferred Stock, Equity, Stock Plan and Warrants

Equity instruments issued to non-employees

From time to time, in order to preserve cash and to fund our operating activities, common stock or other equity instruments may be issued for cash or in exchange for goods or services. Equity instruments issued for goods or services are recorded at the fair value of the goods or services received or the fair value of the equity instruments issued, whichever is more reliably measurable.

Common Stock

During the year ended December 31, 2009 (1) we issued no shares of common stock for cash in connection with the exercise of stock options; (2) issued no shares of common stock in exchange for cashless exercise of warrants; (3) issued 20,485,298 shares of common stock in connection with the conversion of Series B Preferred Stock and accrued dividends; and (4) issued 8,717,819 shares of common stock in connection with the conversion of Series C Preferred Stock and accrued dividends.

During the year ended December 31, 2008, (1) we issued no shares of common stock for cash in connection with the exercise of stock options; (2) issued no shares of common stock in exchange for cashless exercise of warrants; (3) issued no shares of common stock in connection with the conversion of Series B Preferred Stock and accrued dividends; and (4) issued no shares of common stock in connection with the conversion of Series C Preferred Stock and accrued dividends.

Series B Convertible Preferred Stock

On February 13, 2007, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with The Raptor Global Portfolio Ltd., The Tudor BVI Global Portfolio Ltd., Tudor Proprietary Trading, L.L.C. and The Altar Rock Fund L.P. (collectively, the “Purchasers”) pursuant to which the Company sold on that date in a private placement to the Purchasers (a) 3,200,000 shares of the Company’s Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), and (b) warrants (the “Series B Warrants”) to purchase, in aggregate, up to 6,839,279 shares of the Company’s common stock, par value $0.001 for an aggregate purchase price of $12,000,000.  As the Series B Preferred Stock is redeemable for cash at the option of the holder after five years, the Series B Preferred Stock is classified as temporary equity on the balance sheet.  In accordance with FASB ASC Topic 470 Debt (“Topic 470”), the Company determined that the Series B Preferred Stock had an intrinsic value of the conversion of option of $3,715,602, which was credited to additional paid-in capital in the first quarter of 2007, and is being amortized over five years.  The Company utilized the Black-Scholes methodology in determining the fair market value of the Series B Warrants of $3,715,602, which was credited to additional paid-in capital in the first quarter of 2007, and is being amortized over five years.

Dividends shall accrue, whether or not declared and paid, on the Series B Preferred Stock at the rate per annum of 8%, and shall be cumulative as to any dividends not declared and paid in any year, compounding annually at the same rate.  These dividends are charged to additional paid-in capital.  Each share of Series B Preferred Stock may, at the option of the holder, be converted at any time into a number of fully paid and non-assessable shares of common stock of the Company equal to the quotient obtained by dividing the original issue price of $3.75 for the Series B Preferred Shares, plus all accrued and unpaid Series B Preferred Stock dividends and any other declared and unpaid dividends, by the initial Series B Preferred Stock conversion price of $0.75, which is subject to adjustment from time to time in accordance with the Certificate of Designations.

Effective October 2, 2009, the Company entered into agreements with the holders of the Series B Preferred Stock, subject to certain closing conditions, to have all shares of Series B Preferred Stock and all accrued and unpaid dividends converted into Common Stock at the then applicable conversion prices at such time as the Company has raised a total dollar amount of at least $2,000,000 no later than November 30, 2009. As of October 2, 2009, the Company met that condition, raising a total of $2,075,000.  On October 2, 2009, all conditions were fulfilled and all Series B Preferred Stock were converted into a total of 20,485,298 shares of Common Stock.  As additional consideration for the conversion into common stock, the holders of the Series B Preferred Stock received 1,042,518 10-year warrants to purchase Common Stock at an exercise price of $0.50 per share.  We evaluated the warrants using the criteria of FASB ASC Topic 815-40 “Contracts in Entity’s Own Stock” (“Topic 815-40”) and have determined the warrants should be classified as equity.

In connection with the conversion of Series B Preferred Stock, the fair value of consideration transferred to the holders of the Series B Preferred Stock, namely the re-issued warrants with reduced strike price and additional 6 months of dividends (10/2/09 to 4/1/10), was compared to the carrying amount of the Sereies B Preferred Stock in the balance sheet.  The excess was valued at $749,565 and was subtracted from net loss available to common shareholders.

Series C Convertible Preferred Stock

On September 28, 2007, the Company entered into a Securities Purchase Agreement (the “ ML Purchase Agreement”) with Merrill Lynch Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) pursuant to which the Company sold on that date in a private placement to Merrill Lynch (a) 892,858 shares of the Company’s Series C Convertible Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”), and (b) warrants (the “ML Warrants”) to purchase, in aggregate, up to 3,214,289 shares of the Company’s common stock, par value $0.001 for an aggregate purchase price of $10,000,009.60.  As the Series C Preferred Stock is redeemable for cash at the option of the holder after five years, the Series C Preferred Stock is classified as temporary equity on the balance sheet.  In accordance with Topic 470, the Company determined that the Series C Preferred Stock had an intrinsic value of the conversion of option of $3,809,644, which was credited to additional paid-in capital in the third quarter of 2007, and is being amortized over five years.  The Company utilized the Black-Scholes methodology in determining the fair market value of the ML Warrants of $3,809,644, which was credited to additional paid-in capital in the third quarter of 2007, and is being amortized over five years.

Dividends shall accrue, whether or not declared and paid, on the Series C Preferred Stock at the rate per annum of 8%, and shall be cumulative as to any dividends not declared and paid in any year, compounding annually at the same rate. These dividends are charged to additional paid-in capital.  Each share of Series C Preferred Stock may, at the option of the holder, be converted at any time into a number of fully paid and non-assessable shares of common stock of the Company equal to the quotient obtained by dividing the original issue price of $11.20 for the Series C Preferred Shares, plus all accrued and unpaid Series C Preferred Stock dividends and any other declared and unpaid dividends, by the initial Series C Preferred Stock conversion price of $1.40, which is subject to adjustment from time to time in accordance with the Certificate of Designations.

Effective October 2, 2009, the Company entered into agreements with the holders of the Series C Preferred Stock, subject to certain closing conditions, to have all shares of Series C Preferred Stock and all accrued and unpaid dividends converted into Common Stock at the then applicable conversion prices at such time as the Company has raised a total dollar amount of at least $2,000,000 no later than November 30, 2009. As of October 2, 2009, the Company met that condition, raising a total of $2,075,000.  On October 2, 2009, all conditions were fulfilled and all Series C Preferred Stock were converted into a total of 8,717,819 shares of Common Stock.  As additional consideration for the conversion into common stock, the holders of the Series C Preferred Stock received 457,482 10-year warrants to purchase Common Stock at an exercise price of $0.50 per share.  We evaluated the warrants using the criteria of Topic 815-40 and have determined the warrants should be classified as equity.

In connection with the conversion of Series C Preferred Stock, the fair value of consideration transferred to the holders of the Series C Preferred Stock, namely the re-issued warrants with reduced strike price and additional 6 months of dividends (10/2/09 to 4/1/10), was compared to the carrying amount of the Sereies B Preferred Stock in the balance sheet.  The excess was valued at $310,730 and was subtracted from net loss available to common shareholders.

2005 Stock Incentive Plan

Effective January 27, 2005, we adopted the Uni-Pixel, Inc. 2005 Stock Incentive Plan. The Stock Incentive Plan is discretionary and allows for an aggregate of up to 2,000,000 shares of our common stock to be awarded through incentive and non-qualified stock options and stock appreciation rights. The Stock Incentive Plan is administered by our Board of Directors, which has exclusive discretion to select participants who will receive the awards and to determine the type, size and terms of each award granted.

In the third quarter of 2008, 50,000 options to purchase our common stock with an exercise price of $2.00 per share were retired.

In fiscal year 2009, we did not grant any options under the 2005 Stock Incentive Plan.

2007 Stock Incentive Plan

Effective August 21, 2007, we adopted the Uni-Pixel, Inc. 2007 Stock Incentive Plan. The Stock Incentive Plan is discretionary and allows for an aggregate of up to 4,000,000 shares of our common stock to be awarded through incentive and non-qualified stock options and stock appreciation rights. The Stock Incentive Plan is administered by our Board of Directors, which has exclusive discretion to select participants who will receive the awards and to determine the type, size and terms of each award granted.

In the first quarter of 2008, we granted a total of 600,000 options to purchase our common stock with an exercise price of $1.45 per share to three employees.  These options vest monthly over 36 months.  In the second quarter of 2008, we granted a total of 465,625 options to purchase our common stock with an exercise price of $1.45 per share to nine employees.  Of these 465,625 options, 425,625 vest monthly over 36 months and 1/3rd of the remaining 40,000 vest on each of the first, second and third year anniversaries of the date of grant.  In the third quarter of 2008, 48,889 options to purchase our common stock with an exercise price of $1.45 per share were retired.   In the fourth quarter of 2008, we granted a total of 80,000 options to purchase our common stock with an exercise price of $1.45 per share to two employees.  These options vest monthly over 36 months.   In the fourth quarter of 2008, 157,222 options to purchase our common stock with an exercise price of $1.45 per share were retired.

In the fiscal year 2009, we granted a total of 575,000 options to purchase our common stock with an exercise price of $1.45 per share to twenty-three employees.  These options vested on the date of grant.    In the fiscal year 2009, 325,895 options to purchase our common stock with an exercise price of $1.45 per share were retired.

Other Stock Options

On October 1, 2006, we granted a total of 1,000,000 options to purchase our common stock with an exercise price of $1.25 per share to Mr. Carl Yankowski.  All of these options vest upon the occurrence of any of the following events: (i) by no later than January 1, 2010, upon the closing of the sale of substantially all of the assets of Uni-Pixel or the reorganization, consolidation, merger, dissolution or liquidation of Uni-Pixel; provided that the event results in the payment or distribution of consideration valued in good faith by the Uni-Pixel Board of Directors at $15 per share (on a fully diluted basis) or more; (ii) by no later than January 1, 2010, upon the closing of a tender offer or exchange offer to purchase 50% or more of the issued and outstanding shares of Uni-Pixel common stock at a price per share valued in good faith by the Uni-Pixel Board of Directors at $15 per share (on a fully diluted basis) or more; or (iii) by no later than January 1, 2010, upon the common stock of Uni-Pixel, Inc. trading at $15 per share or more for 60 (or more) consecutive days and having a daily trading volume of 200,000 shares or more for 60 (or more) consecutive days. If (i), (ii) or (iii), as detailed above, do not occur on or before January 1, 2010, these options will be cancelled in full.  If Mr. Yankowski does not become Chief Executive Officer of Uni-Pixel, Inc. by January 31, 2007, these options will be cancelled in full.  These options were cancelled on February 1, 2007 as Mr. Yankowski did not become Chief Executive Officer of Uni-Pixel, Inc. by January 31, 2007.

In the first quarter of 2007, we granted a total of 300,000 options to purchase our common stock with an exercise price of $1.19 per share to three board members.  These options vest monthly over 36 months.

On February 13, 2007, in connection with the Series B Convertible Preferred Stock Purchase Agreement, the 1,000,000 options with an exercise price of $1.25 per share granted to Mr. Carl Yankowski on May 23, 2006 have all vested due to the Company’s completion of an equity financing of $10 million or more.  The Company utilized the Black-Scholes methodology in determining the fair market value of the options of $726,241 and this amount was expensed in the first quarter of 2007.

Summary Stock Option and Warrant Information

Information regarding the options and warrants granted in 2009 and 2008 is as follows:

	Options Year Ended December 31,		Warrants Year Ended December 31,
	2009	2008	2009	2008
Outstanding, beginning of year	5,602,014	4,712,500	13,846,468	13,846,468
Granted	575,000	1,145,625	13,413,568	—
Exercised	—	—	—	—
Expired or cancelled	325,895	256,111	10,053,568	—

Outstanding, end of year	5,851,119	5,602,014	17,206,468	13,846,468

Exercisable, end of year	5,124,435	3,808,030	17,206,468	13,846,468

Available for grant, end of year	1,448,881	1,697,986

The weighted average option and warrant exercise price information for 2009 and 2008 is as follows:

	Options Year Ended December 31,		Warrants Year Ended December 31,
	2009	2008	2009	2008
Outstanding, beginning of year	$1.56	$1.65	$1.62	$1.28
Granted during the year	$1.45	$1.45	$0.50	$—
Exercised during the year	$—	$—	$—	$—
Expired or cancelled during the year	$1.45	$1.56	$1.29	$—
Outstanding at end of year	$1.55	$1.56	$0.66	$1.28
Exercisable at end of year	$1.57	$1.62	$0.66	$1.28

The fair values of the Company’s options were estimated on the date of grant using the Black-Scholes valuation model with the following weighted-average assumptions:

	Year ended December 31, 2009	Year ended December 31, 2008
Expected life (years)	5 years	5 years
Interest rate	1.85%	0.42 to 3.27%
Dividend yield	—	—
Volatility	135.15%	108.47%
Forfeiture rate	—	—
Weighted average fair value of options granted	$1.45	$1.45

At December 31, 2009, there was $0.6 million of total unrecognized compensation cost related to non-vested stock option awards which is expected to be recognized over a weighted-average period of 0.58 years.  There were 1,316,405 options that became vested during the twelve months ended December 31, 2009.

Significant option and warrant groups outstanding at December 31, 2009, and related weighted average exercise price and life information is as follows:

Grant date	Options Outstanding	Warrants Outstanding	Exercisable	Weighted Exercise Price	Remaining Life (Years)
December 9, 2004	—	769,500	769,500	$1.38	4.92
January 10, 2005	—	168,750	168,750	$1.38	4.92
January 26, 2005	—	110,250	110,250	$1.38	4.92
March 5, 2005	600,000	—	600,000	$2.00	2.67
March 5, 2005	450,000	—	450,000	$2.00	5.17
April 19, 2005	400,000	—	400,000	$2.00	5.33
April 19, 2005	150,000	—	150,000	$2.00	1.58
May 23, 2006	1,000,000	—	1,000,000	$1.25	6.58
May 24, 2006	—	1,500,000	1,500,000	$1.25	1.58
September 12, 2006	—	194,400	194,400	$1.25	1.67
February 13, 2008	—	1,050,000	1,050,000	$1.10	0.13
March 16, 2007	300,000	—	279,167	$1.19	7.21
September 13, 2007	1,487,187	—	1,163,715	$1.45	7.71
January 7, 2008	500,000	—	333,333	$1.45	8.02
January 16, 2008	60,000	—	39,167	$1.45	8.04
April 18, 2008	248,932	—	150,442	$1.45	8.30
May 20, 2008	100,000	—	54,167	$1.45	8.38
June 2, 2008	40,000	—	13,333	$1.45	8.42
October 20, 2008	40,000	—	16,111	$1.45	8.80
January 30, 2009	475,000	—	475,000	$1.45	9.08
June 10, 2009	—	480,000	480,000	$0.50	9.42
June 30, 2009	—	40,000	40,000	$0.50	9.42
August 31, 2009	—	460,000	460,000	$0.50	9.67
September 30, 2009	—	560,000	560,000	$0.50	9.83
October 2, 2009	—	120,000	120,000	$0.50	9.83
October 2, 2009	—	11,553,568	11,553,568	$0.50	9.83
December 31, 2009	—	200,000	200,000	$0.50	10.00

Total	5,851,119	17,206,468	22,330,903

Note 9 — Notes Payable

Commencing in June 2009, the Company entered into subscription agreements (the “Subscription Agreements”) with accredited individual investors (each, an “Investor” and collectively, the “Investors”), pursuant to which the Company commenced a private placement (the “Private Placement”) of its 8% convertible promissory notes maturing on July 9, 2010. The Private Placement offering was closed effective July 9, 2009.

On June 10, 2009 and June 30, 2009, the Company entered into a Subscription Agreement with various accredited individual investors (the “1st Closing Investors”) in a first closing of the Private Placement and issued convertible promissory notes in the original aggregate principal amount of $650,000 (the “1st Closing Notes”).  The convertible promissory notes mature on July 9, 2010. Investors purchased for $650,000 8% Convertible Debentures (the “Debenture”) in the aggregate principal amount of $650,000 together with warrants (the “Warrants”) to purchase an aggregate of 325,000 shares of Common Stock for $0.50 per share. The convertible notes are convertible by the holders at any time at a conversion price of $0.50 per share into the Company’s common stock.  The convertible notes are due and payable at maturity together with interest at the rate of 8% per annum. The Company expects to use the proceeds of the financing to finance on-going operations.

The Debentures did not contain a beneficial conversion feature at the time of issuance.

Total funds received of $650,000 were allocated $20,001 to the Warrants and $629,999 to the Debenture. The relative fair value of the Warrants is $20,001 which was determined using the Black-Scholes option-pricing model.  The discount on the Debenture attributable to the Warrants of $20,001 is being amortized to interest expense over the term of the Debenture using the effective interest method.

At December 31, 2009, the unamortized discount on the Debenture is approximately $9,608. The following table reflects the convertible debt at December 31, 2009:

Convertible Debt	$650,000
Less: Current portion of debt discount	(9,608)

Value of debt at December 31, 2009	$640,392

The following table summarizes the charges to interest, amortization and other expense, net for the twelve months ended December 31, 2009:

Interest expense on debt	$28,678
Accretion of debt discount	$10,393

In consideration for services rendered as the placement agent in the Private Placement, the Company issued to Fordham Financial Management, Inc. (“Fordham”) ten-year warrants to purchase 195,000 shares of the Company’s Common Stock at an exercise price of $0.50 per share (the “Fordham Warrants”), for the 1st Closing of the Private Placement. Fordham also received, in consideration for services rendered as placement agent cash commissions aggregating $65,000, which represents 10% of the aggregate gross proceeds of the 1st Closing. The Company utilized the Black-Scholes methodology in determining the fair market value of the Fordham Warrants, which is $74,674, and this amount is expensed over the expected life of the convertible notes as additional interest expense.  The Company also paid $25,000 in other issuance costs. The placement agent cash commission, other issuance costs and Fordham warrants are recorded as deferred loan costs in the accompanying balance sheet.

Commencing in August 2009, the Company entered into subscription agreements (the “Subscription Agreements”) with accredited individual investors (each, an “Investor” and collectively, the “Investors”), pursuant to which the Company commenced a private placement (the “Private Placement”) of its 8% convertible promissory notes maturing on October 22, 2010. The Private Placement offering was closed effective October 22, 2009.

On August 31, 2009, September 30, 2009 and October 2, 2009, the Company entered into a Subscription Agreement with various accredited individual investors (the “2nd Closing Investors”) in a first closing of the Private Placement and issued convertible promissory notes in the original aggregate principal amount of $1,425,000 (the “2nd Closing Notes”).  The convertible promissory notes mature on October 22, 2010. Investors purchased for $1,425,000 8% Convertible Debentures (the “Debenture”) in the aggregate principal amount of $1,425,000 together with warrants (the “Warrants”) to purchase an aggregate of 712,500 shares of Common Stock for $0.50 per share. The convertible notes are convertible by the holders at any time at a conversion price of $0.50 per share into the Company’s common stock.  The convertible notes are due and payable at maturity together with interest at the rate of 8% per annum. The Company expects to use the proceeds of the financing to finance on-going operations.

The Debentures did not contain a beneficial conversion feature at the time of issuance.

Total funds received of $1,425,000 were allocated $33,824 to the Warrants and $1,241,176 to the Debenture. The relative fair value of the Warrants is $36,244 which was determined using the Black-Scholes option-pricing model.  The discount on the Debenture attributable to the Warrants of $36,244 is being amortized to interest expense over the term of the Debenture using the effective interest method.

At December 31, 2009, the unamortized discount on the Debenture is approximately $32,752. The following table reflects the convertible debt at December 31, 2009:

Convertible Debt	$1,425,000
Less: Current portion of debt discount	(27,056)

Value of debt at December 31, 2009	$1,397,944

The following table summarizes the charges to interest, amortization and other expense, net for the twelve months ended December 31, 2009:

Interest expense on debt	$32,583
Accretion of debt discount	$9,188

In consideration for services rendered as the placement agent in the Private Placement, the Company issued to Fordham Financial Management, Inc.(“Fordham”) ten-year warrants to purchase 427,500 shares of the Company’s Common Stock at an exercise price of $0.50 per share (the “Fordham Warrants”), for the 2nd Closing of the Private Placement. Fordham also received, in consideration for services rendered as placement agent cash commissions aggregating $156,750, which represents 11% of the aggregate gross proceeds of the 2nd Closing. The Company utilized the Black-Scholes methodology in determining the fair market value of the Fordham Warrants, which is $147,306, and this amount is expensed over the expected life of the convertible notes.  The Company also paid $10,180 in other issuance costs. The placement agent cash commission, other issuance costs and Fordham warrants are recorded as deferred loan costs in the accompanying balance sheet.

Commencing in December  2009, the Company entered into subscription agreements (the “Subscription Agreements”) with accredited individual investors (each, an “Investor” and collectively, the “Investors”), pursuant to which the Company commenced a private placement (the “Private Placement”) of its 8% convertible promissory notes maturing on December 31, 2010. The Private Placement offering was is still open as of December 31, 2009.

On December 31, 2009, the Company entered into a Subscription Agreement with various accredited individual investors (the “3rd Closing Investors”) in a first closing of the Private Placement and issued convertible promissory notes in the original aggregate principal amount of $250,000 (the “3rd Closing Notes”).  The convertible promissory notes mature on December 31, 2010. Investors purchased for $250,000 8% Convertible Debentures (the “Debenture”) in the aggregate principal amount of $250,000 together with warrants (the “Warrants”) to purchase an aggregate of 125,000 shares of Common Stock for $0.50 per share. The convertible notes are convertible by the holders at any time at a conversion price of $0.50 per share into the Company’s common stock.  The convertible notes are due and payable at maturity together with interest at the rate of 8% per annum. The Company expects to use the proceeds of the financing to finance on-going operations.

The Debentures did not contain a beneficial conversion feature at the time of issuance.

Total funds received of $250,000 were allocated $5,144 to the Warrants and $244,856 to the Debenture. The relative fair value of the Warrants is $5,144 which was determined using the Black-Scholes option-pricing model.  The discount on the Debenture attributable to the Warrants of $5,144 is being amortized to interest expense over the term of the Debenture using the effective interest method.

At December 31, 2009, the unamortized discount on the Debenture is approximately $5,144. The following table reflects the convertible debt at December 31, 2009:

Convertible Debt	$250,000
Less: Current portion of debt discount	(5,144)

Value of debt at December 31, 2009	$244,856

The following table summarizes the charges to interest, amortization and other expense, net for the twelve months ended December 31, 2009:

Interest expense on debt	$56
Accretion of debt discount	$—

In consideration for services rendered as the placement agent in the Private Placement, the Company issued to Fordham Financial Management, Inc.(“Fordham”) ten-year warrants to purchase 75,000 shares of the Company’s Common Stock at an exercise price of $0.50 per share (the “Fordham Warrants”), for the 3rd Closing of the Private Placement. Fordham also received, in consideration for services rendered as placement agent cash commissions aggregating $32,500, which represents 13% of the aggregate gross proceeds of the 3rd Closing. The Company utilized the Black-Scholes methodology in determining the fair market value of the Fordham Warrants, which is $23,144, and this amount is expensed over the expected life of the convertible notes.  The Company also paid $15,985 in other issuance costs. The placement agent cash commission, other issuance costs and Fordham warrants are recorded as deferred loan costs in the accompanying balance sheet.

Note 10 — Fair Value Measurements

As of January 1, 2008, the Company implemented fair value measurements for its financial assets and liabilities that are remeasured and reported at fair value at each reporting period and non-financial assets and liabilities that are remeasured and reported at fair value at least annually. The implementation of the fair value guidance for nonfinancial assets and nonfinancial liabilities, effective January 1, 2009, did not have a material impact on our consolidated financial position and results of operations.

In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. The Company’s financial assets consist solely of cash and cash equivalents.

Note 11 — Employee Benefit Plan

401(k) Plan

Effective February 2007, the Company created an employee benefit plan available to all full-time employees under Section 401(k) of the Internal Revenue Code (“401(k) plan”). Employees may make contributions up to a specified percentage of their compensation, as defined. The Company is not obligated to make contributions under the 401(k) plan and did not make any matching employer contribution to the 401(k) Plan in 2009 or 2008.

Note 12 — Subsequent Events

On January 15, 2010, the Company decreased the exercise price on 4,963,750 options to $0.50 a share to incentivize current employees.  The Company utilized the Black-Scholes methodology in determining the fair market value of the modification to these options of $330,735 and this amount was expensed in the first quarter of 2010.

Effective January 15, 2010, we adopted the Uni-Pixel, Inc. 2010 Stock Incentive Plan. The Stock Incentive Plan is discretionary and allows for an aggregate of up to 9,000,000 shares of our common stock to be awarded through incentive and non-qualified stock options and stock appreciation rights. The Stock Incentive Plan is administered by our Board of Directors, which has exclusive discretion to select participants who will receive the awards and to determine the type, size and terms of each award granted.

On January 28, 2010, the Company granted a total of 7,200,000 options to purchase our common stock with an exercise price of $0.50 per share to twenty-four employees and directors.   These options vest 25%immediately as of January 28, 2010; 25% on the one year anniversary of the date of grant; 25% on the two year anniversary of the date of grant; and 25% on the three year anniversary of the date of grant.  The options expire on January 28, 2020.  The Company utilized the Black-Scholes methodology in determining the fair market value of the options granted of $2,756,641.  For the 25% that vested immediately, $689,160 will be recognized in the first quarter of 2010.  The remaining $2,067,481 will be recognized of the three year vesting periods.

Effective March 14, 2010, James Tassone has resigned as Chief Financial Officer.

The Company has evaluated subsequent events through March 12, 2010, the date the financial statements were issued.

We are a technology leader in the optical design and manufacturing of large area microstructured polymer film materials and related technologies for the display, flexible electronics, energy, transportation and entertainment industries. Our microstructured polymer films are designed to lower the cost and improve functionality and performance of devices in the display market. Technological advances have enabled our PEFs to be produced at high volume with low costs, and over wide area flexible substrates. UNIPIXEL | A TECHNOLOGY LEADER IN LARGE AREA MICROSTRUCTURED POLYMER FILM MATERIALS Better Sensitivity Our microstructured polymer film utilizes copper and plastic film making it less expensive and more sensitive. Flexible & Scalable Our microstructured polymer film is flexible enough for large applications or smaller handheld devices. Innovative Technology Our product weighs a fraction of similar glass products and the cost is significantly less - up to 80% less than glass.

3,000,000 Shares

Uni-Pixel, Inc.

Common Stock

MDB Capital Group LLC

December 13, 2010